Exhibit 10.1

LEASE

between

1114 6TH AVENUE CO. LLC,

Landlord

and

ADVENT SOFTWARE, INC.,

Tenant

September 30, 2009

PREMISES:

1114 Avenue of the Americas
New York, New York
Entire 33rd Floor

i

EXHIBITS
EXHIBIT – A	Description of Land
EXHIBIT – B	Floor Plan
EXHIBIT – C	Landlord’s Work
EXHIBIT – C-1	Demolition Plan
EXHIBIT – D	Form of Letter of Credit
EXHIBIT – E	Rules and Regulations
EXHIBIT – F	Alteration Rules and Regulations
EXHIBIT – G	Cleaning Specifications
EXHIBIT – H	HVAC Specifications
EXHIBIT – I	Floor Plans of Offer Space
EXHIBIT – J	Form of Non-Disturbance Agreement

Index of Defined Terms

Definition	Section

AAA	3.03(e)(ii)
Acceptance Notice	37.01(c)
Actual Charge	14.04(a)
Additional Charges	1.04(b)
Affected Occupant	16.02(c)
Alterations	11.01
Anticipated Inclusion Date	37.01(b)
Arbiter	3.03(e)(ii)
Assignment Profit	7.14(b)
Available	37.01(a)
Bankruptcy Event	22.01
Baseball Arbitrators	36.01(d)(i)
Base Operating Amount	3.01(a)
Base Operating Year	3.01(b)
Base Rate	35.05(i)
Base Tax Amount	3.01(c)
Broker	28.01
Building	1.01
Business Days	15.01(b)
Business Hours	15.01(b)
Cancellation Date	39.01
Certified Public Accountant	3.03(e)(i)
Commencement Date	1.05
Commencement Date Notice	1.05
Condenser Water Rate	15.09(a)
Date of the Taking	20.01
Decorative Work	11.01
Embargoed Person	35.18
Escrow Agent	19.01(a)
Event of Default	22.02
Expiration Date	1.03
Fair Market Rent	36.01(b)
Fair Offer Rental	37.01(c)
Fixed Rent	1.04(a)
Force Majeure Causes	35.04(a)
GAAP	3.01(e)(B)
Hazardous Materials	8.04
Holder of a Mortgage	35.05(a)
HVAC	3.01(g)
Initial Charge	14.04(a)

Installations		40.01(a)
Insurance Requirements		35.05(b)
Interest Rate		35.05(i)
Issuing Bank		4.01
Issuing Bank Criteria		4.01
Land		1.01
Landlord	Introductory Paragraph,	35.05(d)
Landlord’s Contribution		38.01(a)
Landlord’s Determination		36.01(c)
Landlord’s Offer Determination		37.01(c)
Landlord’s Rate		14.02
Landlord’s Restoration Work		19.01(a)(i)
Landlord’s Statement		3.01(d)
Landlord’s Work		1.05
Legal Requirements		35.05(j)
Lender		5.04(a)
Letter of Credit		4.01
Life Safety Capital Expenditures		3.01(e)(A)(x)
LLC		7.02(A)
Material Alteration		11.01
Mortgage		35.05(a)
Mortgage Non-Disturbance Agreement		5.04(a)
Mortgagee		35.05(a)
Non-Disturbance Agreement		5.04(a)
Non-Renewal Notice		4.01(viii)
notices		29.01
Occupied Premises		16.02(c)
Offer Notice		37.01(b)
Offer Rent Notice		37.01(c)
Offer Space		37.01(a)
Offer Space Inclusion Date		37.01(d)
Offer Space Option		37.01(c)
Offer Space Outside Date		37.01(f)
Operating Expenses		3.01(e)(A)
Operating Payment		3.03(a)
Operating Year		3.01(f)
Outside Delivery Date		2.01(b)(ii)
Partnership Tenant		7.16
Permitted Occupants		7.17
Permitted Use		2.02
person		35.05(g)
Premises		1.02
Real Property		3.01(g)
Records		3.03(e)(i)
Renewal Notice		36.01(a)
Renewal Term		36.01(a)

v

Rent Commencement Date		1.05
Rent Notice		36.01(c)
Rules and Regulations		10.01
Security Deposit		4.01(iv)
Service Provider		15.10
Specified Restoration Work		19.01(b)
Sublease Profit		7.14(c)
Successor Landlord		5.03
Superior Lease		5.01
Superior Lessor		5.01
Superior Mortgage		5.01
Superior Mortgagee		5.01
Target Date		2.01(b)(ii)
Tax Payment		3.02(a)
Tax Year		3.01(i)
Taxes		3.01(h)
Tenant	Introductory Paragraph,	35.05(c)
Tenant Affiliate		7.02(B)
Tenant Successor		7.02(B)
Tenant’s Costs		7.14(d)
Tenant’s Determination		36.01(c)
Tenant’s Notice		36.01(c)
Tenant’s Minimum Offer Determination		37.01(c)
Tenant’s Notice of Cancellation		39.01(i)
Tenant’s Operating Share		3.01(j)
Tenant’s Options		35.17
Tenant’s Plans		11.02(a)
Tenant’s Property		12.02
Tenant’s Property Removal Obligation		19.01(b)
Tenant’s Rent Notice		37.01(c)
Tenant’s Restoration Work		19.01(a)(ii)
Tenant’s Statement		3.02(e)(ii)
Tenant’s Tax Share		3.01(k)
Tenant’s Work		38.01(a)
Termination Notice		2.01(b)(ii)
Work Notice		2.01(b)(ii)

LEASE, dated as of September 30, 2009, between 1114 6TH AVENUE CO. LLC, a Delaware limited liability company, having an office at c/o Brookfield Properties Management LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10281-1021 (“Landlord”) and ADVENT SOFTWARE, INC., a Delaware corporation, having an office at 600 Townsend Street, San Francisco, California 94103 (“Tenant”).  Landlord and Tenant do hereby covenant and agree as follows:

ARTICLE 1

Term and Fixed Rent

1.01                           Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Lease, the premises described in Section 1.02 in the building (“Building”) known as 1114 Avenue of the Americas, in the City, County and State of New York.  The Building is located on a portion of the land (“Land”) described in Exhibit A annexed hereto and made a part hereof.

1.02                           The premises (“Premises”) leased to Tenant are the entire 33rd floor of the Building, substantially as shown hatched on the floor plan attached hereto as Exhibit B and made a part hereof.  Landlord and Tenant hereby covenant and agree that the Premises shall be deemed to contain 31,286 rentable square feet.  Landlord hereby grants to Tenant the non-exclusive right to use, in common with others, the public areas of the Building to the extent required for access to the Premises or use of the Premises for general, administrative and executive offices, including, without limitation, common hallways on the floor on which the Premises are located, stairways, restrooms on the floor on which the Premises are located, and the Building lobby, subject to the terms, covenants, provisions and conditions of this Lease.

1.03                           The term of this Lease (a) shall commence on the Commencement Date (as defined in Section 1.05 hereof) and (b) shall end at 11:59 p.m. on the last day of the month in which occurs the day immediately preceding the 15th anniversary of the Rent Commencement Date (as defined in Section 1.05 hereof) (the “Expiration Date”), or on such earlier date upon which the term of this Lease shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

1.04                           The rents shall be and consist of:

(a)                                  fixed rent (“Fixed Rent”) at the rate of:

(i)                                     Two Million Two Thousand Three Hundred Four and 00/100 ($2,002,304) Dollars per annum ($166,858.67 per month) from the Commencement Date through and including the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date; and

(ii)                                  Two Million One Hundred Fifty Eight Thousand Seven Hundred Thirty Four and 00/100 ($2,158,734) Dollars per annum ($179,894.50 per month) from the tenth (10th) anniversary of the Rent Commencement Date through and including the Expiration Date.

Fixed Rent shall be payable in equal monthly installments in advance on the first day of each and every calendar month during the term from and after the Rent Commencement Date, and

(b)                                 additional rent (“Additional Charges”) consisting of Tax Payments (hereinafter defined), Operating Payments (hereinafter defined), charges for electricity furnished to Tenant and all other sums of money as shall become due from and payable by Tenant to Landlord hereunder;

(c)                                  Notwithstanding anything to the contrary contained herein, provided that Tenant is not then in monetary default hereunder beyond applicable notice and cure periods, Tenant shall not be obligated to pay Fixed Rent or make any Tax Payments by reason of any increase in Taxes over the Base Tax Amount for the period from the Commencement Date through the day immediately preceding the Rent Commencement Date.  Tenant shall continue to pay all Additional Charges (except as otherwise set forth in the preceding sentence), applicable for each of the forgoing months;

all to be paid in lawful money of the United States to Landlord at its office, or such other place, or to Landlord’s agent and at such other place, as Landlord shall designate by notice to Tenant.

1.05                           The “Commencement Date” shall be the date which is the earlier to occur of:  (i) the date on which Landlord tenders delivery of the Premises to Tenant with the work to be performed by Landlord to prepare the Premises for Tenant’s occupancy as described on Exhibit C attached hereto (“Landlord’s Work”) substantially completed, or (ii) the date Tenant or anyone claiming under or through Tenant, first occupies the Premises, or any part thereof, for the performance of Tenant’s Work, if any, or for any other purpose.  Landlord shall fix the Commencement Date and shall give Tenant written notice (the “Commencement Date Notice”) of the date so fixed.  Tenant shall conclusively be deemed to have agreed with Landlord’s determination of the Commencement Date as set forth in the Commencement Date Notice unless within ten (10) Business Days (as hereinafter defined) after the giving of the Commencement Date Notice, Tenant shall deliver a notice to Landlord specifying with reasonable detail the reasons why Tenant asserts that the occurrence of the Commencement Date has not occurred.  Pending the resolution of such dispute, the parties shall operate based upon Landlord’s determination that the Commencement Date has occurred, without prejudice to Tenant’s position.  If it is resolved that the Commencement Date was not the date so fixed by Landlord, any payments of rent paid by Tenant to Landlord for periods prior to the proper Commencement Date or Rent Commencement Date, as applicable, shall be credited by Landlord against amounts first due under this Lease.  Tenant shall, upon the demand of Landlord, execute, acknowledge and deliver to Landlord an instrument in form reasonably satisfactory to Landlord confirming the Commencement Date, the Rent Commencement Date and the Expiration Date of this Lease; provided, however, that Tenant’s failure to execute, acknowledge and deliver such instrument shall not affect in any manner whatsoever the validity of the Commencement Date.  The “Rent Commencement Date” shall be July 1, 2010, subject to adjustment pursuant to Section 2.01(b) below.

1.06                           Tenant covenants and agrees to pay Fixed Rent and Additional Charges promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease.  Fixed Rent and Additional Charges shall be paid by good and sufficient check (subject to collection) or, at Tenant’s option, by wire transfer or other Electronic Funds Transfer pursuant to instructions delivered by Landlord to Tenant upon Tenant’s request.

1.07                           If the Commencement Date, Rent Commencement Date or the Expiration Date occurs on a day other than the first day of a calendar month (in the case of the Commencement Date or Rent Commencement Date) or the last day of a calendar month (in the case of the Expiration Date), the Fixed Rent and Additional Charges for the partial calendar month in which the Commencement Date or Rent Commencement Date, or the Expiration Date, as applicable, occurs shall be prorated.  The Fixed Rent for any partial calendar month in which the Rent Commencement Date occurs shall be paid on the Rent Commencement Date.

1.08                           No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Fixed Rent or Additional Charges shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

1.09                           Any apportionments or prorations of Fixed Rent or Additional Charges to be made under this Lease shall be computed on the basis of a 360-day year (based on twelve (12) months of thirty (30) days each).

1.10                           If any of the Fixed Rent or Additional Charges payable under the terms and provisions of this Lease shall be or become uncollectible, reduced or required to be refunded because of any act or law enacted by a governmental authority, Tenant shall enter into such agreement(s) and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which from time to time during the continuance of such legal rent restriction may be legally permissible (but not in excess of the amounts reserved therefor under this Lease).  Upon the termination of such legal rent restriction, (a) the Fixed Rent and/or Additional Charges shall become and thereafter be payable in accordance with the amounts reserved herein for the periods following such termination, and (b) Tenant shall pay to Landlord promptly upon being billed, to the maximum extent legally permissible, an amount equal to (i) the Fixed Rent and/or Additional Charges which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant during the period such legal rent restriction was in effect.

1.11                           Additional Charges shall be deemed to be rent and Tenant’s failure to pay Additional Charges shall be considered a failure to pay Fixed Rent hereunder and Landlord shall be entitled to all rights and remedies provided herein or by law for a default in the payment of Additional Charges as for a default in the payment of Fixed Rent (notwithstanding the fact that Tenant may not then also be in default in the payment of Fixed Rent).

1.12                           Upon the Rent Commencement Date, and upon each of the first, second, third and fourth anniversaries of the Rent Commencement Date, Tenant shall receive a credit in the amount of $156,430.00 to be applied, in each case, against the next installment of Fixed Rent then due hereunder.

ARTICLE 2

Delivery and Use of Premises

2.01                       (a)                                      Except as expressly provided to the contrary in this Section 2.01(a), Tenant shall accept the Premises “as is” on the Commencement Date and Landlord shall not thereafter be required to perform any work, install any fixtures or equipment or render any services to make the Building or the Premises ready or suitable for Tenant’s use or occupancy.  Landlord shall perform Landlord’s Work in a good and workmanlike manner, in compliance with laws and in the manner and subject to the provisions of Exhibit C attached hereto and made a part hereof.  Landlord’s Work shall be deemed to have been substantially completed even though minor punch list details or adjustments may not then be completed, subject to Landlord’s obligation to complete such punch list items in a timely manner.  The taking of possession of the Premises by Tenant for the performance of Alterations or for any other reason whatsoever shall be deemed an acceptance of the Premises and substantial completion by Landlord of Landlord’s Work, provided that nothing contained herein shall relieve Landlord of its obligation to complete Landlord’s Work or to correct any defects therein.

(b)                                 (i)                                     If for any reason whatsoever, Landlord shall be unable to deliver possession of the Premises on any estimated Commencement Date, then notwithstanding anything to the contrary hereinbefore contained, the term of this Lease shall commence on, and the Commencement Date shall be, the date on which Landlord is able to so deliver possession of the Premises with Landlord’s Work substantially completed.  Landlord shall not be subject to any liability for failure to give possession on the date Landlord’s Work is substantially completed and the validity of this Lease shall not be impaired under such circumstances, nor the same be construed in any way to extend the term of this Lease.  Tenant hereby waives any right to rescind this Lease under the provisions of Section 223(a) of the Real Property Law of the State of New York, and agrees that the provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of said Section 223(a).

(ii)                                  Notwithstanding anything to the contrary contained herein:  (A) if the Commencement Date has not occurred for any reason whatsoever on or before the later of (x) December 1, 2009 and (y) the sixtieth (60th) day after the date this Lease shall have been executed and delivered by Tenant to Landlord (such later date, the “Target Date”), then the Rent Commencement Date shall be extended beyond July 1, 2010 by one (1) day for each day after the Target Date on which the Commencement Date fails to occur; (B) if the Commencement Date has not occurred for any reason whatsoever on or before February 1, 2010 (as such date may be extended by one (1) day for each day of delay in the substantial completion of Landlord’s Work due to Force Majeure Causes, the “Secondary Target Date”), then the Rent Commencement Date shall be further extended by two (2) days for each day after the Secondary Target Date on which the Commencement Date fails to occur; and (C) if the Commencement Date has not occurred for any reason whatsoever on or before the date that is the later of (I) March 31, 2010, and (II) the one hundred eightieth (180th) day after the date this Lease shall have been executed and unconditionally delivered by Tenant to Landlord (such later date, the “Outside Delivery Date”), then Tenant may terminate this Lease upon twenty (20) days written notice to Landlord (“Termination Notice”), which notice must be given, if at all, within ten (10) Business Days after the Outside Delivery Date (time being of the essence), whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant (provided that substantial completion of Landlord’s Work does not occur within such twenty (20) day period following the giving of such Termination Notice, in which case such notice shall be null and void and of no force or effect).  If this Lease is not terminated by Tenant as set forth in Section 2.01(b)(ii)(C), Tenant shall have the right, but not the obligation, upon thirty (30) days written notice to Landlord (“Work Notice”), to substantially complete Landlord’s Work and to demand reimbursement by Landlord of the cost thereof (provided that if substantial completion of Landlord’s Work shall occur within the thirty (30) day period following the giving of the Work Notice, then such notice shall be null and void and of no force or effect).  If Tenant shall have given the Work Notice to Landlord, then as of the date such notice shall be deemed to have been given, the extension of the Rent Commencement Date referred to in clause (B) above, shall cease from further accruing.  Tenant hereby acknowledges and agrees that the remedies set forth in this Section 2.01(b)(ii) shall be Tenant’s sole and exclusive remedies if the Commencement Date shall not have occurred on or before the Target Date, the Outside Delivery Date or the Secondary Target Date, as applicable, and that Landlord shall have no other liability to Tenant for failure of the Commencement Date to occur.  Landlord and Tenant hereby agree that any dispute as to either the status of substantial completion of Landlord’s Work or any reimbursement claimed by Tenant for work performed hereunder (or the amount thereof), shall be subject to determination by expedited arbitration pursuant to the terms of Section 35.07(b) of this Lease.

(c)                                  Notwithstanding anything to the contrary contained in Sections 1.05 and 2.01(b) above, in the event that the Commencement Date is delayed by reason of delays caused or occasioned by the negligence or willful misconduct of Tenant, or Tenant’s failure to respond to Landlord’s inquiry, or Tenant’s interference with Landlord’s Work, or a breach of this Lease by Tenant, Tenant (in addition to paying the costs and damages Landlord may sustain by reason thereof) agrees that at Landlord’s option, the term of this Lease and Tenant’s obligations shall commence on the date that this Lease would have commenced had the Commencement Date not been so delayed by Tenant, or that at Landlord’s option, such delays (if the same have been caused by a breach of this Lease by Tenant) shall constitute a default on the part of Tenant (subject to the applicable notice and cure periods) and shall entitle Landlord to exercise all rights and remedies provided for in this Lease in the event of such default hereunder.

2.02                           Tenant shall use and occupy the Premises for general, administrative and executive offices (including, without limitation, software research and development) and such ancillary uses as shall be reasonably required in connection therewith (the “Permitted Use”), which uses shall be consistent with a first class, midtown Manhattan office building, and for no other purpose.

2.03                           If any governmental license or permit (other than a Certificate of Occupancy for the entire Building) shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection.  Tenant shall at all times comply with the terms and conditions of each such license or permit.  Additionally, should Alterations (hereinafter defined) or Tenant’s use of the Premises for other than general, administrative and executive offices require any modification or amendment of any Certificate of Occupancy for the Building, Tenant shall, at its expense, take all actions reasonably requested by Landlord in order to procure any such modification or amendment and shall reimburse Landlord (as Additional Charges) for all reasonable costs and expenses Landlord incurs in effecting said modifications or amendments.  The foregoing provisions are not intended to be deemed Landlord’s consent to any Alterations or to a use of the Premises not otherwise permitted hereunder nor to require Landlord to effect such modifications or amendments of any Certificate of Occupancy.

2.04                           Tenant shall not at any time use or occupy the Premises or the Building, or suffer or permit anyone to use or occupy the Premises, or do anything in the Premises or the Building, or suffer or permit anything to be done in, brought into or kept on the Premises, which in any manner (a) violates the Certificate of Occupancy for the Premises or for the Building; (b) causes or is liable to cause injury to the Premises or the Building or any equipment, facilities or systems therein; (c) constitutes a violation of Legal Requirements or Insurance Requirements (as such terms are hereinafter defined), provided such Insurance Requirements do not prohibit the use of the Premises for the purposes permitted under Section 2.02 hereof; (d) impairs or tends to impair the character, reputation or appearance of the Building as a first-class office building; (e) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems; (f) annoys or inconveniences or tends to annoy or inconvenience other tenants or occupants of the Building; (g) constitutes a nuisance, public or private; (h) makes unobtainable from reputable insurance companies authorized to do business in New York State all-risk property insurance, or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any mortgages covering the Premises; or (i) discharges objectionable fumes, vapors or odors into the Building’s flues or vents or otherwise.

2.05                           Tenant shall not use, or suffer or permit anyone to use, the Premises or any part thereof, for (a) a banking, trust company, or safe deposit business, (b) a savings bank, a savings and loan association, or a loan company operating an “off the street” business to the general public at the Premises, (c) the sale of travelers’ checks and/or foreign exchange, (d) a retail stock brokerage office (as opposed to an executive office for a retail stock brokerage company), (e) a restaurant and/or bar and/or the sale of confectionery and/or soda and/or beverages and/or sandwiches and/or ice cream and/or baked goods (except if expressly provided otherwise elsewhere in this Lease), (f) the business of photographic reproductions and/or offset printing (except that Tenant and its permitted assignees, subtenants and occupants may use part of the Premises for photographic reproductions and/or offset printing in connection with, either directly or indirectly, its own business and/or activities), (g) an employment or travel agency, (h) a school or classroom, (i) medical or psychiatric offices, (j) conduct of an auction, (k) gambling activities or (l) the conduct of obscene, pornographic or similar disreputable activities.  Further, the Premises may not be used by (i) an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them; (ii) any charitable, religious, union or other not-for-profit organization; or (iii) any tax exempt entity within the meaning of Section 168(j)(4)(A) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto (as same may be amended), except that the Tenant named in this Lease may permit a tax exempt entity that such Tenant controls to use a portion of the Premises so long as such Tenant is in occupancy of a majority of the balance of the Premises.

ARTICLE 3

Escalations

3.01                        The terms defined below shall for the purposes of this Lease have the meanings herein specified:

(a)                                  “Base Operating Amount” shall mean the Operating Expenses for the Base Operating Year.

(b)                                 “Base Operating Year” shall mean the calendar year commencing on January 1, 2010.

(c)                                  “Base Tax Amount” shall mean the Taxes, as finally determined, for the Tax Year commencing on July 1, 2010.

(d)                                 “Landlord’s Statement” shall mean an instrument or instruments setting forth the Operating Payment (hereinafter defined) payable by Tenant for a specified Operating Year pursuant to this Article 3.

(e)                                  (A)                              “Operating Expenses” shall mean all expenses paid or incurred by Landlord and Landlord’s affiliates and/or on their behalf in respect of the repair, maintenance, operation, security and/or replacements (as permitted under clause (xi) hereof) of the Real Property (hereinafter defined), including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance) of employees of Landlord or Landlord’s affiliates, union and general welfare benefits, pension benefits, severance and sick day payments, and other fringe benefits of employees of Landlord and Landlord’s affiliates and their respective contractors engaged in such repair, maintenance, operation and/or security; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air conditioning, chilled and condenser water, water, sewer and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of such utilities; (iv) the cost of painting and/or decorating all areas of the Real Property, excluding, however, any space contained therein which is demised or to be demised to tenant(s); (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Real Property and/or any property on, below or above the Real Property, and the repair, maintenance, operation and/or security thereof; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, maintenance, operation and/or security of the Real Property, and any sales and other taxes thereon; (vii) the rental value of the Landlord’s Building office utilized by the personnel of either Landlord or Landlord’s affiliates, in connection with the repair, maintenance, operation and/or security thereof, and all Building office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and/or disposal; (ix) the cost of all interior and exterior landscaping and all temporary exhibitions located at or within the Real Property; (x) the amortized cost of capital improvements made or installed after the expiration of the Base Operating Year which are

(a) performed primarily to reduce Operating Expenses (but then not to exceed the intended reduction), (b) required to comply with any Legal Requirements that are enacted or take effect after the date of this Lease, (c) required to comply with any Insurance Requirements that are enacted or take effect after the date of this Lease, or (d) made for any emergency, life safety, security or property protection systems (collectively, “Life Safety Capital Expenditures”), the cost of any such capital improvements made or installed pursuant to this clause (x) to be amortized by Landlord on a straight-line basis over the shorter of:  (I) the useful life of such capital improvement as reasonably determined by Landlord and (II) fifteen (15) years; (xi) the cost of repairs made in connection with repairs of cables, fans, pumps, boilers, cooling equipment, wiring and electrical fixtures and metering, control and distribution equipment, component parts of the HVAC (as hereinafter defined), electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems), window washing equipment and snow removal equipment, and replacements thereof which are, in Landlord’s reasonable judgment, economically prudent to make in lieu of repairs to the replaced item and not made for the purpose of enhancing the value of the Building (although the fact that the Building is enhanced shall not preclude inclusion as an Operating Expense), provided that any such costs that are capital expenditures in accordance with GAAP (as hereinafter defined) shall only be included in any Operating Year to the extent of the amount of the annual amortization thereof calculated on a straight-line basis over the useful life of such item determined in accordance with GAAP, together with interest thereon at two percent (2%) in excess of the then current Base Rate per annum; (xii) management fees not exceeding two and one-half (2-1/2%) percent of gross revenues derived from the Building; (xiii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services incurred in connection with the operation, and management of the Real Property except as hereinafter excluded; (xiv) fees, dues and other contributions paid by or on behalf of Landlord or Landlord’s affiliates to civic or other real estate organizations provided same do not exceed the level customarily paid by owners of first-class office buildings in Midtown Manhattan comparable to the Building; and (xv) all other fees, costs, charges and expenses properly allocable to the repair, maintenance, operation and/or security of the Real Property, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York.  The term “Operating Expenses”, as used and defined under this Section 3.01(e), shall not, however, include the following items:  (1) depreciation and amortization and other capital expenditures (except as provided above in clauses (x) and (xi) of this subsection); (2) ground rents and interest on and amortization of debts (and costs and charges incurred in connection with such financings); (3) the cost of tenant improvements made for tenant(s) of the Building or allowances in lieu thereof; (4) brokerage commissions; (5) financing or refinancing costs; (6) the cost of any work or services performed for any tenant(s) of the Building (including Tenant), whether at the expense of Landlord or Landlord’s affiliates or such tenant(s), to the extent that such work or services are in excess of the work or services which Landlord or Landlord’s affiliates are required to furnish Tenant under this Lease, at the expense of Landlord or Landlord’s affiliates; (7) the cost of any electricity consumed in the Premises or any other space in the Building demised to tenant(s); (8) Taxes; (9) salaries and fringe benefits for officers, employees and executives above the grade of Building Manager; (10) amounts received by Landlord through the proceeds of insurance or condemnation or from a tenant (other than pursuant to an escalation provision similar to this Article 3) or otherwise to the extent such amounts are compensation for sums previously included in Operating Expenses for such

Operating Year or any prior Operating Year; (11) costs of repairs or replacements incurred by reason of fire or other casualty or condemnation except that in connection therewith any amount equal to the deductibles under Landlord’s insurance policies (or in the event Landlord shall not carry insurance, an amount of deductibles customarily carried by landlords of first-class office buildings comparable to the Building) may be included within Operating Expenses; (12) advertising and promotional expenditures; (13) legal, accounting and other professional fees incurred in connection with (i) negotiations or disputes by Landlord, its affiliates or partners with lenders, superior lessors or tenants, or the filing of a petition in bankruptcy by or against Landlord or its affiliates; (14) any expenditure paid to any corporation or entity related to or affiliated with Landlord or the principals of Landlord to the extent such expenditure exceeds the amount which would be paid in the absence of such relationship; (15) the cost of any service furnished to tenants of the Building (including Tenant) to the extent that such cost is separately reimbursed to Landlord (other than through the Operating Payments or comparable payments pursuant to escalation-type provisions similar to the provisions of this Article 3); (16) cost of works of art of the quality and nature of “fine art” rather than decorative art work customarily found in first-class office buildings which are similar to the Building; (17) costs incurred in connection with the maintenance, repair, operation or leasing of the parking garage in the Building, except that Landlord may include in Operating Expenses (to the extent otherwise includable) the cost of any repairs to portions of the Building, Building systems and facilities and equipment that is physically located in the garage but which serves the Building generally; (18) costs of capital improvements made by Landlord in renovating the ground floor lobby of the Building (except for any capital improvements incurred by Landlord as part of such renovations or in connection therewith which are Life Safety Capital Expenditures, such as the installation of security turnstiles, it being agreed that Life Safety Capital Expenditures may be included in Operating Expenses); and (19) costs incurred in connection with the abatement of Hazardous Materials defined as such on the date of this Lease.

(B)                                No item of expense shall be counted more than once either as an inclusion in or an exclusion from Operating Expenses, and any expense which should be allocated, in accordance with generally accepted accounting principles (“GAAP”), between the Land and the Building, on the one hand, and any other property owned by Landlord or an affiliate of Landlord, on the other hand, shall be properly allocated in accordance therewith.

(f)                                    “Operating Year” shall mean each calendar year in which occurs any part of the term of this Lease following the end of the Base Operating Year.

(g)                                 “Real Property” shall mean, collectively, the Building (together with all personal property located therein and all fixtures, facilities, machinery and equipment used in the operation thereof, including, but not limited to, all cables, fans, pumps, boilers, heating, ventilation and air-cooling (“HVAC”) equipment, wiring and electrical fixtures and metering, control and distribution equipment, component parts of the HVAC system, electrical, plumbing, elevator and any life or property protection systems (including, without limitation, sprinkler systems, window washing equipment and snow removal equipment), the Land, any property beneath the Land, the curbs, sidewalks and plazas on and/or immediately adjoining the Land, and all easements, air rights, development rights and other appurtenances to the Building or the Land or both the Land and the Building.

(h)                                 “Taxes” shall mean (A) the real estate taxes, vault taxes, assessments and special assessments, and business improvement district or similar charges levied, assessed or imposed upon or with respect to the Real Property, by any federal, state, municipal or other governments or governmental bodies or authorities, and (B) all taxes assessed or imposed with respect to the rentals payable hereunder other than general income and gross receipts taxes.  If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such additional or substitute tax, assessment, levy, imposition, fee or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Taxes” for the purposes hereof.  The term “Taxes” shall, notwithstanding anything to the contrary contained herein, exclude any net income, franchise or “value added” tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Land or Building, except to the extent that any of the foregoing are hereafter assessed against owners or lessors of real property in their capacity as such (as opposed to any such taxes which are of general applicability).  If a special assessment payable in installments is levied against the Real Property, Taxes for any year shall include only the installment of such assessment, and any interest payable or paid during such year, as if such assessment were paid over the longest possible term.

(i)                                     “Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the term of this Lease, or such other period of twelve (12) months occurring during the term of this Lease as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York.

(j)                                     “Tenant’s Operating Share” shall mean 2.114%, which is the fraction, expressed as a percentage, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building (excluding the retail space on the ground floor).

(k)                                  “Tenant’s Tax Share” shall mean 2.009%, which is the fraction, expressed as a percentage, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building (excluding storage space (if any)).

3.02                           (a)                                  If Taxes payable for any Tax Year, any part of which shall occur during the term of this Lease, shall exceed the Base Tax Amount, Tenant shall pay to Landlord as Additional Charges for such Tax Year an amount (the “Tax Payment”) equal to Tenant’s Tax Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Amount.  The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord to the City of New York.  Tenant shall pay Tenant’s Tax Share of each such installment within ten (10) days after the rendering of a statement therefor by Landlord to Tenant, which statement may be rendered by Landlord so as to require Tenant’s Tax Share of Taxes to be paid by Tenant thirty (30) days prior to the date such Taxes first become due.  The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Tax Share of the particular installment(s) being billed (and, upon written request from Tenant, Landlord shall provide Tenant with a copy of the tax bill from the taxing authorities relevant to the computation of Tenant’s Tax Payment).  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith; in no event, however, shall Taxes be reduced below the Base Tax Amount.  If during the term of this Lease, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a superior mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, Tenant’s Tax Payments shall be correspondingly accelerated or revised so that said Tenant’s Tax Payments are due at least thirty (30) days prior to the date payments are due to the taxing authorities or such superior mortgagee.

(b)                                 If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall either pay to Tenant, or credit against subsequent Fixed Rent and Additional Charges under this Lease, Tenant’s Tax Share of the net refund (after deducting from such total refund the costs and expenses, including, but not limited to, appraisal, accounting and legal fees of obtaining the same, to the extent that such costs and expenses were not theretofore collected from Tenant for such Tax Year) and Landlord shall notify Tenant of the amount of such credit if Landlord elects to permit Tenant such credit; provided, however, such payment or credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(c)                                  Nothing contained in this Lease shall obligate Landlord to bring any application or proceeding seeking a reduction in Taxes or assessed valuation.  Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the extent permitted by law, any right Tenant may now or in the future have to protest or contest any Taxes or to bring any application or proceeding seeking a reduction in Taxes or assessed valuation or otherwise challenging the determination thereof.

(d)                                 The benefit of any discount for the early payment or prepayment of Taxes shall accrue solely to the benefit of Landlord and such discount shall not be subtracted from Taxes.

(e)                                  In respect of any Tax Year which begins prior to the Commencement Date or terminates after the Expiration Date, the Tax Payment in respect of each such Tax Year or tax refund pursuant to subdivision (b) above therefor shall be prorated to correspond to that portion of such Tax Year occurring within the term of this Lease.

(f)                                    If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall, for all purposes be deemed to be the Taxes for the Base Tax Amount and Landlord shall give notice to Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Article 3, and Tenant shall pay the amount of the deficiency within twenty (20) days after demand therefor.

(g)                                 Tenant shall pay to Landlord within thirty (30) days after being billed therefor, Tenant’s Tax Share of any expenses incurred by Landlord in contesting any items comprising Taxes and/or the assessed value of the Real Property.

3.03                        (a)                                  For each Operating Year, subsequent to the Base Operating Year, any part of which shall occur during the term of this Lease, Tenant shall pay an amount (“Operating Payment”) equal to the sum of Tenant’s Operating Share of the amount by which the Operating Expenses for such Operating Year exceed the Operating Expenses for the Base Operating Year.

(b)                                 If during the Base Operating Year or any Operating Year (i) any rentable space in the Building shall be vacant or unoccupied, and/or (ii) the tenant or occupant of any space in the Building undertook to perform work or services therein in lieu of having Landlord (or Landlord’s affiliates) perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event(s), the Operating Expenses for such period shall be reasonably adjusted to reflect the Operating Expenses that would have been incurred if such space had been occupied or if Landlord (or Landlord’s affiliates) had performed such work or services, as the case may be.

(c)                                  Landlord may furnish to Tenant, prior to the commencement of each Operating Year a written statement setting forth in reasonable detail Landlord’s reasonable estimate of the Operating Payment for such Operating Year.  Tenant shall pay to Landlord on the first day of each month during the Operating Year in which the Operating Payment will be due, an amount equal to one-twelfth (1/12th) of Landlord’s reasonable estimate of the Operating Payment for such Operating Year.  If, however, Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Article 3 in respect of the last month of the preceding Operating Year; (ii) after such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made for the Operating Year in which the Operating Payment will be due in accordance with such estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall within thirty (30) days of such notice refund to Tenant the amount thereof; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of such Operating Year Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Operating Payment shown on such estimate.  Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s reasonable estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded or credited as the case may be, substantially in the same manner as provided in the preceding sentence.

(d)                                 Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within one hundred eighty (180) days after the end of each Operating Year).  Such statement shall set forth in reasonable detail the Operating Expenses for such Operating Year.  If the Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 3.03(c) exceeded the Operating Payment to be paid by Tenant for the Operating Year for which such Landlord’s Statement is furnished, Landlord shall refund to Tenant the amount of such excess; and if the Landlord’s Statement for such Operating Year shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.

(e)                                (i)                                       Tenant, upon reasonable notice given within one hundred fifty (150) days of the receipt of such Landlord’s Statement, may elect to have Tenant’s designated (in such notice) Certified Public Accountant (as hereinafter defined), which Certified Public Accountant is not being compensated by Tenant, in whole or in part, on a contingency basis, examine such of Landlord’s books and records (collectively, “Records”) as are directly relevant to the Landlord’s Statement in question, together with reasonable supporting data therefor.  As used in this Section 3.03(e)(i) “Certified Public Accountant” shall mean either (x) an independent certified public accounting firm comprised of at least fifteen (15) certified public accountants or (y) an employee of Tenant who is a certified public accountant.  In making such examination, Tenant agrees, and shall cause its designated Certified Public Accountant to agree, to keep confidential (x) any and all information contained in such Records and (y) the circumstances and details pertaining to such examination and any dispute or settlement between Landlord and Tenant arising out of such examination, except as may be required (A) by applicable Legal Requirements or (B) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator, or (C) to Tenant’s attorneys, accountants and other professionals in connection with any dispute between Landlord and Tenant; and Tenant will confirm and cause its Certified Public Accountant to confirm such agreement in a separate written agreement, if requested by Landlord.  If Tenant shall not give such notice within such one hundred fifty (150) day period, then the Landlord’s Statement as furnished by Landlord shall be conclusive and binding upon Tenant.

(ii)                                  In the event that Tenant, after having given Landlord the notice described in Section 3.03(e)(i) and having been provided with access and opportunity to examine the Records (but in no event more than ninety (90) days from the later of the date of such notice or the date on which the Records are made available to Tenant), shall disagree with the Landlord’s Statement, then Tenant may send a written notice (“Tenant’s Statement”) to Landlord of such disagreement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due.  If Tenant fails to send Tenant’s Statement to Landlord within such ninety (90) day period, then Tenant shall be deemed to have withdrawn the notice referred to in subsection (e)(i) above and Landlord’s Statement shall be conclusive and binding upon Tenant.  Landlord and Tenant shall attempt to adjust such disagreement.  If they are unable to do so within thirty (30) days, and provided that the amount of the Operating Payment Tenant claims is due is substantially different from the amount of the Operating Payment Landlord claims is due, Landlord and Tenant shall designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 3.03(e)(ii) shall be binding upon the parties; it being understood that if the amount of the Operating Payment Tenant claims is due is not substantially different from the amount of the Operating Payment Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid.  If the determination of Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter.  If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter.  In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant.  The Arbiter shall be a member of an independent certified public accounting firm having at least three (3) accounting professionals and having at least five (5) years of experience in commercial real estate accounting.  In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Arbiter), then either party shall have the right to request the American Arbitration Association (the “AAA”) (or any organization which is the successor thereto) to designate as the Arbiter a certified public accountant whose determination made in accordance with this Section 3.03(e)(ii) shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant.  Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this Section 3.03(e)(ii) shall not exceed the amount(s) as determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount(s) claimed to be due by Tenant in Tenant’s Statement, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties.  In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence.  Notwithstanding the foregoing provisions of this Section, Tenant, pending the resolution of any contest pursuant to the terms hereof, shall continue to pay all sums as determined to be due in the first instance by such Landlord’s Statement and upon the resolution of such contest, suitable adjustment shall be made in accordance therewith with appropriate refund to be made by Landlord to Tenant (or credit allowed Tenant against Fixed Rent and Additional Charges becoming due) if required thereby.  (The term “substantially”, as used in the third and fifth sentences of this 3.03(e)(ii), shall mean a variance of more than four percent (4%) and, as used in the fourth sentence of this Section 3.03(e)(ii), shall mean a variance of four percent (4%) or less).

3.04                         (a)                                    In any case provided in this Article 3 in which Tenant is entitled to a refund, Landlord may, in lieu of allowing such refund, credit against the next due installments of Fixed Rent and Additional Charges any amounts to which Tenant shall be entitled.  Nothing in this Article 3 shall be construed so as to result in a decrease in the Fixed Rent hereunder.  If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default hereunder beyond any applicable notice and grace periods) Landlord shall refund to Tenant the unapplied balance of such credit.

(b)                                 Subject to the last sentence of Section 3.05 hereof, the expiration or termination of this Lease during any Tax Year or Operating Year (for any part or all of which there is a Tax Payment or Operating Payment under this Article 3) shall not affect the rights or obligations of the parties hereto respecting such payment with respect to the period prior to the expiration or earlier termination of this Lease and any Landlord’s Statement or tax bill, as the case may be, relating to such payment may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination.  Any payments due under such Landlord’s Statement or tax bill, as the case may be, shall be payable within thirty (30) days after such statement or bill is sent to Tenant.

(c)                                  The parties agree that the computations under this Article 3 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses paid by Landlord with respect to the Real Property.

3.05                           Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year.  Landlord’s failure to render or delay in rendering a bill with respect to any installment of Taxes shall not prejudice Landlord’s right to thereafter render such a bill for such installment, nor shall the rendering of a bill for any installment prejudice Landlord’s right to thereafter render a corrected bill for such installment.  Notwithstanding anything to the contrary contained in this Lease, if Landlord shall fail to furnish (x) a Landlord’s Statement for Operating Expenses (or a correction thereof) to Tenant within five (5) years after the end of an Operating Year, or (y) a bill for Taxes (or a corrected bill for Taxes) to Tenant for any Tax Year on or before the date which is eighteen (18) months after the Expiration Date of this Lease (or eighteen (18) months after such later date as the information required to calculate such bill for Taxes is reasonably available to Landlord, or if later, eighteen (18) months after the date of final settlement with the taxing authority for Taxes for a Tax Year); then, in the case of such failure set forth in clause (x), Landlord shall be deemed to have waived the payment of any then unpaid Additional Charges which would have been due pursuant to said Landlord’s Statement (or corrected Landlord’s Statement) for such Operating Year, and in the case of such failure set forth in clause (y), Landlord shall deemed to have waived the payment of any then unpaid Additional Charges which would have been due pursuant to said bill for Taxes (or corrected bill for Taxes).

ARTICLE 4

Security

4.01                           Subject to Section 4.06 below, on or before 5:00 p.m. EDT on October 15, 2009 (with time being of the essence), Tenant shall deliver to Landlord as security for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this Lease a clean, irrevocable, transferable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a commercial bank approved by Landlord (the “Issuing Bank”), which Letter of Credit shall:  (i) have a term of not less than one (1) year, (ii) be in the form attached to this Lease as Exhibit D or in such other form acceptable to Landlord, (iii) be for the account of Landlord, (iv) be in at least the amount of $922,936.98 (the “Security Deposit”), (v) except as otherwise provided in this Section 4.01, conform and be subject to Uniform

Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 590, (vi) be fully transferable by Landlord without any fees or charges therefor, (vii) provide that Landlord shall be entitled to draw upon the Letter of Credit upon presentation to an office of the Issuing Bank in the Borough of Manhattan of a sight draft accompanied by the Letter of Credit and Landlord’s signed statement that Landlord is entitled to draw on the Letter of Credit pursuant to this Lease, (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year each year thereafter during the Term of this Lease, unless the Issuing Bank shall send notice (the “Non-Renewal Notice”) to Landlord by registered or certified mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case Landlord shall have the right, by sight draft on an office of the Issuing Bank in the Borough of Manhattan, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of this Article 4, and (ix) with respect to the Letter of Credit applicable to the last year of the Term, shall have an expiration date of not earlier than sixty (60) days after the Expiration Date.  The Issuing Bank shall have combined capital, surplus and undivided profits of at least $500 million, a financial strength rating of at least “B”, and a long-term bank deposit rating of at least “Aa”, as published by Moody’s Investors Services, Inc., or its successor (collectively, the “Issuing Bank Criteria”).  If at any time during the Term, the Issuing Bank does not maintain the Issuing Bank Criteria, then Landlord may so notify Tenant and, unless Tenant delivers a replacement Letter of Credit from another commercial bank with an office located in New York City reasonably approved by Landlord meeting the Issuing Bank Criteria within forty-five (45) days after receipt of such notice, Landlord may draw the full amount of the Letter of Credit and hold the proceeds in a cash security deposit in accordance with this Article 4.

4.02                           If an Event of Default or a Bankruptcy Event has occurred, Landlord may, but shall not be required to, draw the entire amount or any portion of the Letter of Credit and use, apply or retain the whole or any part of such proceeds to the extent required for the payment of any Fixed Rent and Additional Charges or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend following such Event of Default or Bankruptcy Event, including, but not limited to, for any damages or deficiency in the re-letting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord.  If Landlord applies or retains any portion or all of the proceeds of the Letter of Credit, Tenant shall upon demand immediately restore the amount so applied or retained by delivering an additional or new Letter of Credit so that, at all times, the amount of the Security Deposit shall be not less than the amount set forth in Section 4.01 hereof, failing which Landlord shall have the same rights and remedies as for the non-payment of Fixed Rent beyond the applicable grace period.  Any balance of the proceeds of the Letter of Credit held by Landlord and not used, applied or retained by Landlord as above provided, and any remaining Letter(s) of Credit, shall be returned to Tenant within thirty (30) days after the Expiration Date and after delivery of possession of the entire Premises to Landlord in accordance with the terms of this Lease, except to the extent of any uncured default.

4.03                           In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall transfer the Letter(s) of Credit or any portion(s) thereof to which Tenant is entitled, to the vendee, transferee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof, and Tenant shall look solely to the new landlord for the return or payment of the same.  The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successor in the Building, whether in whole or in part, pay over any unapplied part of said security to any vendee, transferee or lessee of the Building and shall thereupon be relieved of all liability with respect thereto.  Except in connection with a permitted assignment of this Lease, Tenant shall not assign or encumber or attempt to assign or encumber the Letter(s) of Credit deposited herein as security or any interest thereon to which Tenant is entitled, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  In any event, in the absence of evidence reasonably satisfactory to Landlord of an assignment of the right to receive the Security Deposit, or the remaining balance thereof, Landlord may return the Letter(s) of Credit to the original Tenant regardless of one or more assignments of this Lease.

4.04                           If a Bankruptcy Event has occurred, the Letter(s) of Credit shall be deemed to be applicable to the payment of the Fixed Rent and Additional Charges due to Landlord for periods prior to the institution of such proceedings, and the balance, if any, may be retained by Landlord in partial satisfaction of Landlord’s damages, to the extent thereof.

4.05                           Provided that no Bankruptcy Event or default shall have occurred and be continuing, at any time on or after the fifth (5th) anniversary of the Rent Commencement Date, Tenant may reduce the Security Deposit to the amount of $461,468.49.  In no event shall the Security Deposit be further reduced to an amount below $461,468.49.  Such reduction shall be effected either by Tenant exchanging a replacement Letter of Credit meeting the requirements of this Article 4 in the reduced amount for the existing Letter of Credit, or by the Issuing Bank delivering an amendment to the Letter of Credit reducing the amount thereof (but which does not otherwise amend or modify same), which Landlord shall promptly countersign or authorize in writing if required by the Issuing Bank.

4.06                        (A)                                 Notwithstanding anything to the contrary contained in this Lease, in lieu of delivering a Letter of Credit as required pursuant to this Article 4, Tenant may on or before 5:00 p.m. EDT on October 15, 2009 (with time being of the essence), deliver the Security Deposit to Landlord in cash by official bank check or certified check or by wire transfer of immediately available funds.  Any such cash Security Deposit shall be deposited in a segregated interest bearing account in a bank selected by Landlord, and any interest earned on such Security Deposit, less a one percent (1%) per annum administrative fee which shall be retained by Landlord, shall be added to the Security Deposit on Tenant’s behalf.  In the event that Tenant shall fail to deliver the Letter of Credit or cash Security Deposit to Landlord as required pursuant to this Article 4 on or before 5:00 p.m. EDT on October 15, 2009 (with time being of the essence), Landlord shall have the same rights and remedies as for the non-payment of Fixed Rent beyond the applicable grace period.

(B)                                In the event that Tenant shall deliver the Security Deposit to Landlord in cash pursuant to Section 4.06(A), Tenant shall replace the same with a Letter of Credit meeting the requirements of this Article 4 on or before 5:00 p.m. EST on November 16,

2009 (with time being of the essence), failing which Landlord shall have the same rights and remedies as for the non-payment of Fixed Rent beyond the applicable grace period.

ARTICLE 5

Subordination, Notice to Superior Lessors and Mortgagees

5.01                           This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases of the Land and/or the Building and/or that portion of the Building of which the Premises are a part, now or hereafter existing and to all Mortgages which may now or hereafter affect the Land and/or the Building and/or that portion of the Building of which the Premises are a part and/or any of such leases, whether or not such Mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such Mortgages, and to all renewals, modifications, replacements and extensions of such leases and such Mortgages and spreaders and consolidations of such Mortgages.  This Section 5.01 shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the Holder of any such Mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.  Any lease to which this Lease is, at the time referred to, subject and subordinate is a “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is a “Superior Lessor”; and any Mortgage to which this Lease is, at the time referred to, subject and subordinate is a “Superior Mortgage” and the holder of a Superior Mortgage is a “Superior Mortgagee.”

5.02                           If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and each Superior Lessor whose name and address shall previously have been furnished to Tenant, and (b) until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

5.03                           If any Superior Lessor or Superior Mortgagee, or any designee of any Superior Lessor or Superior Mortgagee, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.

5.04         (a)           (i)            As of the date of this Lease, the sole existing Superior Mortgage is held by Bank of America, National Association, as successor by merger to LaSalle Bank National Association, as Trustee in trust for J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Trough Certificates, Series 2004-CIBC9 (“Lender”).  Annexed as Exhibit J is Lender’s customary form of non-disturbance agreement (the “Non-Disturbance Agreement”).  If Tenant wishes to make revisions to such Non-Disturbance Agreement, Tenant shall promptly negotiate in good faith commercially reasonable revisions thereto (the “Mortgage Non-Disturbance Agreement”).  Promptly following such negotiation, if any, Tenant shall execute, have acknowledged and deliver the Mortgage Non-Disturbance Agreement to Landlord, and upon receipt thereof, Landlord shall promptly (x) execute and acknowledge the same, (y) forward such agreement to Lender for its further execution and acknowledgement, and (z) deliver one fully executed and acknowledged original Mortgage Non-Disturbance Agreement to Tenant.

(ii)           If Landlord shall fail to deliver to Tenant, within forty-five (45) days after the date of Tenant’s execution and delivery of this Lease to Landlord (time being of the essence with respect to such delivery date), the fully executed and acknowledged Mortgage Non-Disturbance Agreement (i.e., with the commercially reasonable revisions required by Tenant), then, within the five (5) Business Day period immediately after the expiration of such forty-five (45) day period, Tenant may either (I) terminate this Lease upon written notice given to Landlord or (II) execute, acknowledge and deliver to Landlord Lender’s customary form of Non-Disturbance Agreement annexed as Exhibit J hereto (time being of the essence with respect to Tenant’s exercise of Tenant’s rights set forth in subsections (I) and (II) hereof).  In the event that Tenant shall timely exercise its right to terminate this Lease set forth in subsection (I) hereof, this Lease shall terminate effective as of the date such notice is given by Tenant to Landlord; provided, however, that if Tenant shall not have timely exercised its right to terminate this Lease in accordance with this Section 5.04(a)(ii), then Tenant’s right to terminate this Lease shall be void and of no force or effect.  If Tenant shall not have exercised its right to terminate this Lease pursuant to subsection (I) hereof, and Tenant shall have executed, acknowledged and delivered to Landlord the Non-Disturbance Agreement in the form set forth as Exhibit J annexed hereto pursuant to subsection (II) hereof, then upon receipt of such Non-Disturbance Agreement, Landlord shall within ninety (90) days obtain and deliver to Tenant such Non-Disturbance Agreement executed by Landlord and Lender  in recordable form.  In the event of termination as set forth in subsection (I) hereof, any Fixed Rent and Security Deposit previously paid or delivered by Tenant to Landlord on account of the Premises shall be returned to Tenant within thirty (30) days after Tenant’s delivery of such termination notice.  Tenant hereby acknowledges and agrees that such termination right (and the return of the first month’s Fixed Rent and the Security Deposit) and/or Tenant’s right to receive a Non-Disturbance Agreement in Lender’s customary form shall be Tenant’s sole and exclusive remedies if Landlord shall fail to deliver the Mortgage Non-Disturbance Agreement to Tenant pursuant to Section 5.04(a)(i) and that Landlord shall have no other liability to Tenant for such failure.

(b)           Provided that there is not then outstanding an Event of Default or a Bankruptcy Event, and provided further that Tenant shall have executed and delivered to Landlord within ten (10) days after request, a Non-Disturbance Agreement having substantially the same content of Exhibit J in recordable form, subject to commercially reasonable changes requested by Tenant, Landlord shall cause any future Superior Mortgagee or Superior Lessor, as a condition precedent to the subordination of this Lease to the Superior Mortgage or Superior Lease in question, to execute, acknowledge and deliver to Tenant such Non-Disturbance Agreement, and Landlord shall execute, acknowledge and deliver to Tenant the same.  Notwithstanding the foregoing, Tenant hereby acknowledges and agrees that (x) the form of Non-Disturbance Agreement executed and delivered by Tenant pursuant to Section 5.04(a) hereof shall be deemed “commercially reasonable” and (y) Landlord’s failure to cause any future Superior Mortgagee or Superior Lessor to execute, acknowledge and deliver to Tenant such Non-Disturbance Agreement shall not constitute a default under this Lease.

5.05         If any Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not increase Fixed rent or any of Tenant’s other monetary obligations under this Lease, and provided further that such modification(s) do not (x) decrease any of Tenant’s rights under this Lease, or (y) increase any of Tenant’s non-monetary obligations under this Lease, in either (x) or (y) beyond a de minimis extent.

ARTICLE 6

Quiet Enjoyment

6.01         So long as Tenant pays all of the Fixed Rent and Additional Charges and observes and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to Superior Leases and Superior Mortgages.  This covenant shall be construed as a covenant running with the Land, and is not, nor shall it be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Real Property and the sale and rental proceeds therefrom and only so long as such interest shall continue, and thereafter Landlord shall be relieved of all liability hereunder thereafter accruing and this covenant shall be binding only upon subsequent successors in interest of Landlord’s interest in this Lease, to the extent of their respective interests, as and when they shall acquire the same, and so long as they shall retain such interest.

ARTICLE 7

Assignment, Subletting and Mortgaging

7.01         Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (a) assign in whole or in part or otherwise transfer in whole or in part this Lease or the term and estate hereby granted, or advertise to do so, (b) sublet the Premises or any part thereof, or publicly offer or advertise in the media to do so (which shall not prohibit the listing of space with a licensed real estate broker and/or listing service in accordance with the terms of this Article 7), or allow the Premises or any part thereof to be used, occupied or utilized by anyone other than Tenant and Tenant Affiliates, (c) mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever or (d) permit the Premises or any part thereof to be occupied, or used for desk space, mailing privileges or otherwise, by any person other than Tenant, without in each instance obtaining the prior written consent of Landlord.

7.02         (A)          (1)           If Tenant is a corporation, the provisions of subdivision (a) of Section 7.01 shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related transactions or in a series of unrelated transactions, if in the later case effected within any three (3) year period) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Tenant as if such transfer of stock (or other mechanism) which results in a change of control of Tenant were an assignment of this Lease, except that (x) the transfer of the outstanding capital stock of Tenant by persons or parties through the “over the counter market” or through any recognized stock exchange, (other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) shall not be deemed an assignment of this Lease, and (y) the transfer (however accomplished, whether in a single transaction or in a series of related transactions or in a series of unrelated transactions, if in the later case effected within any three (3) year period) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) of the Tenant named herein (or a Tenant Successor) shall not be deemed an assignment of this Lease, provided that the same shall be done for a valid business reason and not for the purpose of avoiding the restrictions on transfer, subletting and assignment contained in this Article 7.  The provisions of this Section 7.02(A)(1) shall not apply to subtenants.

(2)           If Tenant is a partnership or joint venture or limited liability company (a “LLC”), said provisions shall apply with respect to a transfer (however accomplished, whether in a single transaction or in a series of related transactions or in a series of unrelated transactions, if in the later case effected within any three (3) year period) of an interest in the distributions of profits and losses of such partnership, joint venture or LLC (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such partnership, joint venture or LLC, as if such transfer of an interest in the distributions of profits and losses of such partnership, joint venture or LLC which results in a change of control of such partnership, joint venture or LLC were an assignment of this Lease except that transfer thereof (however accomplished, whether in a single transaction or in a series of related transactions or in a series of unrelated transactions, if in the later case effected within any three (3) year period) of an interest (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) of the Tenant named herein (or a Tenant Successor) shall not be deemed an assignment of this Lease, provided that the same shall be done for a valid business reason and not for the purpose of avoiding the restrictions on transfer, subletting and assignment contained in this Article 7.  The provisions of this Section 7.02(A)(2) shall not apply to subtenants.

(B)           Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent, sublet the Premises or assign the Lease to (a) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant (each, a “Tenant Affiliate”), (b) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action, or (c) a purchaser of substantially all of

Tenant’s assets (each successor or purchaser pursuant to clause (b) or (c) hereof, a “Tenant Successor”), provided that (i) in the case of (b) and (c) above, the Tenant Successor is a reputable entity of good character and has a net worth computed in accordance with GAAP at least equal to the net worth of Tenant immediately prior to such merger, consolidation, nonbankruptcy reorganization, government action, or transfer, and proof satisfactory to Landlord of such net worth shall have been delivered to Landlord no later than ten (10) days after the effective date of any such transaction, (ii) a duplicate original instrument of sublease or assignment in form and substance satisfactory to Landlord, duly executed by Tenant, shall have been delivered to Landlord, in the case of (b) and (c) above, no later than ten (10) days after the effective date of any such transaction, and in the case of (a) above, at least ten (10) days prior to the effective date of any such transaction), (iii) an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes (as of the Commencement Date) observance and performance of, and agrees to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed and observed shall have been delivered to Landlord no later than (x) ten (10) days after the effective date of any such transaction (in the case of (b) and (c) above) or (y) ten (10) days prior to the effective date of any such transaction (in the case of (a) above), and (iv) such merger, consolidation or transfer shall be for a business purpose and not principally for the purpose of transferring this Lease.  For purposes of this Section 7.02, the term “control” shall mean, in the case of a corporation, ownership or voting control, directly or indirectly, of at least fifty percent (50%) of all the voting stock, and in case of a joint venture or partnership or similar entity, ownership, directly or indirectly, of at least fifty percent (50%) of all the general or other partnership (or similar) interests therein.  Any agreement pursuant to which (x) Tenant is relieved from the obligation to pay to Landlord, or a third party agrees to pay to Landlord on Tenant’s behalf, all or a part of Fixed Rent or Additional Charges under this Lease, and/or (y) such third party undertakes or is granted any right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall be deemed an assignment of this Lease and subject to the provisions of Section 7.01.  Furthermore, the provisions of Section 7.01 shall not be deemed to prohibit the simultaneous occupancy of the Premises by, or a subletting of all or a portion of the Premises to, a Tenant Affiliate, provided, however that (I) Landlord shall be given not less than ten (10) days prior written notice of any such sublease or occupancy arrangement accompanied by reasonable evidence of such affiliate relationship, and (II) in the event of the cessation of such affiliate relationship while such sublease or occupancy is continuing, such sublease or occupancy shall at the time of such cessation be deemed a transaction to which all of the terms of this Article 7 shall apply.

7.03         If this Lease be assigned, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee.  If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant.  In either event, Landlord shall apply the net amount collected to the Fixed Rent and Additional Charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 7.01, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.  The consent by Landlord to a particular assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered a consent by Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 7.  References in this Lease to subleases shall also include licensees.

7.04         Any assignment or transfer, whether made with Landlord’s consent pursuant to Sections 7.01 or 7.11 hereof or without Landlord’s consent pursuant to Section 7.02 hereof, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed and whereby the assignee shall agree that the provisions in Section 7.01 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.  The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent and/or Additional Charges by Landlord from an assignee, transferee, or any other party, the original named Tenant shall remain fully liable for the payment of the Fixed Rent and Additional Charges and for the performance and observance of other obligations of this Lease on the part of Tenant to be performed or observed.

7.05         The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.

7.06         The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others.

7.07         Notwithstanding anything to the contrary contained in this Article 7, if Tenant shall at any time or times during the term of this Lease desire to assign this Lease or sublet all or part of the Premises, Tenant shall give notice thereof to Landlord, which notice shall set forth (i) in the case of a proposed subletting, the area proposed to be sublet, and, in the case of a proposed assignment such notice shall set forth Tenant’s intention to assign this Lease, (ii) the term of the proposed subletting including the proposed dates of the commencement and the expiration of the term of the proposed sublease or the effective date of the proposed assignment, as the case may be, (iii) the rents, work contributions, and all other material provisions that are proposed to be included in the transaction, (iv) in reasonable detail, the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (v) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial report and (vi) such other information as Landlord may reasonably request.  Except for any assignment or sublease which does not require Landlord’s consent pursuant to Section 7.02 hereof and for any deemed assignment under Section 7.02(A), such notice shall be deemed an irrevocable offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at its option, (a) sublease such space from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of all or part of the Premises), (b) have this Lease assigned to it or its designee or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises or a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises), or (c) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of more than 5,000 rentable square feet of the Premises for a term of more than five (5) years).  Said option may be exercised by Landlord by notice to Tenant at any time within thirty (30) days after such notice has been given by Tenant to Landlord and Landlord shall have received all other information required to be furnished to Landlord by Tenant pursuant to the provisions of this Article 7; and during such thirty (30) day period Tenant shall not assign this Lease or sublet such space to any person.

7.08         (a)           If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises, then this Lease shall end and expire on the date that such assignment or sublet was to be effective or commence, as the case may be, and the Fixed Rent and Additional Charges shall be paid and apportioned to such date.

(b)           If Landlord exercises its option to have this Lease assigned to it (or its designee) in the case where Tenant desires either to assign this Lease or to sublet all or substantially all of the Premises, then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord.  Such assignment shall be effective on the date the proposed assignment was to be effective or the date the proposed sublease was to commence, as the case may be.  Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment (including, without limitation, payment of any portion of any profits realized by Landlord or Landlord’s designee in connection with any further assignment of this Lease or any sublease of the Premises or any portion thereof).  If the proposed assignee or sublessee was to receive any consideration or concessions from Tenant in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

7.09         If Landlord exercises its option to terminate this Lease with respect to the space covered by Tenant’s proposed sublease in any case where Tenant desires to sublet part of the Premises, then (a) this Lease shall end and expire with respect to such part of the Premises on the date that the proposed sublease was to commence; (b) from and after such date the Fixed Rent and Additional Charges shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises; and (c) Tenant shall pay to Landlord, upon demand, as Additional Charges hereunder the costs incurred by Landlord in physically separating such part of the Premises from the balance of the Premises and in complying with any Legal Requirements relating to such separation (unless by the terms of the proposed subletting, the proposed sublessee had agreed to undertake such work at its cost, in which case Landlord shall physically separate such part of the Premises from the balance of the Premises and comply with any Legal Requirements relating to such separation at Landlord’s cost).

7.10         If Landlord exercises its option to sublet the Premises or the portion(s) of the Premises which Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Charges then payable pursuant to this Lease or (ii) the rentals set forth in the proposed sublease, and shall be for the same term as that of the proposed subletting, and:

(a)           The sublease shall be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section;

(b)           Such sublease shall be upon the same terms and conditions as those contained in the proposed sublease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section;

(c)           Such sublease shall give the sublessee the unqualified and unrestricted right to assign such sublease or any interest therein and/or to sublet the space covered by such sublease or any part or parts of such space, in each case without Tenant’s permission and without Tenant having any rights to receive additional payments in connection therewith (including, without limitation, payments of any portion of the subtenant’s profits in connection with any such assignment or sublease), and to make any and all changes, alterations, and improvements in the space covered by such sublease (provided, however, that in the event of a sublease of less than all or substantially all of the remaining term of this Lease, Tenant may require that Landlord remove any such alterations at the expiration or earlier termination of such sublease and restore such space to its prior condition and configuration, provided further that by the terms of the proposed subletting by Tenant, the proposed sublessee had agreed to undertake such work at its cost);

(d)           Such sublease shall provide that any assignee or further subtenant of Landlord or its designee, may, at the election of Landlord, be permitted to make alterations, decorations and installations in such space or any part thereof and shall also provide in substance that any such alterations, decorations and installations in such space therein made by any assignee or subtenant of Landlord or its designee may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage and injury to such space so sublet caused by such removal and Tenant shall not, in any event, be obligated to remove any alterations, decorations and installations made by Landlord or its designee or any subtenant or assignee thereof (provided, however, that in the event of a sublease of less than all or substantially all of the remaining term of this Lease, Tenant may require that Landlord remove any such alterations at the expiration or earlier termination of such sublease and restore such space to its prior condition and configuration, provided further that by the terms of the proposed subletting by Tenant, the proposed sublessee had agreed to undertake such work at its cost); and

(e)           Such sublease shall also provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord, in

Landlord’s uncontrolled discretion, shall deem suitable or appropriate (provided that if Tenant shall remain an occupant of the floor on which such space shall be subleased, the permitted use of such space shall be consistent with the permitted uses of other leased space in the Building), (iii) Tenant, at Tenant’s expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from such space so sublet by Tenant to Landlord or its designee, (iv) Landlord, at Tenant’s expense, may make such alterations as may be required or reasonably deemed necessary by Landlord to physically separate the subleased space from the balance of the Premises and to comply with any Legal Requirements relating to such separation (unless by the terms of the proposed subletting by Tenant, the proposed sublessee had agreed to undertake such work at its cost, in which case Landlord shall physically separate such part of the Premises from the balance of the Premises and comply with any Legal Requirements relating to such separation at Landlord’s cost), and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee and Landlord to make such repairs thereto as may be necessary to preserve the premises demised by such sublease in good order and condition and subject to any restoration obligations hereunder.  Performance by Landlord or its designee under such sublease shall be deemed performance by Tenant of a similar obligation under this Lease related to such space, and any default under any such sublease shall not give rise to a default under a similar obligation in this Lease, nor shall Tenant be liable for any default under this Lease or be deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant under or pursuant to any such sublease.

(f)            The terms of Article 18 of this Lease shall be incorporated into such sublease between Tenant and Landlord as if fully set forth therein, except that reference to “Landlord” shall be deemed a reference to Tenant, as sublandlord, and the reference to “Tenant” shall be deemed a reference to Landlord, as subtenant.

7.11         In the event Landlord does not exercise its options pursuant to Section 7.07 to so sublet the Premises or terminate (in whole or in part) or have assigned to it or its designee this Lease and, provided that Tenant is not in default of any of Tenant’s obligations under this Lease after the giving of notice and the expiration of any applicable cure period, Landlord’s consent (which must be in writing and in form reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon condition that:

(a)           Tenant shall have complied with the provisions of Section 7.07 and Landlord shall not have exercised any of its options under said Section 7.07 within the time permitted therefor and Tenant shall have delivered to Landlord a duplicate original of the sublease or assignment instrument and all other documents to be executed in connection therewith;

(b)           In Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (i) is in keeping with the then standards of the Building, and (ii) will not violate any negative covenant as to use contained in any other Lease of space in the Building (and

Landlord shall advise Tenant of any such negative covenants in writing promptly after written request therefor by Tenant made in connection with a proposed subletting or assignment);

(c)           The proposed assignee or subtenant is a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable evidence thereof;

(d)           Neither (i) the proposed assignee or sublessee nor (ii) any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or sublessee or any person who controls the proposed assignee or sublessee, is then an occupant of any part of the Building or a party who dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the five (5) months immediately preceding Tenant’s request for Landlord’s consent, provided, in either such case, that Landlord then has, or will within the next five (5) month period have, comparable space available in the Building;

(e)           The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 7;

(f)            The Premises shall not be subdivided into more than four (4) separate units per floor and there shall be no more than four (4) occupants (including Tenant) per floor in the Premises at any time;

(g)           Tenant shall reimburse Landlord on demand for any reasonable out-of-pocket costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and the reasonable out of pocket legal costs incurred in connection with the granting of any requested consent; and

(h)           Tenant shall not have (i) publicly advertised (which shall not prohibit the listing of the space with a licensed real estate broker and/or a listing service in accordance with the terms of this Article 7) the availability of the Premises without prior notice to and approval by Landlord of the content thereof, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, or (ii) listed the Premises for subletting, whether through a broker, agent, representative, or otherwise at a rental rate less than the Fixed Rent and Additional Charges at which Landlord is then offering to lease other space in the Building, but nothing contained in this Article 7 shall be deemed to (x) prohibit Tenant from listing with brokers and/or a listing service the availability of the Premises for sublet or assignment or (y) preclude Tenant from entering into a sublease of all or any portion of the Premises or an assignment of this Lease at any price.

7.12         (a)           In the event that in connection with Tenant’s request for Landlord’s consent pursuant to Section 7.11 hereof, the proposed sublease or proposed assignment delivered to Landlord contains provisions which are “substantially different from” (as hereinafter defined) the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof, then in such event, Tenant’s request for consent pursuant to Section 7.11 hereof shall be deemed to be an irrevocable offer from Tenant to Landlord as to which Landlord shall have all of the options set forth in Section 7.07 hereof.  The terms of a proposed sublet or proposed assignment shall be deemed “substantially different from” the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof if the economic terms of such proposed sublet or assignment on an aggregate basis differ by more than five (5%) percent from the terms contained in the terms set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof, taking into account all economic aspects of such proposed transaction, including, without limitation, whether a proposed sublessee had agreed to undertake restoration of the Premises at the end of the sublease term.

(b)           In the event that Landlord fails to exercise any of its options under Section 7.07 hereof, and Tenant fails to request Landlord’s consent to an assignment or sublease on the terms and conditions set forth in the notice delivered to Landlord pursuant to Section 7.07 hereof within five (5) months from the date of Landlord’s response to such notice, then Tenant shall again comply with all of the provisions and conditions of Section 7.07 hereof before assigning this Lease or subletting all or part of the Premises.

7.13         With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a)           No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one (1) day prior to the expiration date of this Lease.

(b)           No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease (and all ancillary documents executed in connection with, with respect to or modifying such sublease) has been delivered to Landlord.

(c)           Each sublease shall provide that it is subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossession by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease not previously approved by Landlord or by any previous prepayment of more than one (1) month’s rent, (iv) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (v) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, and except for any initial work allowance provided for under the sublease, (vi) responsible for any monies owing by Landlord to the credit of Tenant or (vii) required to remove any person occupying the Premises or any part thereof.

(d)           Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, except in compliance with all of the terms and provisions of this Article 7.

7.14         (a)           If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor pay to Landlord, as Additional Charges, an amount equal to fifty (50%) of any Assignment Profit (hereinafter defined) or an amount equal to fifty (50%) of any Sublease Profit (hereinafter defined), as the case may be.

(b)           For purposes of this Section 7.14, the term “Assignment Profit” shall mean an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated portion (determined on the basis of Tenant’s federal income tax returns) of the amount, if any, by which the original cost thereof exceeded any amounts paid for or contributed by Landlord which were applied by Tenant against such original cost pursuant to the terms of this Lease) after deducting therefrom the amount of Tenant’s Costs (as hereinafter defined).

(c)           For purposes of this Section 7.14, the term “Sublease Profit” shall mean in any year of the term of this Lease (i) any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Fixed Rent and Additional Charges accruing during such year of the term of this Lease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof, and (ii) all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated portion (determined on the basis of Tenant’s federal income tax returns) of the amount, if any, by which the original cost thereof exceeded any amounts paid for or contributed by Landlord which were applied by Tenant against such original cost pursuant to the terms of this Lease), which net unamortized amount shall be deducted from the sums paid in connection with such sale in equal monthly installments over the balance of the term of the sublease (each such monthly deduction to be in an amount equal to the quotient of the net unamortized amount, divided by the number of months remaining in the term of this Lease) after deducting therefrom the amount of Tenant’s Costs.

(d)           For purposes of this Section 7.14, the term “Tenant’s Costs” shall mean the reasonable expenses actually incurred by Tenant in connection with the assignment and subletting in question for transfer taxes, brokerage commissions, advertising expenses, attorneys’ fees, any commercially reasonable rent credit or concession or work allowance and any tenant work performed by Tenant at its expense in connection with such assignment or subletting, based on bills, receipts or other evidence of such costs reasonably satisfactory to Landlord; provided that, in determining Sublease Profit, Tenant’s Costs shall be amortized on a straight-line basis over the term of the sublease.

(e)           The sums payable under this Section 7.14 shall be paid to Landlord as and when paid by the assignee or subtenant to Tenant.

7.15         Except for any subletting by Tenant to Landlord or its designee pursuant to the provisions of this Article 7, each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease.  Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant,  but subject to the provisions of Sections 7.10(d) and (e) hereof to the extent applicable, Tenant shall and will remain fully liable for the payment of the Fixed Rent and Additional Charges due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.  Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant (except as provided in Section 7.10 hereof) shall or will be made except upon compliance with and subject to the provisions of this Article 7.  If Landlord shall decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under Section 7.07 hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, but not limited to, reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease.

7.16         If Tenant is a general partnership (or is comprised of two (2) or more persons, individually and/or as co-partners of a general partnership) or if Tenant’s interest in this Lease shall be assigned to a general partnership (or to two (2) or more persons, individually and/or as co-partners of a general partnership) pursuant to this Article 7 (any such partnership and such persons are referred to in this Section as “Partnership Tenant”), the following provisions of this Section 7.16 shall apply to such Partnership Tenant:  (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord or renewing or extending this Lease and by any notices, demands, requests or other communications which may hereafter be given, by Partnership Tenant or by any of the parties comprising Partnership Tenant, (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, (d) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any partner or partners, and upon demand of Landlord, shall cause each such partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision (d) of this Section 7) and (f) on each anniversary of the Commencement Date, Partnership Tenant shall deliver to Landlord a list of all partners together with their current residential addresses.

7.17         Notwithstanding anything to the contrary contained in this Article 7, Tenant may allow one or more not-for-profit companies or other tax exempt charitable organizations to use and occupy up to five percent (5%) of the rentable area of the Premises on a temporary basis (“Permitted Occupants”) for use only as executive and general offices, without the consent of Landlord, provided that (A) Tenant shall have given at least three (3) Business Days prior written notice to Landlord of such intended use and occupancy along with the name of each such Permitted Occupant, (B) no demising walls are installed in the Premises in connection with such occupancy (and there is no separate reception area) so that the Premises shall at all times give the appearance of being solely occupied by Tenant, and (C) Tenant shall not charge a fee for the use or occupancy of such space in any amount which would result in a net profit to Tenant.  Such occupancy shall not be subject to the other provisions of this Article 7, but all other provisions of this Lease shall apply to such occupancy.  The Permitted Occupants shall have no rights against Landlord under this Lease.

ARTICLE 8

Compliance with Laws

8.01         Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any Legal Requirement with respect to the Premises or the use or occupation thereof.  Tenant shall, at Tenant’s expense, comply with all present and future laws and requirements of any public authorities in respect of the Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Premises; provided, however, that Tenant shall not be obligated to make capital improvements in or to the Premises in order to comply with Legal Requirements unless the need for same arises out of Tenant’s specific use of the Premises other than mere general, administrative and executive office use or any of the causes set forth in clauses (ii) through (v) of the next succeeding sentence.  Tenant shall also be responsible for the cost of compliance with all present and future Legal Requirements in respect of the Real Property arising from (i) Tenant’s manner of use of the Premises (other than arising out of the mere use of the Premises as general, administrative and executive offices), (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein (other than arising out of the mere use of the Premises as general, administrative and executive offices), (iii) any cause or condition created by or at the instance of Tenant, (iv) any Alterations, or (v) the breach of any of Tenant’s obligations hereunder, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen.  Tenant shall pay all the costs, expenses, fines, penalties and damages which may be imposed upon Landlord or any Superior Lessor by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 8.01.  Without limiting the generality of, but subject to, the foregoing, it is specifically agreed that Tenant shall comply with all laws that require the installation, modification or maintenance within the Premises of (a) any fire-rated partitions, gas, smoke, or fire detector or alarm, any emergency signage or lighting system, or any sprinkler or other system to extinguish fires or (b) any handicap facilities.  However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with Section 8.02 hereof.  Landlord, at its expense, shall comply with all other such Legal Requirements as shall affect the Premises or access thereto, but may similarly defer compliance so long as Landlord shall be contesting the validity or applicability thereof, provided that the same shall not adversely affect Tenant’s use of or access to the Premises.

8.02         Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, provided that (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Building or Land, or any part thereof, be subject to being condemned, nor shall the Building or Land, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest; (b) Tenant shall indemnify Landlord against the cost of such contest or non-compliance and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance; (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or Superior Mortgage, or if any such Superior Lease and/or Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; (d) such noncompliance or contest shall not prevent Landlord from obtaining any and all permits and licenses in connection with the operation of the Building; and (e) Tenant shall keep Landlord advised as to the status of such proceedings.  Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, director, member, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, member, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.

8.03         Tenant shall not place a load upon any floor of the Premises which violates applicable law or the certificate of occupancy of the Building or which exceeds the floor load per square foot which such floor was designed to carry.  All heavy material and/or equipment must be placed by Tenant, at Tenant’s expense, so as to distribute the weight.  Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance.

8.04         Tenant shall not cause or permit its agents, licensees, sublessees, occupants, employees, contractors or invitees to cause Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from, the Premises or the Building except for Hazardous Materials contained in typical office and cleaning products in amounts which do not exceed those permitted pursuant to Legal Requirements.  The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable explosives, radioactive materials, hazardous wastes, hazardous and toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material, as defined by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing.  In the event of a breach of the provisions of this Section 8.04, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by Legal Requirements.  The provisions of this Section 8.04 shall survive the termination of this Lease.  Except as provided in this Section 8.04, Tenant shall not be liable for any Hazardous Material present on or about the Premises or the Building, or the violation of any Legal Requirement relating to any such Hazardous Material.

8.05         Tenant shall be responsible, during the Term of this Lease, including the Renewal Term (as hereinafter defined), and upon the Expiration Date or earlier termination hereof, for the removal of any wiring and cabling installed by or on behalf of Tenant in the Premises and all wiring and cabling installed by or on behalf of Tenant in the Building risers, whether the same are inside or outside the Premises, to the extent any such removal may be required by Legal Requirements.  The provisions of this Section 8.05 shall survive the termination of this Lease.

ARTICLE 9

Insurance

9.01         Tenant shall not violate, or permit its agents, licensees, sublessees, occupants, employees, contractors or invitees to violate, any condition imposed by any insurance policy then issued in respect of the Real Property and shall not do, or permit anything to be done by its agents, licensees, sublessees, occupants, employees, contractors or invitees, or keep or permit anything to be kept in the Premises which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Real Property over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Real Property in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Real Property; provided, however, that in no event shall the mere use of the Premises for customary and ordinary office purposes, as opposed to the manner of such use, constitute a breach by Tenant of the provisions of this Section 9.01.

9.02         If, by reason of any failure of Tenant to comply with the provisions of this Lease, the premiums on Landlord’s insurance on the Real Property shall be higher than they otherwise would be, and Landlord shall notify Tenant of such fact and, if Tenant shall not within fifteen (15) days thereafter, rectify such failure so as to prevent the imposition of such increase in premiums, then Tenant shall reimburse Landlord, on demand and as Additional Charges, for that part of such premiums attributable to such failure on the part of Tenant.  A schedule or “make up” of rates for the Real Property or the Premises, as the case may be, issued by the New York

Fire Insurance Rating Organization or other similar body making rates for insurance for the Real Property or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Real Property or the Premises, as the case may be.

9.03         Tenant, at its expense, shall maintain at all times during the term of this Lease (a) “all risk” or so-called “Special Form” property insurance covering all present and future Tenant’s Property and Alterations (including the initial Tenant’s Work) to a limit of not less than the full replacement value thereof, such insurance to include a replacement cost endorsement; (b) commercial general liability insurance, including contractual liability, in respect of the Premises (including, without limitation, all supplemental air-conditioning equipment located therein) and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars combined single limit for bodily injury and property damage liability in any one occurrence (which insurance may be provided in a combination of primary and excess limits); (c) steam boiler or machinery insurance, if there is a boiler or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars; and (d) when Alterations are in progress, the insurance specified in Section 11.05 hereof.  The limits of such insurance shall not limit the liability of Tenant.  Tenant shall deliver to Landlord and any additional insureds, at least ten (10) days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent.  Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least seven (7) days before the stated expiration of any existing policy.  All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing and carrying a rating of A VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the insurer shall endeavor to provide at least thirty (30) days prior written notice to Landlord and any additional insureds of any such cancellation (or ten (10) days prior written notice with respect to a cancellation due to a failure to pay premiums).  The policies providing “all risk” or so-called “Special Form” property insurance of leasehold improvements and Tenant’s improvements and betterments shall name Landlord and Tenant as loss payees as their interests may appear.  The parties shall cooperate with each other in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be reasonably required to recover any such insurance monies.

9.04         Each party agrees to have included in each of its insurance policies (insuring the Building and any other Landlord’s property therein in case of Landlord, and insuring Tenant’s Property (hereinafter defined) and leasehold improvements and Tenant’s improvements and betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the term of this Lease or, if such waiver should be unobtainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (ii) any other form of permission for the release of the other party.  If such waiver, agreement or permission shall not be, or shall cease to be, obtainable from either party’s then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use its best efforts to obtain the same from another insurance company described in Section 9.03 hereof.  Notwithstanding anything to the contrary in this Lease, each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property occurring during the term of this Lease to the extent to which it is, or is required to be, insured.

9.05         Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under Section 9.03 hereof be reasonably increased, so that the amount thereof adequately protects Landlord’s interest;  provided, however, that the amount to which such insurance requirements may be increased shall not exceed an amount then customarily being required by landlords of comparable first-class office buildings in midtown Manhattan; and provided further, however, that Landlord shall not so increase such requirements prior to the third (3rd) anniversary of the Commencement Date hereof.

9.06         Landlord shall maintain in respect of the Building at all times during the term of this Lease “all risk” or so-called “Special Form” property insurance covering the Building and Landlord’s property for the full replacement cost thereof.

ARTICLE 10

Rules and Regulations

10.01       Tenant and its employees and agents shall faithfully observe and comply with the rules and regulations annexed hereto as Exhibit E, and such reasonable changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate to Tenant, which, in Landlord’s reasonable judgment, shall be necessary for the reputation, safety, care and appearance of the Real Property, or the preservation of good order therein, or the operation or maintenance of the Real Property, and which do not unreasonably affect the conduct of Tenant’s business in the Premises (such rules and regulations as changed from time to time being herein called “Rules and Regulations”); provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, the provisions of this Lease shall control.

10.02       Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations against Tenant or any other tenant or any employees or agents of Tenant or any other tenant, and Landlord shall not be liable to Tenant for violation of the Rules and Regulations by another tenant or its employees, agents, invitees or licensees.  Landlord shall not discriminate against Tenant in enforcing the Rules and Regulations.

10.03       Notwithstanding anything to the contrary contained in Exhibit E, the last sentence of Rule 13 therein shall not apply to Tenant’s Work or Tenant’s initial move into the Premises.

ARTICLE 11

Alterations

11.01       Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) of any nature, other than painting, wall covering, carpeting, moveable partitions, and other purely decorative work (“Decorative Work”) the total cost of which does not exceed $50,000, without Landlord’s prior written approval.  However, provided that Tenant shall be in compliance with the applicable provisions of this Article 11, Tenant may, at its sole expense, upon obtaining Landlord’s written approval, which approval shall not be unreasonably withheld in all other instances, undertake Alterations which are not Material Alterations.  A “Material Alteration” is an Alteration which (a) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (b) is structural or affects the structure or strength of the Building, or (c) adversely affects the usage or the proper functioning of the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other service systems of the Building.  Tenant may perform Decorative Work the total cost of which does not exceed $50,000 without Landlord’s consent, but Tenant shall give Landlord at least ten (10) days prior notice of Tenant’s intent to perform such work.

11.02       (a)           Before proceeding with any Alteration (other than Decorative Work), Tenant shall submit to Landlord, for Landlord’s approval, final plans and specifications for the work to be done containing complete information and dimensions necessary for the construction and finishing of the Premises and for the engineering in connection therewith, which shall be in detail sufficient to obtain all required building permits or notices and to show compliance with Legal Requirements and shall be signed and sealed by an architect and, if applicable, engineer(s) licensed in the State of New York (“Tenant’s Plans”).  Tenant shall not proceed with such work until it obtains Landlord’s written approval of such plans and specifications, which approval shall not be unreasonably withheld or delayed.

(b)           With respect to any Alteration (other than a Material Alteration), Landlord shall notify Tenant of Landlord’s approval or disapproval of the same within fifteen (15) days after submission by Tenant of complete plans and specifications therefor (or any required revisions thereto), together with a statement specifying in reasonable detail the reasons for such disapproval and itemizing the portion(s) of the plans which have not been approved; however, if with respect to such Alterations Landlord fails to respond to Tenant’s request for such approval within said fifteen (15) day period, then provided Tenant sends Landlord a second (2nd) notice stating, among other things, the following in bold capital letters:  “IF LANDLORD FAILS TO RESPOND TO THIS REQUEST FOR APPROVAL OF ALTERATIONS WITHIN FIVE (5) BUSINESS DAYS, THEN LANDLORD’S APPROVAL THEREOF AND OF THE PLANS AND SPECIFICATIONS THEREFOR SHALL BE DEEMED GRANTED IN ACCORDANCE WITH SECTION 11.02(b) OF THE LEASE,” and if Landlord continues to fail to respond to the request after the expiration of such additional five (5) Business Day period, Landlord’s consent to such Alteration shall be deemed to have been given.  Notwithstanding anything to the contrary contained herein, the five (5) Business Day period referred to in the preceding sentence shall be extended to eleven (11) Business Days if Landlord notifies Tenant that Landlord has sent Tenant’s plans and specifications to a third party consultant to review.

(c)           Tenant shall pay to Landlord upon demand, as Additional Charges, Landlord’s reasonable out of pocket costs and expenses (including, without limitation, the reasonable fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for (i) reviewing Tenant’ Plans and (ii) inspecting the Alterations to determine whether the same are being performed in accordance with (x) Tenant’s Plans, as approved and (y) all Legal Requirements.

(d)           Tenant agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

11.03       Intentionally omitted.

11.04       Tenant, in connection with any Alterations, shall fully and promptly comply with and observe the Alterations Rules and Regulations set forth as Exhibit F hereto and made a part hereof.

11.05       Tenant, at its expense, shall obtain (and furnish true and complete copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, with all applicable Legal Requirements, with all Insurance Requirements and with Tenant’s Plans (as approved by Landlord, subject to minor adjustments thereto customarily made in the field).  Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the better of (i) the original installations of the Building or (ii) the then standards for the Building established by Landlord.  Alterations shall be performed by contractors first approved by Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that any Alterations in or to the roof (except for Tenant’s Installations pursuant to Article 40 hereof, for which Tenant may select contractors subject to Landlord’s reasonable approval), life safety systems or elevators of the Building shall be performed only by the contractor(s) designated by Landlord.  Alterations shall be performed in such manner as not to unreasonably interfere with or delay and as not to impose any additional out-of-pocket expense upon Landlord in the maintenance, repair or operation of the Building; and if any such additional out-of-pocket expense shall be incurred by Landlord as a result of Tenant’s performance of any Alterations, Tenant shall pay such additional expense within twenty (20) days after demand as Additional Charges.  Throughout the performance of Alterations, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance in statutory limits, all risk “Builders Risk” insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the Real Property, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in the limits set forth in Section D of Exhibit F annexed hereto, with insurers reasonably satisfactory to Landlord.

Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

11.06       Tenant agrees that the exercise of its rights pursuant to the provisions of this Article 11 or of any other provisions of this Lease or the Exhibits hereto shall not be done in a manner which would violate Landlord’s union contracts affecting the Real Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building.  Tenant shall immediately stop work or other activity if Landlord notifies Tenant that continuing such work or activity would violate Landlord’s union contracts affecting the Real Property, or create any work stoppage, picketing, labor disruption or dispute or disharmony or any interference (beyond a de minimis extent) with the business of Landlord or any tenant or occupant of the Building.  Landlord agrees that it shall not discriminate as against Tenant in enforcing the foregoing prohibition against interfering with the business of Landlord or other tenants in the Building.

11.07       Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant (other than by Landlord or its affiliates, agents, representatives or contractors), which shall be issued by the Department of Buildings of the City of New York or any other public authority having or asserting jurisdiction.  Tenant shall defend, indemnify and save harmless Landlord from and against any and all mechanic’s and other liens and encumbrances filed in connection with Alterations, or any other work, labor, services or materials done for or supplied to Tenant, or any person claiming through or under Tenant, including, without limitation, security interests in any materials, fixtures or articles so installed in and constituting part of the Premises and against all costs, expenses and liabilities incurred in connection with any such lien or encumbrance or any action or proceeding brought thereon.  Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within twenty (20) days after Tenant shall have received notice of the filing thereof.  However, nothing herein contained shall prevent Tenant from contesting, in good faith and at its own expense, any notice of violation, provided that Tenant shall comply with the provisions of Section 8.02 hereof.

11.08       Tenant will promptly upon the completion of an Alteration deliver to Landlord “as-built” drawings and CAD files on diskette and by e-mail in AutoCAD.DWG format or compatible DXF format, as well as PDF files on diskette and by e-mail in JPG or TIFF format, showing the exact nature and location of any Alterations Tenant has performed or caused to be performed in the Premises, and (a) if any Alterations by Tenant are then proposed or in progress, Tenant’s drawings and specifications, if any, for such Alterations and (b) if any Alterations by Landlord for Tenant were performed or are then proposed or in progress, the “as-built” drawings, if any, or the drawings and specifications, if any, as the case may be, for such Alterations, in Tenant’s possession.  Any files to be delivered to Landlord by e-mail as set forth in the preceding sentence shall be sent to:  Tenant.Plan@brookfieldproperties.com.

11.09       All fixtures and equipment installed or used by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgage or other title retention agreements.

11.10       Tenant shall keep records of Tenant’s Alterations costing in excess of Fifty Thousand and 00/100 Dollars ($50,000.00) and of the cost thereof.  Tenant shall, within forty-five (45) days after demand by Landlord, furnish to Landlord copies of such records and cost if Landlord shall require same in connection with any proceeding to reduce the assessed valuation of the Real Property, or in connection with any proceeding instituted pursuant to Article 8 hereof or for any other reasonable purpose.

11.11       Subject to Landlord’s reasonable approval of Tenant’s plans and specifications therefor, and Tenant’s compliance with the other provisions of this Article 11, Landlord’s consent shall not be unreasonably withheld with respect to Tenant’s construction of (a) shower room(s) in the Premises containing up to two (2) showers per full floor of the Premises, and (b) high density file rooms and, if and when applicable, interconnecting stairs between two contiguous floors comprising the Premises.

11.12       Landlord shall reasonably cooperate, at no cost to Landlord, with Tenant with respect to Tenant’s applications for any governmental approvals and certificates required in connection with any Alterations permitted to be constructed hereunder (including, without limitation, the execution of such applications by Landlord).

ARTICLE 12

Landlord’s and Tenant’s Property

12.01       All fixtures, equipment, improvements and appurtenances attached to or built into the Premises at the commencement of or during the term of this Lease, whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall, upon the expiration or sooner termination of this Lease, be deemed the property of Landlord and shall not be removed by Tenant, except as provided in Section 12.02.  Further, any carpeting or other personal property in the Premises on the Commencement Date, unless installed and paid for by Tenant, shall be and shall remain Landlord’s property and shall not be removed by Tenant.  Notwithstanding the foregoing provisions, upon notice to Tenant no later than one hundred eighty (180) days prior to the Expiration Date or upon reasonable notice with respect to such earlier date upon which the term of this Lease shall expire, Landlord may require Tenant to remove all or part of the foregoing fixtures, equipment, improvements and appurtenances attached to or built into the Premises during the term of this Lease by identifying to Tenant in writing, any Alterations that will require restoration upon the expiration or sooner termination of this Lease; provided, however, that (i) Tenant shall not be obligated to remove any such fixtures, equipment, improvements and appurtenances installed prior to the date of this Lease, and (ii) Tenant’s obligation to remove fixtures, equipment, improvements and appurtenances installed after the date of this Lease shall be limited to items that are not of the type, quality or quantity of improvement that is customarily found in a standard office installation in first class office buildings in the midtown area of Manhattan in the City of New York, including, but not limited to, kitchens (which shall not included pantries), vaults, private restrooms, shower rooms and shower stalls, raised or reinforced flooring, staircases or supplemental HVAC equipment (except that Tenant shall not be required to remove ceiling hung supplemental air-conditioning units having a capacity of five (5) tons or less).  Tenant shall remove any such items required by Landlord pursuant to the preceding sentence from the Premises prior to the expiration of this Lease at Tenant’s expense.  Upon such removal Tenant shall immediately and at its expense, repair and restore the Premises to the condition existing prior to installation and repair any damage to the Premises or the Building due to such removal.  At Tenant’s written request, at the time of Landlord’s consent to Tenant’s Alterations, Landlord will identify any Alterations specified in Tenant’s Plans that will require restoration (subject to the limitations contained in this Section 12.01) upon the expiration or sooner termination of this Lease.

12.02       All movable partitions, furniture systems, special cabinet work, business and trade fixtures, machinery and equipment, communications equipment (including, without limitation, telephone system, security system and wiring) and office equipment, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof.  Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered Tenant’s Property and shall be deemed the property of Landlord.

12.03       At or before the Expiration Date of this Lease (or within fifteen (15) days after any earlier termination of this Lease) Tenant, at its expense, shall remove from the Premises all of Tenant’s furniture, equipment and other moveable personal property not affixed or attached to the Premises (except for such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property.

12.04       Any other items of Tenant’s Property which shall remain in the Premises after the Expiration Date of this Lease, or within fifteen (15) days following an earlier termination date, may at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

ARTICLE 13

Repairs and Maintenance

13.01       Tenant shall, at its expense, throughout the term of this Lease, take good care of and maintain in good order and condition the Premises and the fixtures and improvements therein including, without limitation, the property which is deemed Landlord’s pursuant to Section 12.01 hereof and Tenant’s Property, except as otherwise expressly provided in the last sentence of this Section 13.01, and except for ordinary wear and tear and damage from casualty or condemnation.  Tenant shall be responsible for the cost of all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Premises and the Building and the facilities and systems thereof, the need for which arises out of (a) the performance or existence of Alterations, (b) the installation, use or operation of the property which is deemed Landlord’s, pursuant to Sections 12.01 and 12.02 hereof and Tenant’s Property, (c) the moving of the property which is deemed Landlord’s pursuant to Sections 12.01 and 12.02 hereof and Tenant’s Property in or out of the Building, (d) the wrongful act or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees or (e) design flaws in any of Tenant’s Plans regardless of the fact that such Tenant’s Plans may have been approved by Landlord.  Tenant, at its expense, shall promptly replace all damaged or broken doors and interior glass (subject to reasonable wear and tear) in and about the Premises, including, without limitation, entrance doors, and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Premises and for all the repair, maintenance and replacement of all horizontal portions of the systems and facilities of the Building within and serving the Premises, including without limitation the sanitary and electrical fixtures and equipment therein (but in any event excluding the high pressured duct work serving the perimeter induction system).  All repairs in or to the Premises for which Tenant is responsible shall be promptly performed by Tenant in a manner which will not interfere with the use of the Building by other occupants; provided, however, any repairs in and to the Building and the facilities and systems thereof for which Tenant is responsible shall be performed by Landlord at Tenant’s expense, which expense shall be commercially reasonable.  The exterior walls of the Building, the portions of any window sills outside the windows (and the solar film, if any, attached to the window glass), and the windows are not part of the Premises and Landlord reserves all rights to such parts of the Building.  Notwithstanding the foregoing provisions of this Section 13.01, Tenant shall not be responsible for repairs to or replacements of  any structural elements of the Building, except to the extent the need for such repairs or replacements arises from the matters set forth in clauses (a), (b), (c), (d) or (e) of the second sentence of this Section 13.01 or from the negligence or willful misconduct of Tenant, its employees, agents or contractors.

13.02       Tenant shall give Landlord prompt notice of any defective condition in any plumbing, heating, air-conditioning or ventilation system or electrical lines located in, servicing or passing through the Premises of which it has actual knowledge.  Following such notice, Landlord shall remedy the conditions, but at the expense of Tenant if Tenant is responsible for same under the provisions of this Article 13.

13.03       Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease, or required by law, to make in or to the fixtures, equipment or appurtenances of the Building or the Premises;  provided, however, that Landlord shall use reasonable efforts to the extent practicable to make such repairs and changes at such times and in such manner as to minimize interference with the conduct of Tenant’s business in the Premises, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis.

13.04       Landlord shall, at its expense, but subject to the provisions of this Lease, keep and maintain the public portions of the Building, the structural portions of the Building, the windows (including the solar film, if any, attached to the window glass, to the extent that the same shall bubble without the fault of Tenant), and the Building’s plumbing, heating, air-conditioning, ventilation and electrical systems and facilities, to the extent that such systems and facilities affect the Premises, in good working order, and shall operate the Building as a first-class office building.

ARTICLE 14

Electricity

14.01       Subject to the provisions of this Article 14, Landlord shall furnish the electricity that Tenant shall reasonably require in the Premises for Tenant’s normal business purposes up to six (6) watts demand load per rentable square foot of the Premises (exclusive of the base Building systems).  The amount to be paid by Tenant for electricity consumed shall be determined by a meter or meters and related equipment installed (or, if existing, retrofitted) by Landlord at Tenant’s expense and billed separately according to each meter.  Each meter shall be maintained by Tenant and be recalibrated as may be necessary by Tenant at its expense.  Bills for electricity consumed by Tenant, which Tenant hereby agrees to pay, shall be rendered by Landlord or the meter company to Tenant at such time as Landlord may elect, and shall be payable as an Additional Charge, within thirty (30) days after rendition of any such bill.  Tenant shall make no material changes or additions to the electrical equipment, wiring and/or appliances in the Premises (beyond that on Tenant’s Plans, as approved by Landlord, if any, for initial occupancy) without submission of plans for the prior written consent of Landlord.

14.02       The amount to be charged to Tenant by Landlord per “KW” and “KWHR” pursuant to this Article for electricity consumed within the Premises, whether shown on the meters measuring Tenant’s consumption of electricity or determined by survey as herein elsewhere provided, shall be 103% of the amount at which Landlord from time to time purchases each KW and KWHR of electricity for the same period from the utility company, which amount (as adjusted from time to time, “Landlord’s Rate”) shall be determined by dividing the cost established by said utility company (averaged separately for KWs and KWHRs) during each respective billing period by the number of KWs and KWHRs consumed by the Building appearing on the utility company invoice for such period.  In no event shall the Additional Charge made to Tenant pursuant to this Article 14 for submetered electricity supplied to the Premises (or the charge pursuant to Section 14.04 hereof in the event electricity is supplied on a rent inclusion basis) be less than Landlord’s actual cost therefor.  If (x) Tenant shall occupy the Premises for the construction of Tenant’s Work and consume electricity prior to the installation of meters in the Premises, then Tenant agrees to pay Landlord the sum of $1.50 per rentable square foot per annum for electricity pursuant to Section 14.04 hereof until such time as said meters are installed or until Tenant shall commence the conduct of business in the Premises, and (y) Tenant shall occupy the Premises for business purposes (including, without limitation, the testing or operation of its computers) and consume electricity prior to the installation of meters in the Premises, then Tenant agrees to pay Landlord the sum of $3.25 per rentable square foot per annum for electricity pursuant to Section 14.04 hereof until such time as said meters are installed, provided that such amounts per annum are subject to increase based on increases in Landlord’s cost of electricity.

14.03       In the event that the “submetering” of electricity in the Building is hereafter prohibited by any law hereafter enacted, or by any order or ruling of the Public Service Commission of the State of New York, or by any judicial decision of any appropriate court, at the request of Landlord, Tenant shall, unless Tenant elects to require Landlord to provide electricity pursuant to Section 14.04 hereof, apply within fifteen (15) days to the appropriate public utility company servicing the Building for direct electric service and bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto, and Landlord and/or the meter company theretofore designated by Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Article 14, except Landlord shall permit its wires, conduits and electrical equipment, to the extent available and safely capable, to be used for such purpose.  Any additional riser or risers or feeders or service, to the extent available and reasonably feasible, to supply Tenant’s electrical requirements will be installed by Landlord, at the sole cost and expense of Tenant, if in Landlord’s reasonable judgment the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants or occupants.  In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install at reasonably competitive rates all other equipment proper and necessary in connection therewith, subject to the aforesaid terms and conditions, and subject to Landlord’s prior approval of Tenant’s plans therefor which shall not be unreasonably withheld or delayed.

14.04       (a)           If (i) submetering of electricity is prohibited as described in Section 14.03 hereof and Tenant does not elect to obtain electricity from the public utility company, or (ii) if and to the extent that the Premises or any portion of Tenant’s electric consumption (KW and KWHR) is measured on a meter that also measures the electric consumption of another tenant occupying space in the Building, then in any such case Landlord shall furnish electricity to Tenant on the basis that Tenant’s consumption (KW and KWHR) of electricity shall be measured by electric survey made from time to time by Landlord’s consultant.  Pending an initial survey made by Landlord’s consultant, effective as of the date when Landlord has commenced furnishing electricity to Tenant pursuant to this Section 14.04 (with suitable proration for any period of less than a full calendar month), the Fixed Rent specified in Section 1.04 hereof shall be increased by an amount (the “Initial Charge”) which shall be at the rate of $3.25 per rentable square foot per annum, provided that such amount per annum is subject to increase based on increases in Landlord’s cost of electricity, or in the event the reason is (i) above, then, if there has been twelve (12) months charges of submetered electric, an amount equal to the average of the prior twelve (12) months charges for submetered electric, but in any case, with at least thirty (30) days prior written notice of any such increase (provided, however, that the effective date of such adjustment shall be the date such increased use commenced, as determined by the electrical survey).  After completion of the electrical survey made by Landlord’s consultant of Tenant’s consumption (KW and KWHR) of electricity, said consultant shall apply 103% of Landlord’s Rate as provided in Section 14.02 hereof to arrive at an amount (the “Actual Charge”) and the Fixed Rent shall be appropriately adjusted retroactively to reflect any amount by which the Actual Charge exceeds the Initial Charge.  Tenant shall pay that portion of such amount which would have been paid to the date of the determination of the Actual Charge within thirty (30) days after being billed therefor.  Thereafter and from time to time during the term of the Lease, Landlord may cause additional surveys of Tenant’s electrical usage to be made by Landlord’s consultant.  Tenant from time to time may request Landlord to have a survey made of Tenant’s electrical usage, and the fees of Landlord’s consultant making such survey(s) at Tenant’s request shall be paid by Tenant.  In the event any of the foregoing surveys shall determine that there has been an increase or decrease in Tenant’s usage of electricity, then effective as of the date of such change in usage the then current Actual Charge to Tenant by reason of the furnishing of electricity to Tenant, as same may have been previously increased pursuant to the terms hereof, shall be increased or decreased (subject to the last sentence of Section 14.04(b) hereof) in accordance with such survey determination with appropriate credit allowed to Tenant in the event of a decrease in usage and in the event of an increase in such usage Tenant shall pay the increased amount therefor from the date of such change in usage to the date of such survey determination within thirty (30) days after being billed therefor and thereafter as part of the increased monthly charge for electricity by reason of such survey determination.

(b)           In the event from time to time after the initial survey or a subsequent survey any additional electrically operated equipment is installed in the Premises by Tenant, or if Tenant shall increase its hours of operation, or if the charges by the utility company supplying electric current to Landlord are increased or decreased after the date thereof, then and in any of such events the monthly charge shall be increased or decreased accordingly on account of such additional electricity consumed by such newly installed electrically operated equipment and/or increase in Tenant’s hours of operation and/or on account of such increased or decreased Landlord’s Rate.  The amount of such increase or decrease in the monthly charge shall be determined in the first instance by Landlord’s consultant.  In addition, the monthly rate will be increased or decreased quarterly in accordance with calculations by Landlord’s consultant to reflect changes in the fuel adjustment component of the utility company charge.  Tenant shall pay the amount of any increase in the monthly charge retroactively (subject to Tenant’s right to contest in the same manner as in Section 14.06 hereof provided) from the date of the installation of all newly installed electrically operated equipment and/or from the date when the increased charges to Landlord from the utility company become effective and/or from the date of any increase in Tenant’s hours of operation, as the case may be, such amount to be paid promptly upon billing therefor by Landlord.  Notwithstanding anything to the contrary contained in Section 14.04, in no event shall the Actual Charge be decreased to an amount which is less than the Initial Charge per rentable square foot per annum.

14.05       All survey determinations (including the first survey made by Landlord’s consultant) shall be subject to contest by Tenant as provided in Section 14.06 hereof.  Surveys made of Tenant’s electrical consumption shall be based upon the use of electricity between the hours of 8:00 a.m. to 6:00 p.m., Mondays through Fridays, on Saturdays and such other days and hours when Tenant (or Tenant’s agents, employees and/or contractors) uses electricity for lighting and for the operation of the machinery, appliances and equipment used by Tenant in the Premises; and if cleaning services are provided by Landlord, such survey shall include Landlord’s normal cleaning hours of five (5) hours per day (which shall not be subject to reduction) for lighting within the Premises and for electrical equipment normally used for such cleaning.

14.06       In the event electricity shall be furnished to Tenant as contemplated in Section 14.04 hereof, then Tenant, within sixty (60) days after notification from Landlord of the determination of Landlord’s utility consultant (in accordance with the provisions of Section 14.04 hereof), shall have the right to contest, at Tenant’s cost and expense, such determination by submitting to Landlord a like survey determination prepared by a utility consultant of Tenant’s selection, which will highlight the differences between Landlord’s survey and Tenant’s survey.  If the determination of Tenant’s consultant does not vary from the determination of Landlord’s consultant by more than five percent (5%), then Landlord’s determination shall be deemed binding and conclusive.  If the determination of Tenant’s consultant varies by more than five percent (5%) and if Landlord’s consultant and Tenant’s consultant shall be unable to reach agreement within thirty (30) days, then such two consultants shall designate a third consultant to make the determination, and the determination of such third consultant shall be binding and conclusive on both Landlord and Tenant.  If the determination of such third consultant shall substantially confirm the findings of Landlord’s consultant (i.e., within five percent (5%)), then Tenant shall pay the cost of such third consultant.  If such third consultant shall substantially confirm the determination of Tenant’s consultant (i.e., within five percent (5%)), then Landlord shall pay the cost of such third consultant.  If such third consultant shall make a determination substantially different from that of both Landlord’s and Tenant’s consultants (or is within five percent (5%) of both such determinations), then the cost of such third consultant shall be borne equally by Landlord and Tenant.  In the event that Landlord’s consultant and Tenant’s consultant shall be unable to agree upon the designation of a third consultant within thirty (30) days after Tenant’s consultant shall have made its determination (different from that of Landlord’s consultant), then either party shall have the right to request The Real Estate Board of New York, Inc. (or, upon their failure or refusal to act, the American Arbitration Association in the City of New York) to designate a third consultant whose decision shall be conclusive and binding upon the parties, and the costs of such third consultant shall be borne as hereinbefore provided in the case of a third consultant designated by the Landlord’s and Tenant’s consultants.  Pending the resolution of any contest pursuant to the terms hereof, Tenant shall pay the Additional Charge on account of electricity determined by Landlord’s consultant, and upon the resolution of such contest, appropriate adjustment in accordance with such resolution of such Additional Charge payable by Tenant on account of electricity shall be made retroactive to the date of the determination of Landlord’s consultant.

14.07       If pursuant to any law, ruling, order or regulation the amount which Landlord is permitted to charge to Tenant for the purchase of electricity pursuant to this Article 14 shall be reduced below that which Landlord would otherwise be entitled to charge Tenant hereunder, then Tenant shall pay the difference between such amounts to Landlord as an Additional Charge within thirty (30) days after being billed therefor by Landlord, as compensation for the use of the Building’s electric distribution system.

14.08       Tenant covenants and agrees that at all times its installations and use of electricity shall never exceed a demand load of six (6) watts per square foot of rentable area. If (i) in Landlord’s reasonable opinion Tenant’s installation overloads the electrical vaults/feeders or any riser(s) and/or switch(es) in or servicing the Building or (ii) Tenant requests additional power in addition to that which is permitted hereunder, then if and to the extent allocated power is available in the Building for use by Tenant without resulting in allocation to Tenant of a disproportionate amount of allocated power, Landlord shall, at Tenant’s cost and expense, provide and install in conformity with law any additional riser or risers and/or any and all switch or switches to connect additional power to the Premises, and Tenant agrees to pay Landlord its then-established connection charge for each additional amp of power or portion hereof so supplied to the Premises, together with the cost of installing such additional risers, switches and related equipment.

14.09       Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if (i) the supply of electric energy to the Premises is temporarily interrupted or (ii) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements, except to the extent resulting from Landlord’s willful misconduct or gross negligence.

14.10       At Landlord’s option, Landlord shall furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises; and in such event, Tenant shall pay to Landlord or its designated contractor upon demand the then established reasonable charges therefor of Landlord or its designated contractor, as the case may be.

ARTICLE 15

Landlord’s Services

15.01       (a)           Landlord will provide after the term of this Lease shall have commenced, provided Tenant shall have taken occupancy of the Premises for the conduct of its business, the following services to the Premises in the manner hereinafter more particularly set forth:  (i) heat, ventilation and air conditioning; (ii) elevator service; (iii) domestic cold water; and (iv) cleaning.

(b)           As used herein, the terms “Business Hours” shall mean the hours between 8:00 a.m. and 6:00 p.m., and “Business Days” shall mean all days except Saturdays, Sundays, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, and Christmas, and any other days which shall be either (i) observed by both the federal and the state governments as legal holidays or (ii) designated as a holiday by the applicable Building Service Union Employee Service contract or by the applicable Operating Engineers contract.

15.02       (a)           Landlord, during Business Hours on Business Days, shall furnish, heat, ventilation and air-conditioning to the Premises (except as otherwise provided in this Lease and except for any special requirements of Tenant arising from its particular use of the Premises) in accordance with the specifications set forth in Exhibit G attached hereto (subject to the design criteria, including occupancy and connected electric load design criteria, set forth therein). Landlord shall not be liable for the failure of the air conditioning system if such failure results from the occupancy of the Premises by more than an average of one person for each one hundred (100) square feet in any separate room or area or if Tenant installs and operates machines, incandescent lighting and appliances, the total connected electrical load of which exceeds five (5) watts per square foot of usable area in the separate room or area;

(b)           (i)            Landlord shall provide passenger elevator service to each floor of the Premises at all times during Business Hours of Business Days and at least one of such passenger elevators shall be subject to call at all other times.  Landlord shall provide at no additional charge freight elevator service to the Premises and use of the Building’s loading dock on a first come-first served basis (i.e., no advance scheduling) during Business Hours of Business Days.  Freight elevator service and use of the Building’s loading dock shall also be provided to the Premises on a reserved basis at all other times, upon the payment of Landlord’s then established charges therefor (which are currently $69.89 per hour for the freight elevator and $67.50 per hour for the loading dock) which shall be Additional Charges hereunder.  The use of all elevators and the loading dock shall be on a non-exclusive basis and shall be subject to the Rules and Regulations.  Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in the Rules and Regulations, Tenant shall be entitled to the free and exclusive use of one (1) freight elevator and the free use of the loading dock for twenty-four (24) non-Business Hours to facilitate Tenant’s Work and/or Tenant’s initial move into the Premises, provided that such overtime service must be reserved by Tenant in advance, and provided further that such overtime service must be reserved in blocks of at least four (4) consecutive hours.

(ii)           At any time or times all or any of the elevators in the Building may, at the option of Landlord, be manual and/or automatic elevators, and Landlord shall be under no obligation to furnish an elevator operator for any automatic elevator.  If Landlord shall at any time or times furnish any elevator operator for any automatic elevator, Landlord may discontinue furnishing such elevator operator without any diminution, reduction or abatement of rent.

(c)           Landlord shall furnish reasonable quantities of hot and cold water to the base Building lavatories on the floor(s) on which the Premises are located and, if there shall be a “wet pipe” in the Premises, cold water for lavatory and drinking and office cleaning purposes in the Premises.  If Tenant shall require water for any other purpose (including, without limitation for the installation of showers pursuant to Section 11.11 hereof), Landlord need only furnish cold water at the Building core riser through a capped outlet located on the floor of the Premises, and the cost of heating such water as well as piping and supplying such water to the Premises shall be paid by Tenant.  In such event, Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of such cold water and/or hot water for such other purposes.  Tenant shall pay to Landlord at Landlord’s standard charges for the quantities of cold water and hot water shown on such meters (including Landlord’s charge for the production of such hot water, if Landlord shall have produced such hot water) on demand.

(d)           (i)            Except as otherwise provided below, Landlord shall cause, the Premises, including the exterior and the interior of the Building exterior windows thereof, to be cleaned in accordance with the provisions of Exhibit G attached hereto and made a part hereof.  Tenant shall pay to Landlord on demand the costs incurred by Landlord for (x) extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, (ii) interior glass partitions or unusual quantity of interior glass surfaces (if cleaning thereof is requested by Tenant), and (iii) non-building standard materials or finishes installed by Tenant or at its request (if cleaning thereof is requested by Tenant), (y) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse, or at times other than Landlord’s standard cleaning times, and (z) the use of the Premises by Tenant other than during Business Hours on Business Days, to the extent that Landlord incurs actual increases in costs as a result of such use.  Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and, if Tenant requires the cleaning of such areas, Tenant agrees, at Tenant’s expense, to retain Landlord’s cleaning contractor to perform such cleaning.  If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.  Landlord shall, at Landlord’s expense, cause the common areas of the Building to be exterminated on a monthly basis.

(ii)           Except for areas in the Premises that Tenant identifies as restricted (e.g., the server room), Landlord, its cleaning contractor and their respective employees shall have access to the Premises after 5:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises as required under this Section 15.02(d).

(iii)          Tenant shall not clean, nor require, permit, suffer or allow any windows in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law.

(iv)          In the event that Tenant desires additional services from Landlord’s cleaning contractor, such services, to the extent the same can be provided, will be charged to Tenant at commercially competitive rates.  Tenant shall also have the right to hire personnel or to cause its own employees to perform cleaning in addition to the cleaning provided by Landlord, subject to compliance with the terms and conditions of this Lease, including, without limitation, Section 11.06 hereof.

15.03       If Tenant shall require heat or air-conditioning services at any time other than as set forth in Section 15.02(a), Landlord shall furnish such service for such times upon no less than one (1) Business Day’s advance notice from Tenant for periods after 6:00 p.m. and for all other periods, and Tenant shall pay to Landlord upon demand as Additional Charges hereunder Landlord’s then established charges therefor.  Landlord’s current charges for overtime air-conditioning are $950.00 per hour, Landlord’s current charges for overtime heating are $850.00 per hour and Landlord’s current charges for overtime ventilation are $500.00 per hour.  Such overtime charges are subject to increase from time to time based on increases in Landlord’s actual costs therefor.

15.04       Except as otherwise expressly provided above, Landlord shall not be required to provide any services to the Premises.

15.05                     Subject to the provisions of Section 35.04(b) and Articles 19 and 20 hereof, Landlord reserves the right, without liability to Tenant and without it being deemed a constructive eviction, to stop or interrupt any heating, elevator, escalator, lighting, ventilating, air-conditioning, steam, power, electricity, water, cleaning or other service and to stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements,  or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord.  Subject to the provisions of Section 35.04(b) and Article 19 and Article 20 hereof, no such stoppage or interruption shall result in any liability from Landlord to Tenant or entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption.  Except in emergency circumstances, Landlord shall give Tenant reasonable prior notice (which notice need not be in writing) of its intention to make any repairs, alterations or improvements referred to in this Section 15.05 or any other stoppages of services of which Landlord has prior notice and shall use reasonable efforts in making such repairs, alterations or improvements and in dealing with such other stoppages of service so as to minimize interference with Tenant’s business operations, provided that Landlord shall not be required to perform any such work on an overtime or premium-pay basis.

15.06                     Only persons approved by Landlord shall be permitted to furnish or sell laundry, linen, towels, drinking water, ice, food, beverages, bootblacking, barbering and other similar supplies and services to tenants.  Landlord may fix the circumstances under which such supplies and services are to be furnished or sold.  Landlord expressly reserves the right at any time to designate an exclusive supplier of all or any one or more of said supplies and services, provided that the quality thereof and the charges therefor shall be reasonably comparable to that of other suppliers in the midtown area of Manhattan in the City of New York.  Landlord expressly reserves the right to exclude from the Building any person not so designated by Landlord.  However, Tenant, its regular office employees or invitees may personally bring food or beverages into the Building for consumption within the Premises solely by Tenant, its regular office employees or invitees.

15.07                     In addition to any remedies which Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies contained elsewhere in this Lease, if there shall be a default hereunder by Tenant which shall not have been remedied within the applicable grace period, Landlord shall not be obligated to furnish to Tenant or the Premises any services outside of Business Hours on Business Days other than Building standard electricity during such hours; and the discontinuance of any one or more such services shall be without liability by Landlord to Tenant and shall not reduce, diminish or otherwise affect any of Tenant’s covenants and obligations under this Lease.

15.08                     If and for so long as Landlord maintains a Building directory, Landlord, at Tenant’s request, shall maintain listings on such directory of the names of Tenant, or its permitted subtenants, assignees or affiliates and the names of any of their officers and employees, provided that the names so listed shall not use more than Tenant’s Operating Share of the space on the Building directory.  The actual cost to Landlord for making any changes in such listings requested by Tenant shall be paid by Tenant to Landlord, as Additional Charges hereunder, within thirty (30) days after delivery of an invoice therefor.

15.09                     (a)                                  If Tenant shall install any supplemental air conditioning units in the Premises and connect the same to the condenser water loop of the Building (or if any of the same shall have been previously installed in the Premises), then (i) all of such work shall be Alterations under Article 11 of this Lease and, accordingly, Tenant shall comply with all of its obligations under Article 11 with respect to such installation and (ii) Tenant shall pay to Landlord, as Additional Charges, commencing on the date on which Tenant shall connect said supplemental unit(s) to the Building condenser water loop (or, if any such unit previously shall have been installed in the Premises, commencing on the Commencement Date), an amount equal to thirteen cents ($.13) per ton of condenser water used per hour (the “Condenser Water Rate”) as measured by meter or meters installed and maintained by Tenant at Tenant’s sole cost and expense (but subject to Landlord’s approval as to the specifications and installation of such meter or meters).  Tenant shall pay Landlord for the use of such condenser water within thirty (30) days after the delivery of an invoice therefor.  The Condenser Water Rate may be increased annually by an amount equal to Landlord’s increased cost to furnish condenser water in the Building.  In addition, Tenant shall pay to Landlord, within thirty (30) days after demand, Landlord’s actual “hook up” charges.  Within ninety (90) days after the date of this Lease, Tenant shall deliver to Landlord a written notice specifying the amount of condenser water Tenant will require, provided that such amount shall not exceed fifty (50) tons.  If Tenant fails to deliver such notice, Landlord cannot guaranty the quantity of condenser water that will be made available to Tenant.  If, in the twelve (12) month period following Tenant’s connection to the condenser water system, Tenant fails to utilize the quantity of condenser water requested by Tenant and allocated by Landlord, then Landlord shall have the right to reduce the amount of condenser water allocated for Tenant’s use to the amount necessary to supply Tenant’s requirements as evidenced by Tenant’s condenser water use for the prior twelve (12) month period.  In addition, if Tenant fails to connect to the condenser water system within twelve (12) months after the Rent Commencement Date, Landlord shall not be required to make available to Tenant any condenser water.

(b)                                 Notwithstanding the foregoing provisions of Section 15.09(a), Tenant may at any time request that Landlord provide up to fifty (50) tons of condenser water for Tenant’s use, provided that if Tenant’s right to such use shall have lapsed pursuant to Section 15.09(a), Landlord shall not be required to make such condenser water available to Tenant, but Landlord will make reasonable efforts to do so, subject to availability.

15.10                     Tenant hereby acknowledges and agrees that, in order to permit Brookfield Properties, Inc. to qualify as a real estate investment trust, or REIT, any services required or permitted to be performed pursuant to this Lease that could be treated as “Impermissible Tenant Services” under REIT rules may be performed by Brookfield Properties Management LLC or another affiliate of Landlord that is a “taxable REIT subsidiary” (the “Service Provider”).  Tenant hereby agrees to make any payments for services provided by the Service Provider either to Landlord for further payment to the Service Provider or directly to the Service Provider, as directed.  Any payments made to Landlord in respect of services provided by the Service Provider will be credited to Tenant’s account with the Service Provider.

15.11                     Subject to the terms and conditions of Article 11 hereof, Tenant shall have the right, at its sole cost and expense:  (i) to obtain telecommunication services from vendors of its choice, subject to Landlord’s reasonable approval and reasonable requirements; (ii) to install a Tenant dedicated horizontal and vertical telecommunications conduit riser running from the Building’s basement point of service entry to the Premises; and (iii) to install up to two (2) four (4”) inch EMT conduits running from the from the Building’s basement point of service entry to the Premises; provided, however, that neither Tenant nor any of Tenant’s telecommunication service vendors shall use the basement telecommunications closet for any equipment other than the conduits permitted pursuant to this Section 15.11 (it being agreed that all other equipment required in connection therewith shall be located within the Premises).  Landlord shall provide, at no additional charge to Tenant, adequate riser capacity for Tenant to install the conduits permitted pursuant to clause (iii) of this Section 15.11.  Tenant, at its sole cost and expense, shall perform all work necessary to accommodate such telecommunication routes, such as wiring and cabling, core drilling through slabs and foundation walls, and relocating other tenant and Building equipment, and shall provide additional security during the performance of such work and any tenant or Building restoration required as a result of such work, including without limitation, the restoration obligations set forth in this Lease.  If any remediation of Hazardous Materials are required to comply with Legal Requirements in connection with Tenant’s Work pursuant to this Section 15.11, then Landlord shall (x) perform such remediation within ten (10) days after the receipt of Tenant’s notice to Landlord thereof, or if the same is of such a nature that it cannot be performed within ten (10) days, Landlord shall commence within such ten (10) day period, and thereafter diligently pursue such performance, and (y) Landlord shall deliver to Tenant an ACP-5 confirming such remediation.

ARTICLE 16

Access and Name of Building; Signage

16.01                     Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior and atrium Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord and persons authorized by Landlord.  Tenant acknowledges that Landlord has installed or is planning to install in the Building on the inside of the windows thereof a film to reduce the usage of energy in the Building.  Tenant agrees that the foregoing provisions of this Section 16.01 shall apply to the installation, maintenance or replacement of such film.

16.02                     (a)                                  Landlord reserves the right, and Tenant shall permit Landlord and persons authorized by Landlord, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises; provided that (x) if installed adjacent to the Premises then such installations shall be, at Landlord’s cost and expense, located in boxed enclosures and appropriately furred, and (y) in performing such installation work, Landlord shall use reasonable efforts not to interfere with Tenant’s use of the Premises without any obligation to employ overtime services.  Any damage to the Premises resulting from Landlord’s exercise of the foregoing right shall be repaired promptly by Landlord, at Landlord’s expense.

(b)                                 Subject to the provisions of this Section 16.02, Tenant shall also permit, upon Landlord’s request, other occupants of the Building and their contractors to enter the Premises to perform any permitted alterations, repairs, improvements, replacements or restorations which may run under, through or within any floor slabs, shafts, electric closets, columns or other similar areas within the Premises; provided, however, that upon Tenant’s request, (i) such work shall be performed on an overtime basis and (ii) an employee of Tenant or other security personnel shall supervise such work at Landlord’s cost and expense.  Any damage to the Premises resulting from any such other occupant’s exercise of the foregoing right shall be repaired promptly by Landlord, at Landlord’s expense.

(c)                                  Tenant and Tenant’s contractors shall, upon reasonable advance notice to Landlord and the affected Building occupant (the “Affected Occupant”), be permitted to enter those portions of the Building leased to or otherwise occupied by such Affected Occupant (the “Occupied Premises”) to the extent reasonably necessary to perform any permitted Alterations or other repairs, replacements or restorations to the Premises which may run under, through or within any floor slabs, shafts, electric closets, columns or other similar areas within such Occupied Premises; provided, however, that upon the request of the Affected Occupant, (i) such work shall be performed on an overtime basis and (ii) an employee of the Affected Occupant or other security personnel shall supervise Tenant’s work, in each case at Tenant’s cost and expense.  Tenant shall not interfere with the business operations of the Affected Occupant or any other Building occupants in connection with any access granted or work performed pursuant to this Section 16.02(c), and any damage to the Occupied Premises or the Building resulting from Tenant’s exercise of the foregoing right shall be repaired promptly by Tenant, at Tenant’s expense.  Notwithstanding the foregoing, access to any Occupied Premises shall be subject to any required consent of the Affected Occupant thereof.  If Landlord is unable to arrange for Tenant to have access to any Occupied Premises and Landlord has the right of access to such space for the purpose of repair, restoration or installation of equipment, then, at the request of Tenant, Landlord shall perform such work set forth above on behalf of Tenant, and Tenant shall reimburse Landlord for Landlord’s Building standard charges for such work within thirty (30) days of the rendition of a bill therefor.

16.03                     Landlord and persons authorized by Landlord shall have the right, upon reasonable advance notice, except in cases of emergency, to enter and/or pass through the Premises at reasonable times provided Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations (without obligation to make such visits during non-business hours) and shall be accompanied by a designated representative of Tenant if Tenant shall have made such representative available to Landlord, (a) to examine the Premises and to show them to actual and prospective Superior Lessors, Superior Mortgagees, or prospective purchasers, mortgagees or lessees of the entire Building, (b) to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Building or its facilities and equipment as Landlord or persons authorized by Landlord is or are required or desires to make, and (c) to read any utility meters located therein.  Landlord and such authorized persons shall be allowed to take all materials into and upon the Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s covenants and obligations hereunder.  Landlord shall provide at least twenty-four (24) hours prior notice of any such entry (except in the event of an emergency) and shall comply with Tenant’s reasonable security measures.  Tenant shall have the right to designate (x) any server room; and (y) up to two (2) offices within the Premises (to the extent that the two (2) offices are required to be “off-limits” to comply with the Securities Act of 1933, as amended), as “restricted access”, in which event neither Landlord nor its agents, employees, contractors or invitees shall enter such restricted areas except in the case of an emergency.

16.04                     If at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

16.05                     During the time period referred to in Section 7.07(a) and during the period of eighteen (18) months prior to the expiration date of this Lease, Landlord and persons authorized by Landlord may exhibit the Premises to prospective tenants.

16.06                     Intentionally omitted.

16.07                     Landlord reserves the right, at any time, without it being deemed a constructive eviction and without incurring any liability to Tenant therefor, or affecting or reducing any of Tenant’s covenants and obligations hereunder, to make or permit to be made such changes, alterations, additions and improvements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, atrium, doors, halls, passages, elevators, escalators and stairways thereof, and other public parts of the Building, as Landlord shall deem necessary or desirable.  Landlord agrees to use reasonable efforts to minimize disruption to Tenant’s business operations in the Premises.  Landlord agrees that any changes, alterations, additions or improvements performed pursuant to this Section shall not, when completed, unreasonably interfere with the access to or use of the Premises by Tenant or materially diminish any services to be provided by Landlord hereunder.

16.08                     Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.  Landlord shall endeavor to give Tenant reasonable prior notice of any change in the address of the Building.  Neither this Lease nor any use by Tenant shall give Tenant any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may without notice to Tenant, be regulated or discontinued at any time by Landlord.

16.09                     If Tenant shall not be personally present to open and permit an entry into the Premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or

Landlord’s agents shall accord reasonable care to Tenant’s property) and without in any manner affecting the obligations and covenants of this Lease.

16.10                     Any damage to the Premises resulting from the exercise by Landlord of its rights granted under this Article 16 shall be promptly repaired by Landlord at Landlord’s expense.

16.11                     (a)                                  Tenant shall be permitted to install, at its sole cost and expense, Building standard signage in the elevator lobbies of the floors of the Building on which the Premises are located, provided, however, that Tenant’s signage rights under this Section 16.11(a) are non-exclusive (unless Tenant is the only occupant of such floor).

(b)                                 Notwithstanding anything to the contrary contained herein, the design, content, materials and specific location of any signage permitted pursuant to Section 16.11(a) hereof shall be subject to Landlord’s signage guidelines and the written approval of Landlord, which approval shall not be unreasonably withheld or delayed.  Tenant shall be responsible for obtaining all necessary permits and approvals from governmental authorities having jurisdiction for the design, installation and maintenance of all Tenant’s signs hereunder.

ARTICLE 17

Notice of Occurrences

17.01                     Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the Premises for which Landlord might be liable, (b) any fire or other casualty in the Premises, (c) any damage to or defect in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part or appurtenance of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the Premises or any part thereof, if and to the extent that Tenant shall have knowledge of any of the foregoing matters.

ARTICLE 18

Non-Liability and Indemnification

18.01                     Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (in any case whether disclosed or undisclosed), shall be liable to Tenant for any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any damage to property of Tenant or of others entrusted to employees of Landlord nor for loss of or damage to any such property by theft or otherwise; provided, however, that subject to the provisions of Section 35.03 hereof, nothing contained in this Section 18.01 shall be construed to exculpate Landlord for loss, injury or damage to the extent caused by or resulting from the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors or a breach of Landlord’s obligations under this Lease.  Further, neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any member, partner, director, officer, principal, shareholder, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee, shall be liable (a) for any such damage caused by other tenants or persons in, upon or about the Building or the Real Property, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein by Tenant or any person claiming through or under Tenant.

18.02                     Except to the extent caused by or resulting from the negligence or willful misconduct of Landlord, its agents, servants, employees or contractors or a breach of Landlord’s obligations under this Lease, Tenant shall indemnify and hold harmless Landlord and all Superior Lessors and Superior Mortgagees and its and their respective members, partners, directors, officers, principals, shareholders, agents and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord, its agents, or employees) in or about the Premises during the term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their members, partners, directors, principals, shareholders, officers, agents, employees or contractors; (c) any accident, injury or damage whatever occurring in, at or upon the Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.  In case any action or proceeding be brought against Landlord and/or any Superior Lessor or Superior Mortgagee and/or its or their members, partners, directors, officers, principals, shareholders, agents and/or employees by reason of any such claim covered by the foregoing indemnity, Tenant, upon notice from Landlord or such Superior Lessor or Superior Mortgagee, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord or such Superior Lessor or Superior Mortgagee).

ARTICLE 19

Damage or Destruction

19.01                     (a)                                  If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 19 hereinafter provided), (i) Landlord shall repair the damage to and restore and rebuild the Building and the core and shell of the Premises (excluding Tenant’s improvements and betterments and the property which is deemed Tenant’s Property pursuant to Section 12.02 hereof) with reasonable dispatch after notice to it of such damage or destruction and the collection of the insurance proceeds attributable to such damage (“Landlord’s Restoration Work”), and (ii) Tenant shall repair the damage to and restore and repair Tenant’s improvements and betterments and the property which is deemed Tenant’s Property pursuant to Section 12.02 hereof, all to the extent necessary for Tenant to continue to conduct its business operations from the Premises, with reasonable dispatch after the substantial completion of Landlord’s repairs and restoration of the core and shell of the Premises provided for in clause (a) above (“Tenant’s Restoration Work”).  Such work by Tenant shall be deemed Alterations for the purposes of Article 11 hereof.  Provided that this Lease shall not be terminated by Landlord or Tenant, the proceeds of policies providing coverage for Tenant’s improvements and betterments shall, (x) be paid to Tenant if the same shall be disbursed by Tenant’s insurance company in progress payments agreed to by Landlord and Tenant to fund the cost of Tenant’s Restoration Work as the performance of such work progresses, or (y) if such proceeds shall be disbursed by Tenant’s insurance company in a “lump sum”, or single advance payment, be paid to Landlord and segregated in an escrow account with an agent (“Escrow Agent”) selected by Landlord and reasonably approved by Tenant for the purpose of the casualty in question, whereupon the proceeds shall be disbursed by Escrow Agent to Tenant in payment of the cost of Tenant’s Restoration Work as the performance of such work progresses, against certificates, in form and substance and certified by a person satisfactory to Landlord and Escrow Agent, showing that the disbursement to be made represents not more than ninety percent (90%) of the cost of the work and materials described in the certificate and that the estimated cost of completion of Tenant’s Restoration Work does not exceed the undisbursed balance of such proceeds (exclusive of the ten percent (10%) retention, which shall be released upon delivery to Landlord of true and complete copies of all necessary governmental permits and certificates for final approval of Tenant’s Restoration Work, together with a copy of Tenant’s “as-built” plans and specifications therefor).  In the event of disbursement of the proceeds pursuant to clause (y) above, the balance of such proceeds shall be paid by Escrow Agent to Tenant upon the presentation of a like certificate, satisfactory to Landlord and Escrow Agent, evidencing that Tenant’s Restoration Work has been completed and that there are no mechanics’ or other liens outstanding relating thereto.  Notwithstanding anything to the contrary contained herein, if this Lease shall be terminated by Landlord or Tenant pursuant to this Article 19, or if this Lease shall expire without Tenant’s Restoration Work having been performed, the proceeds of policies providing coverage for Tenant’s improvements and betterments shall be paid to Landlord.  Tenant shall be solely responsible for (A) the amount of any deductible under the policy insuring Tenant’s improvements and betterments and (B) the amount, if any, by which the cost of repairing and restoring Tenant’s improvements and betterments exceeds the available insurance proceeds therefor.  When operating under Section 19.01(b) hereof, or if this Lease shall be terminated or expire without Tenant’s Restoration Work having been performed, the amount due in accordance with subparagraph (A) above shall be Additional Charges under this Lease and payable by Tenant to Landlord upon demand.  The proceeds of Tenant’s insurance policies with respect to Tenant’s Property shall be payable to Tenant.

(b)                                 Notwithstanding anything to the contrary contained in this Article, if in Landlord’s sole discretion, it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Building for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then (i) Landlord shall give Tenant a notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (“Specified Restoration Work”), (ii) Landlord shall perform such Specified Restoration Work and (iii) Tenant shall pay to Landlord (or Landlord shall retain from the insurance proceeds paid to Landlord in accordance with Section 19.01(a) hereof) the cost of such Specified Restoration Work within ten (10) days following the giving of Landlord’s written demand therefor (provided that Tenant shall have received the insurance proceeds in accordance with Section 19.01(a)

hereof). Tenant shall promptly permit Landlord access to the Premises for the purpose of performing the Specified Restoration Work and any restoration work to the Building which is not the responsibility of Tenant hereunder.  If required by Landlord in connection with the performance of the Specified Restoration Work or Landlord’s Restoration Work, Tenant shall promptly remove from the Premises all or such items of Tenant’s Property as Landlord may require by written notice (“Tenant’s Property Removal Obligation”).  In the event that Tenant fails to comply with Tenant’s Property Removal Obligation within ten (10) Business Days after the giving of such written notice by Landlord, Landlord shall have the right to remove and store such Tenant’s Property at Tenant’s sole cost and expense and with no liability to Landlord. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the performance by Landlord or Tenant of Tenant’s Property Removal Obligation or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant, in the event that Tenant fails to do so.

19.02                     Subject to the provisions of Section 19.05 hereof, if all or part of the Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Fixed Rent and the Additional Charges under Article 3 hereof shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the damage or destruction to (i) the date that is one hundred fifty (150) days after the date that the damage to the core and shell of the Premises (exclusive of Tenant’s improvements and betterments and Tenant’s Property) shall be substantially repaired by Landlord (provided, however, that if in Landlord’s reasonable judgment based upon the estimate of Landlord’s independent contractors such repairs would have been substantially completed at an earlier date but for Tenant’s having failed to reasonably cooperate with Landlord in effecting such repair, then the core and shell of the Premises shall be deemed to have been repaired substantially on such earlier date and the period of any reduction or abatement shall be reduced accordingly) or (ii) if the Building and not the Premises is so damaged or destroyed, the date on which the Premises shall be made tenantable; provided, however, should Tenant or any of its subtenants reoccupy a portion of the Premises during the period the repair work is taking place and prior to the date that the Premises are substantially repaired or made tenantable for the conduct of its or their business (which shall not include entry upon and occupancy of the Premises with the prior written consent of Landlord for the purpose of performing restoration and/or repair to Tenant’s Property, improvements and finish work), the Fixed Rent and the Additional Charges allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Premises bears to the total area of the Premises, shall be payable by Tenant from the date of such occupancy.

19.03                     (a)                                  If the Building shall be totally damaged or destroyed by fire or other casualty, or if the Building shall be so damaged or destroyed by fire or other casualty (whether or not the Premises are damaged or destroyed) that its repair or restoration requires more than twelve (12) months and the expenditure of more than thirty (30%) percent of the full insurable value of the Building immediately prior to the casualty (as estimated in any such case by a reputable contractor, registered architect or licensed professional engineer designated by Landlord), and provided Landlord shall terminate Leases covering no less than fifty (50%) percent of the office space in the Building then leased to tenants (including Tenant) in the

Building, then in such case Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred fifty (150) days after the date of the casualty.  For the purpose of this Section only, “full insurable value” shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building.

(b)                                 If the Premises or any part thereof or the means of access thereto or Building systems servicing same shall be damaged by fire or other casualty, and Landlord is required to or elects to repair and restore the Premises, Landlord shall, within one-hundred twenty (120) days after such damage or destruction, provide Tenant with a written notice of the estimated date on which the restoration of the Premises shall be substantially completed.  If such estimated date is more than fourteen (14) months after the date of such damage or destruction, Tenant may terminate this Lease by notice to Landlord, which notice shall be given within thirty (30) days after the date Landlord provides the notice required by the preceding sentence, and such termination shall be effective upon the giving of Tenant’s notice.  Failure by Tenant to provide such notice within such thirty (30) day period shall be deemed an election by Tenant not to terminate this Lease.  If Tenant elects not to terminate this Lease or is deemed to have so elected, and if Landlord has not substantially completed the required repairs and restored the Premises within the period originally estimated by Landlord or within such period thereafter (not to exceed three (3) months) as shall equal the aggregate period Landlord may have been delayed in commencing or completing such repairs by Force Majeure Causes (as defined in Section 35.04(a) hereof), then Tenant shall have the further right to elect to terminate this Lease upon written notice to Landlord and such election shall be effective upon the expiration of thirty (30) days after the date of such notice, unless Landlord substantially completes such restoration within such thirty (30) day period.

19.04                     Except as expressly provided in Section 19.03(b) hereof, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article 19.  Landlord shall use reasonable efforts to make such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy of the Premises, but Landlord shall not be required to do such repair or restoration work except during Business Hours of Business Days.

19.05                     Notwithstanding any of the foregoing provisions of this Article 19, if by reason of some act or omission on the part of Tenant or any of its subtenants or its or their partners, directors, officers, servants, employees, agents or contractors of which Landlord shall have given Tenant notice and a reasonable opportunity to cure either, Landlord or any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to damage or destruction of the Premises or the Building by fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement or reduction of the Fixed Rent or Additional Charges.

19.06                     Landlord will not carry insurance of any kind on Tenant’s Property and improvements and betterments, and shall not be obligated to repair any damage to or replace Tenant’s Property, improvements or betterments.  Tenant agrees to look to its own insurance for recovery of any damage to or loss of Tenant’s Property, improvements or betterments.  If Tenant shall fail to maintain such insurance, Landlord shall have the right to obtain insurance on Tenant’s Property, improvements or betterments and the cost thereof shall be Additional Charges under this Lease and payable by Tenant to Landlord on demand.

19.07                     The provisions of this Article 19 shall be deemed an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 20

Eminent Domain

20.01                     If the whole of the Building or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title on such taking (the “Date of the Taking”), and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such date.

20.02                     If more than forty (40%) percent of the Building shall be so taken, this Lease shall be unaffected by such taking, except that (a) Landlord may, at its option, provided that Landlord shall terminate leases of no less than fifty (50%) percent of the office space then leased to tenants in the Building upon which the effect of such taking shall have been substantially similar to the effect of same upon the Premises, terminate this Lease by giving Tenant notice to that effect within ninety (90) days after the Date of the Taking, and (b) if twenty (20%) percent or more of the Premises shall be so taken and the remaining area of the Premises shall not be sufficient, in Tenant’s reasonable judgment, for Tenant to continue the operation of its business, Tenant may terminate this Lease by giving Landlord notice to that effect within ninety (90) days after the Date of the Taking. This Lease shall terminate on the date that such notice from Landlord or Tenant to the other shall be given, and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such termination date, except that with respect to any portion of the Premises which is the subject of the taking, if earlier, as of the Date of the Taking. Upon such partial taking and this Lease continuing in force as to any part of the Premises, the Fixed Rent and Additional Charges shall be adjusted according to the rentable area remaining.

20.03                     Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award except as hereinafter expressly provided in this Article 20. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment; provided, however, that Tenant shall have the right to make a separate claim for its moving expenses and to the extent the award otherwise payable to Landlord shall not be diminished thereby, for any of Tenant’s Property taken.

20.04                     If the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose during the term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Premises.  This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay in full the Fixed Rent and Additional Charges when due.  If the period of temporary use or occupancy shall extend beyond the Expiration Date of this Lease, that part of the award which represents compensation for the use and occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period up to and including such Expiration Date and Landlord shall receive so much thereof as represents the period after such Expiration Date.  All monies paid as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the Fixed Rent and Additional Charges have been paid shall be received, held and applied by Landlord as a trust fund for payment of the Fixed Rent and Additional Charges becoming due hereunder.

20.05                     In the event of a taking of less than the whole of the Building and/or the Land which does not result in termination of this Lease, or in the event of a taking for a temporary use or occupancy of all or any part of the Premises which does not result in a termination of this Lease, (a) Landlord, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord shall deem desirable) and so as to constitute a complete and rentable Building and Premises, and (b) Tenant, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to replace or repair Tenant’s Property to substantially its former condition, to the extent that the same may be necessary or desirable, as reasonably determined by Tenant, for the operation of Tenant’s business in the Premises.

ARTICLE 21

Surrender

21.01                     On the Expiration Date or upon any earlier termination of this Lease, or upon any reentry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and damage from casualty or condemnation, and Tenant shall remove (i) all of Tenant’s Property therefrom except as otherwise expressly provided in this Lease and (ii) any fixtures, equipment, improvements and appurtenances required by Landlord to be removed pursuant to Section 12.01 of this Lease, and, in such event, repair and restore the Premises in accordance with the provisions of Section 12.01.

21.02                     No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and each Superior Lessor and Superior Mortgagee whose lease or mortgage, as the case may be, provides that no such surrender may be accepted without its consent.

ARTICLE 22

Conditions of Limitation

22.01                     Upon the occurrence of a Bankruptcy Event with respect to Tenant or any guarantor of Tenant’s obligations under this Lease, Landlord may end the term of this Lease by giving written notice of same to Tenant, and immediately upon the giving of such notice this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.  For purposes of this Lease, a “Bankruptcy Event” shall be deemed to have occurred with respect to the Tenant or any guarantor of the Tenant’s obligations under this Lease if (i) such Person makes a general assignment for the benefit of creditors, (ii) such Person commences a voluntary case or proceeding under any applicable law (including, without limitation, Title 11 of the United States Code) in any jurisdiction (including, without limitation, the United States, any state or any foreign jurisdiction) relating to bankruptcy, insolvency, reorganization, liquidation, dissolution or relief of debtors, (iii) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief or similar adjudication, in any proceeding in any jurisdiction (including, without limitation, the United States, any state or any foreign jurisdiction) relating to bankruptcy, insolvency, reorganization, dissolution, liquidation or relief of debtors, (iv) such Person files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any law (including, without limitation, Title 11 of the United States Code) of any jurisdiction (including, without limitation, the United States, any state or any foreign jurisdiction), (v) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding in any jurisdiction (including, without limitation, the United States, any state or any foreign jurisdiction) relating to bankruptcy, insolvency, reorganization, dissolution, liquidation or relief of debtors, (vi) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver, assignee, liquidator, conservator, administrator, sequestrator, custodian or similar official for the Person or of all or any substantial part of its assets, (vii) such person admits in writing its inability to pay its debts generally as they become due, or (viii) any involuntary case, proceeding or other action against such Person shall be commenced in any jurisdiction (including, without limitation, the United States, any state or any foreign jurisdiction) seeking to have an order for relief entered against it as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition of it or its debts or similar relief under any law (including, without limitation, Title 11 of the United States Code) of any jurisdiction (including, without limitation, the United States, any state or any foreign jurisdiction) relating to bankruptcy, insolvency, reorganization, dissolution, liquidation or relief of debtors, or seeking appointment of a trustee, receiver, assignee, liquidator, conservator, administrator, sequestrator, custodian or similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (A) results in the entry of any order for relief or similar adjudication against it, or (B) shall remain undismissed for a period of ninety (90) days.

22.02                     This Lease and the term and estate hereby granted are subject to the further limitations (each of which shall be an “Event of Default” hereunder) that:

(a)                                  if Tenant shall default in the payment of any Fixed Rent or Additional Charges, and such default shall continue for ten (10) days after written notice thereof has been given to Tenant, or

(b)                                 if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Fixed Rent or Additional Charges) and such default shall continue and not be remedied as soon as practicable and in any event within twenty (20) days after Landlord shall have given to Tenant a written notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of twenty (20) days, if Tenant shall not (x) within said twenty (20) day period advise Landlord of Tenant’s intention to take all steps reasonably necessary to remedy such default, (y) duly commence within said twenty (20) day period, and thereafter diligently prosecute to completion all steps reasonably necessary to remedy the default and (z) complete such remedy within a reasonable time after the date of said notice of Landlord, or

(c)                                  if any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 7 hereof, or

(d)                                 if Tenant shall abandon the Premises and fail to secure the same,

then, in any of said cases Landlord may give to Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.

22.03                     (a)                                  If Tenant shall have assigned its interest in this Lease, and this Lease shall thereafter be disaffirmed or rejected in any proceeding under the United States Bankruptcy Code or under the provisions of any Federal, state or foreign law of like import, or in the event of termination of this Lease by reason of any such proceeding, the assignor or any of its predecessors in interest under this Lease, upon request of Landlord given within ninety (90) days after such disaffirmance or rejection shall (a) pay to Landlord all Fixed Rent and Additional Charges then due and payable to Landlord under this Lease to and including the date of such disaffirmance or rejection and (b) enter into a new lease as lessee with Landlord of the Premises for a term commencing on the effective date of such disaffirmance or rejection and ending on the Expiration Date, unless sooner terminated as in such Lease provided, at the same Fixed Rent and Additional Charges and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) the rights of the lessee under the new lease, shall be subject to any possessory rights of the assignee in question under this Lease and any rights of persons claiming through or under such assignee, (ii) such new lease shall require all defaults existing under this Lease to be cured by the lessee with reasonable diligence, and (iii) such new lease shall require the lessee to pay all Additional Charges which, had this Lease not been disaffirmed or rejected, would have become due after the effective date of such disaffirmance or rejection with respect to any prior period.  If the lessee shall fail or refuse to enter into the new lease within ten (10) days after Landlord’s request to do so, then in addition to all other rights and remedies by reason of such default, under this Lease, at law or in equity, Landlord shall have the same rights and remedies against the lessee as if the lessee had entered into such new lease and such new lease had thereafter been terminated at the beginning of its term by reason of the default of the lessee thereunder.

(b)                                 If pursuant to the United States Bankruptcy Code Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 7 hereof (or if this Lease shall be assumed by a trustee), the trustee or assignee shall cure any default under this Lease and shall provide adequate assurance of future performance by the trustee or assignee including (a) of the source of payment of rent and performance of other obligations under this Lease (for which adequate assurance shall mean the deposit of cash security with Landlord in an amount equal to the sum of one year’s Fixed Rent then reserved hereunder plus an amount equal to all Additional Charges payable under Article 3 for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed) and that any such assignee of this Lease shall have a net worth exclusive of good will, computed in accordance with GAAP, equal to at least ten (10) times the aggregate of the annual Fixed Rent reserved hereunder plus all Additional Charges for the preceding calendar year as aforesaid and (b) that the use of the Premises shall in no way diminish the reputation of the Building as a first-class office building or impose any additional burden upon the Building or increase the services to be provided by Landlord.  If all defaults are not cured and such adequate assurance is not provided within sixty (60) days after there has been an order for relief under the United States Bankruptcy Code, then this Lease shall be deemed rejected, Tenant or any other person in possession shall vacate the Premises, and Landlord shall be entitled to retain any rent or security deposit previously received from Tenant and shall have no further liability to Tenant or any person claiming through Tenant or any trustee.  If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for such assignment and (b) any portion of such consideration reasonably designed by the assignee as paid for the purchase of Tenant’s Property in the Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee.  If Tenant’s trustee, Tenant or Tenant as debtor-in-possession assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. Section 365, as the same may be amended) to any person, including, without limitation, any individual, partnership or corporate entity, who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to the trustee, Tenant or Tenant as debtor-in-possession, then notice of such proposed assignment, setting forth (x) the name and address of such person, (y) all of the terms and conditions of such offer, and (z) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11

U.S.C. Section 365(b)(3) (as the same may be amended), shall be given to Landlord by the trustee, Tenant or Tenant as debtor-in-possession no later than twenty (20) days after receipt by the trustee, Tenant or Tenant as debtor-in-possession of such offer, but in any event no later than ten (10) days prior to the date that the trustee, Tenant or Tenant as debtor-in-possession shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to the trustee, Tenant or Tenant as debtor-in- possession, given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

ARTICLE 23

Reentry by Landlord

23.01                     If Tenant shall default in the payment of any Fixed Rent or Additional Charges, and such default shall continue for ten (10) days after written notice thereof has been given to Tenant, or if this Lease shall terminate as provided in Article 22 hereof, Landlord or Landlord’s agents and employees may immediately or at any time thereafter reenter the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the Premises.  The word “reenter,” as used herein, is not restricted to its technical legal meaning.  If this Lease is terminated under the provisions of Article 22, or if Landlord shall reenter the Premises under the provisions of this Article, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Fixed Rent and Additional Charges payable up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 24 hereof.

23.02                     In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction.  The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

23.03                     If this Lease shall terminate under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of this Article 23, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Fixed Rent or

Additional Charges due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Article 24 hereof or pursuant to law.

ARTICLE 24

Damages

24.01                     If this Lease is terminated under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of Article 23 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)                                  a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any (assuming a discount at a rate per annum equal to the interest rate then applicable to seven (7) year Federal Treasury Bonds), of (i) the aggregate amount of the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges under Article 3 hereof to be the same as were payable for the last twelve (12) calendar months, or if less than twelve (12) calendar months have then elapsed since the Commencement Date, all of the calendar months immediately preceding such termination or reentry) for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, over (ii) the aggregate fair market rental value of the Premises for the same period, or

(b)                                 sums equal to the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in reentering the Premises and in securing possession thereof, as well as the expenses of reletting (but in each case, only with respect to such time period between the date of the termination due to default and what would have been the natural expiration of the Term of the Lease had there been no such default), including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, reasonable legal fees, and all other expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord.  If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

If the Premises or any part thereof be relet by Landlord for the unexpired portion of the term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Premises, or part thereof, so relet during the term of the reletting.  Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or any part thereof, or if the Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

24.02                     Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 22 hereof, or had Landlord not reentered the Premises.  Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.  Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or reentry on the Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater than any of the sums referred to in Section 24.01 hereof.

24.03                     In addition, if this Lease is terminated under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of Article 23 hereof, Tenant agrees that:

(a)                                  the Premises then shall be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration of the term hereof;

(b)                                 Tenant shall have performed prior to any such termination any covenant of Tenant contained in this Lease for the making of any Alterations or for restoring or rebuilding the Premises or the Building, or any part thereof; and

(c)                                  for the breach of any covenant of Tenant set forth above in this Section 24.03, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).

24.04                     In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under Article 22, if any Fixed Rent, Additional Charges or damages payable hereunder by Tenant to Landlord are not paid within seven (7) days after the due date thereof, the same shall bear interest at the rate of one and one-half (1 ½%) percent per month or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amount of such interest shall be an Additional Charge hereunder.  For the purposes of this Section 24.04, a rent bill sent by first class mail, to the address to which notices are to be given under this Lease, shall be deemed a proper demand for the payment of the amounts set forth therein (but nothing contained herein shall be deemed to require Landlord to send any rent bill or otherwise make any demand for the payment of rent except in those cases, if any, explicitly provided for in this Lease).

ARTICLE 25

Affirmative Waivers

25.01                     Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.

25.02                     If Tenant is in arrears in payment of Fixed Rent or Additional Charges, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

25.03                     Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

25.04                     Tenant shall not interpose any counterclaim of any kind in any action or proceeding commenced by Landlord to recover possession of the Premises (other than compulsory counterclaims).

ARTICLE 26

No Waivers

26.01                     The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, and such right to insist upon strict performance shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.  The receipt by Landlord of Fixed Rent or partial payments thereof or Additional Charges or partial payments thereof with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

26.02                     Any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term.

ARTICLE 27

Curing Tenant’s Defaults

27.01                     If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration of the applicable grace period, if any.  If Landlord effects such cure by bonding any lien which Tenant is required to bond, Tenant shall obtain and substitute a bond for Landlord’s bond at its sole cost and expense and reimburse Landlord for the cost of Landlord’s bond.

27.02                     Bills for any expenses incurred by Landlord or any Superior Lessor or any Superior Mortgagee in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the Fixed Rent or Additional Charges or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Premises after default by Tenant or upon the expiration or sooner termination of this Lease, and interest on all sums advanced by Landlord or such Superior Lessor or Superior Mortgagee under this Section 27.02 and/or Section 27.01 (at the Interest Rate or the maximum rate permitted by law, whichever is less) may be sent by Landlord or such Superior Lessor or Superior Mortgagee to Tenant monthly, or immediately, at its option, and such amounts shall be due and payable as Additional Charges in accordance with the terms of such bills.  Notwithstanding anything to the contrary contained in this Section, Tenant shall have no obligation to pay Landlord’s costs, expenses, or disbursements in any proceeding in which there shall have been rendered a final judgment against Landlord.

ARTICLE 28

Broker

28.01                     Tenant covenants, warrants and represents that no broker except Newmark Knight Frank (the “Broker”) was instrumental in bringing about or consummating this Lease and that Tenant had no conversations or negotiations with any broker except the Broker concerning the leasing of the Premises.  Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker other than the Broker.  Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of conversations or negotiations had by Landlord with any broker purporting to represent Tenant and with whom Tenant shall have had no dealings.

ARTICLE 29

Notices

29.01                     Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Lease or pursuant to any applicable law or requirement of public authority (collectively, “notices”) shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made only if sent by (i) registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, (ii) nationally recognized overnight courier (e.g., Federal Express) with verification of delivery requested or (iii) personal delivery with verification of delivery requested, in any of such cases addressed as follows:

If to Landlord:

1114 6TH AVENUE CO. LLC
c/o Brookfield Properties Management LLC
Three World Financial Center
200 Vesey Street
New York, New York 10281-1021
Attention: Senior Vice President — Director of Leasing

with a copy to:

1114 6TH AVENUE CO. LLC
c/o Brookfield Properties Management LLC
Three World Financial Center
200 Vesey Street
New York, New York 10281-1021
Attention: General Counsel

and if to Tenant as follows:

Advent Software, Inc.
600 Townsend Street
San Francisco, California 94103
Attention:  Assistant Controller

with a copy to:

Advent Software, Inc.
600 Townsend Street
San Francisco, California 94103
Attention:  Facilities Department

and shall be deemed to have been given, rendered or made (x) if mailed, on the second Business Day following the day so mailed, unless mailed to a location outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the third Business Day after the day so mailed, (y) if sent by nationally recognized overnight courier, on the first Business Day following the day sent or (z) if sent by personal delivery, when delivered and receipted by the party to whom addressed (or on the date that such receipt is refused, if applicable).  Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it.  Notwithstanding the foregoing, with respect to an occurrence presenting imminent danger to the health or safety of persons or damage to property in, on or about the Building, notices may be given orally or as may otherwise may be practicable under the circumstances.

29.02                     Notices hereunder from Landlord may be given by Landlord’s managing agent, if one exists, or by Landlord’s attorney.  Notices hereunder from Tenant may be given by Tenant’s attorney.  Notwithstanding the provisions of this Article 29, bills and Landlord’s Statements may be rendered by delivering them to Tenant at the addresses set forth in Section 29.01 by regular mail, without the necessity of a receipt.

29.03                     In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice on one other person or entity designated in such request, such service to be effected as provided in Section 29.01 or Section 29.02 hereof.

ARTICLE 30

Estoppel Certificates

30.01                     Each party agrees, at any time and from time to time, as requested by the other party with not less than ten (10) Business Days prior notice, to execute and deliver to the other a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which the signer shall have knowledge, and stating whether or not, to the knowledge of the signer, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default, and, if so, specifying each such event, it being intended that any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation.  Each party also shall include in any such statement such other information concerning this Lease as the other party may reasonably request.

ARTICLE 31

Memorandum of Lease

31.01                     Tenant shall not record this Lease or any memorandum thereof.

ARTICLE 32

No Representations by Landlord

32.01                     Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease.  All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other written agreement(s) made concurrently herewith.

ARTICLE 33

Intentionally Omitted

ARTICLE 34

Holdover

34.01                     (a)                                  In the event this Lease is not renewed or extended or a new lease is not entered into between the parties, and if Tenant shall then hold over after the expiration of the term of this Lease, and if Landlord shall then not proceed to remove Tenant from the Premises in the manner permitted by law (or shall not have given written notice to Tenant that Tenant must vacate the Premises) irrespective of whether or not Landlord accepts rent from Tenant for a period beyond the Expiration Date, the parties hereby agree that Tenant’s occupancy of the Premises after the expiration of the term shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as Fixed Rent, an amount equal to (x) one hundred fifty percent (150%) of the monthly Fixed Rent and Additional Charges payable by Tenant during the last month of the term of this Lease for the first thirty (30) days of such hold over (pro rated on a per diem basis), and (y) two hundred percent (200%) of the monthly Fixed Rent and Additional Charges payable by Tenant during the last month of the term of this Lease for each month or portion of a month (without daily proration) during the remainder of such holdover.  Further, Landlord shall not be required to perform any work, furnish any materials or make any repairs within the Premises during the holdover period.  It is further stipulated and agreed that if Landlord shall, at any time after the expiration of the original term or after the expiration of any term created thereafter, proceed to remove Tenant from the Premises as a holdover, the Fixed Rent for the use and occupancy of the Premises during any holdover period shall be calculated in the same manner as set forth above.  In addition to the foregoing, Landlord shall be entitled to recover from Tenant any losses or damages arising from such holdover as provided in Section 34.01(c) hereof.

(b)                                 Notwithstanding anything to the contrary contained in this Lease, the acceptance of any rent paid by Tenant pursuant to Section 34.01(a) above shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 223-c of the Real Property Law of the State of New York.

(c)                                  If Tenant shall hold-over or remain in possession of any portion of the Premises beyond the Expiration Date, Tenant shall be subject not only to summary proceeding and all damages related thereto, but, if such holding over exceeds sixty (60) days,  also to any damages arising out of any lost opportunities (and/or new leases) by Landlord to re-let the Premises (or any part thereof).  All damages to Landlord by reason of such holding over by Tenant may be the subject of a separate action and need not be asserted by Landlord in any summary proceedings against Tenant.

ARTICLE 35

Miscellaneous Provisions and Definitions

35.01                     No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, including, without limitation, this Section 35.01, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought (or in the case of a change or modification, unless such agreement is signed by both Landlord and Tenant).  If Tenant shall at any time request Landlord to sublet the Premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of Tenant’s Property in connection with such subletting unless caused by or resulting from the negligence or willful act of Landlord, its agents, servants, contractors, or employees.

35.02                     Except as otherwise expressly provided in this Lease, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 7 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Article 35 shall not be construed as modifying the conditions of limitation contained in Article 22.

35.03                     Tenant shall look only to Landlord’s estate and property in the Land and the Building (and the sale and rental proceeds therefrom) for the satisfaction of Tenant’s remedies, for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of Landlord or its members, partners, officers, directors, shareholders or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

35.04                     (a)                                  Except as expressly provided in Section 35.04(b) and Articles 19 and 20 hereof, the obligations of Tenant hereunder shall in no way be affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, nor shall it be deemed a constructive eviction because (i) Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control; or (ii) of any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises, by reason of any requirement, act or omission of the public utility or others serving the Building with electric energy, steam, oil, gas or water, or for any other reason whether similar or dissimilar, beyond Landlord’s reasonable control (the foregoing circumstances described in this Section 35.04(a), “Force Majeure Causes”).  Without limiting events that may constitute “or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control,” the following are items which Landlord and Tenant agree are beyond Landlord’s reasonable control:

(A)                              Lack of access to the Building or the Premises beyond the reasonable control of and not otherwise caused by Landlord (which shall include, but not be limited to, the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas);

(B)                                Any cause outside the Building not caused by Landlord;

(C)                                Reduced air quality or other contaminants within the Building beyond the reasonable control of and not otherwise caused by Landlord that would adversely affect the Building or its occupants (including, but not limited to, the presence of biological or other airborne agents within the Building or the Premises);

(D)                               Disruption of mail and deliveries to the Building or the Premises resulting from a casualty; and

(E)                                 Blockages of any windows, doors, or walkways to the Building or the Premises resulting from a casualty.

(b)                                 Notwithstanding anything to the contrary contained in this Lease, but subject to the provisions of Articles 19 and 20 hereof to the extent applicable, if for a period of ten (10) consecutive days (i) Landlord fails to provide services required under this Lease to be provided to the Premises or (ii) Landlord fails to make the repairs required under this Lease to be made by Landlord, and (w) the cause of such failure shall not be Force Majeure Causes or the act or omission of Tenant, its agents, representatives, contractors or employees, and (x) the Premises shall be rendered untenantable and (y) Tenant shall vacate such portion of the Premises and (z) Tenant shall concurrently therewith give notice of such fact to Landlord, then, in such event, the

Fixed Rent and Additional Charges payable pursuant to Article 3 of this Lease for such portion of the Premises shall be abated for the period commencing on the day immediately succeeding the expiration of such ten (10) consecutive day period and ending on the date that the Premises (or such portion thereof) shall be rendered tenantable (or such earlier date, if any, as Tenant shall reoccupy the same for the conduct of its business).

(c)                                  Notwithstanding anything to the contrary contained in this Lease, in the event that both of the Building’s freight elevators shall not be operable for a period of two (2) consecutive Business Days during the performance of Tenant’s Work, provided that (i) Tenant shall have ceased all performance of Tenant’s Work as a result thereof, (ii) Tenant shall have concurrently given notice of such fact to Landlord, and (iii) the completion of Tenant’s Work shall in fact have been delayed by such interruption, then, in such event, the Rent Commencement Date shall be extended by one (1) day for each day of such delay in the performance of Tenant’s Work until the earlier of (x) the date freight elevator service shall be restored (through either the repair of at least one of the Building’s freight elevators or the conversion of one of the Building’s passenger elevators for temporary use as a freight elevator) and (y) the date Tenant shall resume the performance of Tenant’s Work.

35.05                     For the purposes of this Lease, the following terms have the meanings indicated:

(a)                                  The term “Mortgage” shall include a mortgage and/or a deed of trust, and the term “Holder of a Mortgage” or “Mortgagee” or words of similar import shall include a Mortgagee of a Mortgage or a beneficiary of a deed of trust.

(b)                                 The term “Insurance Requirements” and words of similar import shall mean rules, regulations, orders and other requirements of the New York Board of Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Building and/or the Premises, whether now or hereafter in force.

(c)                                  The term “Tenant” shall mean the Tenant herein named or any assignee or other successor in interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this subsection shall not be construed to permit any assignment of this Lease or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

(d)                                 The term “Landlord” shall mean only the owner at the time in question of Landlord’s interest in the Land or a lease of the Land and the Building or a lease thereof  so that in the event of any transfer or transfers of Landlord’s interest in the Land or a lease thereof or the Building the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein accruing during the period it is the holder of Landlord’s interest under this Lease.

(e)                                  The terms “herein,” hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular article or Section, unless expressly so stated.

(f)                                    The term “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question.

(g)                                 The term “person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

(h)                                 The terms “Landlord shall have no liability to Tenant” or “the same shall be without liability to Landlord” or “without incurring any liability to Tenant therefor”, or words of similar import shall mean that Tenant is not entitled to terminate this Lease except pursuant to rights to terminate specifically set forth in this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of rent except where specifically set forth in this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(i)                                     The term “Interest Rate,” when used in this Lease, shall mean an interest rate equal to two percent (2%) above the so-called annual “Base Rate” of interest established and approved by Citibank, N.A., New York, New York (or its successor), from time to time, as its interest rate charged for unsecured loans to its corporate customers, but in no event greater than the highest lawful rate from time to time in effect.

(j)                                     The term “Legal Requirements” and words of a similar import shall mean laws and ordinances (including, without limitation, The Americans with Disabilities Act of 1990, as amended) of any or all of the federal, state, city, town, county, borough and village governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

35.06                     Upon the expiration or other termination of this Lease neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as by their nature or under the circumstances can only be, or by the provisions of this Lease, may be, performed after such expiration or other termination; and, in any event, unless otherwise expressly provided in this Lease, any liability for a payment (including, without limitation, Additional Charges under Article 3) which shall have accrued to or with respect to any period ending at the time of expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

35.07                     (a)                                  If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

(b)                                 If Tenant desires to determine any dispute between Landlord and Tenant as to the reasonableness of Landlord’s decision to refuse to consent or approve any item as to which Landlord has specifically agreed that its consent or approval shall not be unreasonably withheld, such dispute shall be settled and finally determined by arbitration in the City of New York in accordance with the following provisions of this Section 35.07(b).  Within seven (7) Business Days next following the giving of any notice by Tenant stating that it wishes such dispute to be so determined, Landlord and Tenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice.  If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five (5) Business Days after the designation of the second arbitrator then either party may apply to the AAA in New York City (or any successor thereto) for the designation of such arbitrator and if he or she is unable or refuses to act within seven (7) Business Days, then either party may apply to the Supreme Court in New York County, New York (or to any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the designation of such arbitrator.  The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Landlord and Tenant of their determination as soon as practicable, and if possible, within five (5) Business Days after the designation of the third arbitrator; the concurrence of or, in the event no two of the arbitrators shall render a concurring determination, then the determination of the third arbitrator designated, shall be binding upon Landlord and Tenant.  Landlord and Tenant hereby (i) agree that any decision rendered in any arbitration held pursuant to this Section 35.07(b) shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court, and (ii) consent to the entry of any such order of judgment.  Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 35.07(b), including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Section 35.07(b), and the parties shall share all other expenses and fees of any such arbitration.  The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.  The sole remedy which may be awarded by the arbitrators in any proceeding pursuant to this Section 35.07 is an order compelling Landlord to consent to or approve the matter in dispute, and the arbitrators may not award damages or grant any monetary award or any other form of relief.

35.08                     If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

35.09                     The submission by Landlord of the Lease in draft form shall be deemed submitted solely for Tenant’s consideration and not for acceptance and execution.  Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed the Lease and duplicate originals thereof shall have been delivered to the respective parties.

35.10                     Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York.  If any provisions of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The table of contents, captions, headings and titles in this Lease are solely for convenience of references and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.  All terms and words used in this Lease, shall be deemed to include any other number and any other gender as the context may require.

35.11                     If under the terms of this Lease Tenant is obligated to pay Landlord a sum in addition to the Fixed Rent under the Lease and no payment period therefor is specified, Tenant shall pay Landlord the amount due within thirty (30) days after being billed.

35.12                     Notwithstanding anything to the contrary contained in this Lease, during the continuance of any default by Tenant after the giving of notice and the expiration of any applicable grace periods hereunder, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

35.13                     Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by Tenant.

35.14                     Tenant acknowledges that it has no rights to any development rights, “air rights” or comparable rights appurtenant to the Real Property, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.  The provisions of this Section 35.14 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Real Property.

35.15                     If any sales or other tax is payable with respect to any cleaning or other services which Tenant obtains or contracts for directly from any third party or parties, Tenant shall file any required tax returns and shall pay any such tax, and Tenant shall indemnify and hold Landlord harmless from and against any loss, damage or liability suffered or incurred by Landlord on account thereof.

35.16                     Intentionally omitted.

35.17                     Notwithstanding anything to the contrary contained in this Lease, any option or right to extend or renew the original term of this Lease and any option or right to add additional space to the Premises originally demised hereunder (collectively, “Tenant’s Options”) shall, in the event any of Tenant’s Options is expressly set forth in this Lease, inure exclusively to the benefit of the Tenant named herein (or a Tenant Successor) and shall be exercisable only by the Tenant named herein (or a Tenant Successor).

35.18                     (A)                              Tenant represents that as of the date of this Lease, and Tenant covenants that throughout the term of this Lease:  (a) Tenant is not, and shall not be, an Embargoed Person (as defined below); (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law; (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law; and (e) Tenant shall not permit the Premises, or any portion thereof, to be used or occupied by or for the benefit of any Embargoed Person.  The term “Embargoed Person” shall, for the purposes hereof, mean a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the United States Department of the Treasury has or may come to have sanction authority.  If any representation made by Tenant pursuant to this Section 35.18(A) shall become untrue Tenant shall within ten (10) days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

(B)                                Landlord represents that as of the date of this Lease, and Landlord covenants that throughout the term of this Lease:  (a) Landlord is not, and shall not be, an Embargoed Person (as defined below); (b) none of the funds or other assets of Landlord are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Landlord, with the result that the investment in Landlord (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law; and (d) none of the funds of Landlord are, or shall be derived from, any activity with the result that the investment in Landlord

(whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law.

35.19                     Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building in any advertising (by whatever medium) without Landlord’s consent.

35.20                     If either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover reasonable attorney’s fees, court costs, and expert fees as may be fixed by the court.

ARTICLE 36

Renewal Option

36.01                     (a)                                  Provided that (i) this Lease is in full force and effect as of the date of the Renewal Notice (as such term is hereinafter defined), and (ii) Tenant shall not be in default beyond any applicable notice and grace period under this Lease, and (iii) Tenant and/or Tenant Affiliates shall physically occupy at least seventy-five percent (75%) of the rentable area of the Premises, the Tenant named in this Lease (or a Tenant Successor) shall have one option to extend the Term of this Lease for an additional term of five (5) years (the “Renewal Term”) commencing on the day after the Expiration Date.  Tenant’s option with respect to the Renewal Term shall be exercisable by written notice (the “Renewal Notice”) to Landlord given not later than fifteen (15) months prior to the Expiration Date.  The Renewal Term shall constitute an extension of the initial Term of this Lease and shall be upon all of the same terms and conditions as the initial Term, except that (i) there shall be no further option to renew the Term of this Lease, (ii) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy and Landlord shall not be required to make any Landlord contribution or work allowance or reimburse Tenant for any Alterations made or to be made by Tenant, or grant Tenant any rent concession, (iii) the Fixed Rent for the Renewal Term shall be as determined pursuant to the provisions of Sections 36.01(b), (c) and (d), and shall commence on the first day of the Renewal Term, (iv) the Base Tax Amount for the Renewal Term shall be the Taxes for the Tax Year during which the commencement of the Renewal Term occurs, and (v) the Base Operating Year for the Renewal Term shall be the Operating Year during which the commencement of the Renewal Term occurs.

(b)                                 The annual Fixed Rent for the Premises for the Renewal Term shall be the Fair Market Rent.  “Fair Market Rent” means the fixed annual rent that a willing lessee would pay pursuant to a direct lease and a willing lessor would accept for the Premises during the Renewal Term, pursuant to a direct lease, determined on the basis of then current prevailing rent in the Building and other Class-A buildings in midtown Manhattan for comparable space on a direct lease basis, taking into account all then relevant factors including, without limitation, market concessions, whether favorable to Landlord or Tenant.

(c)                                  If Tenant timely exercises the renewal option pursuant to this Section 36.01, Landlord shall notify Tenant (the “Rent Notice”) at least four (4) months before the last day of the initial Term of Landlord’s determination of the Fair Market Rent (“Landlord’s Determination”).  Tenant shall notify Landlord (“Tenant’s Notice”), within thirty (30) days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Determination, and if Tenant disputes Landlord’s Determination, Tenant’s Notice shall set forth Tenant’s determination (“Tenant’s Determination”) of the Fair Market Rent.  If Tenant fails to give Tenant’s Notice within such thirty (30) day period, Tenant shall be deemed to have accepted Landlord’s Determination.

(d)                                 If Tenant timely disputes Landlord’s Determination, and Landlord and Tenant fail to agree as to the Fair Market Rent within thirty (30) days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined as follows:

(i)                                     Three (3) arbitrators, each having not less than ten (10) years experience in the leasing of first-class office space in midtown Manhattan (the “Baseball Arbitrators”) shall be selected or designated as follows:

(A)                              Landlord and Tenant shall, within ten (10) days, each appoint a senior officer of a recognized New York City leasing brokerage firm to act as an arbitrator on its behalf and at its expense; provided, however, that if either party fails to timely appoint an arbitrator, the party that appointed the first arbitrator shall be entitled to appoint a second arbitrator at the other party’s expense;

(B)                                Within ten (10) days after the appointment of the second arbitrator pursuant to Section 36.01(d)(i)(A) hereof, the arbitrators thus appointed shall appoint a third senior officer of a recognized New York City leasing brokerage firm to act as an impartial third arbitrator to be paid jointly by Landlord and Tenant; and

(C)                                If the arbitrators appointed by the parties shall be unable to agree, within ten (10) days after the appointment of the second arbitrator, upon the appointment of a third arbitrator, they shall give written notice to the parties of such failure to agree, and, if the parties fail to agree upon the selection of such third arbitrator within ten (10) days after the arbitrators appointed by the parties give notice as aforesaid, then the third arbitrator shall be designated by the AAA.

(ii)                                  Landlord and Tenant shall each submit to the Baseball Arbitrators selected or designated in accordance with the provisions of Section 36.01(d)(i) hereof, and to the other, (A) Landlord’s determination of the Fair Market Rent of the Premises (B) Tenant’s determination of the Fair Market Rent of the Premises (which amounts may be different from those submitted by the parties pursuant to Section 36.01(c)) and (C) written evidence in support of such determination as such party desires.

(iii)                               Each of the Baseball Arbitrators shall determine which of the two (2) rent determinations submitted in accordance with the provisions of Section 36.01(d)(ii) hereof more closely represents the Fair Market Rent of the Premises.  The Baseball Arbitrators may not select any other rental value for the Premises other than one submitted by Landlord or Tenant.  The agreed determination of at least two (2) of the three (3) Baseball Arbitrators shall be binding upon Landlord and Tenant and shall serve as the basis for the determination of the Fixed Rent payable for the Renewal Term, subject to further adjustment as provided in this Lease.  After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent.

(e)                                  If Tenant disputes Landlord’s Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to Landlord’s Determination.  If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal Term were (i) less than the Fair Market Rent payable for the Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within ten (10) days after demand therefor or (ii) greater than the Fair Market Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against installments of Fixed Rent and/or Additional Charges payable by Tenant next coming due.

(f)                                    It is an express condition of the option granted to Tenant pursuant to the terms of this Section 36.01 that time is of the essence with respect to Tenant’s exercise of such option by the date specified in this Section 36.01.

ARTICLE 37

Offer Space Option

37.01                    (a)                                   As used herein:

“Available” means, as to any space, that such space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party.  Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Section 37.01 is subordinate to the rights of Ericsson Inc. existing as of the date of this Lease.

“Offer Space” means, subject to the rights of Ericsson Inc. existing as of the date of this Lease and subject to Landlord’s initial leasing of that portion of the 34th floor of the Building hatched on Exhibit I annexed, the entire 34th floor of the Building, substantially as shown on the floor plans attached hereto as Exhibit I and made a part hereof.  As hereinafter used in this Section 37.01, the terms “such Offer Space” and “applicable Offer Space” and “Offer Space”, where the context so requires, shall refer to the particular portion of the entire Offer Space that is set forth in the applicable Offer Notice from time to time.

(b)                                 Provided (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default beyond any applicable notice and grace period provided under this Lease, (iii) as of the Anticipated Inclusion Date, there shall be at least three (3) years remaining in the initial Term or the Renewal Term if Tenant shall have exercised its Renewal Option, and

(iv) Tenant and/or Tenant Affiliates shall physically occupy at least seventy-five percent (75%) of the rentable area of the Premises, the Tenant named in this Lease (or a Tenant Successor) shall have the option to lease the Offer Space when such space becomes, or Landlord reasonably anticipates when such space will become, Available.  When the Offer Space becomes, or Landlord reasonably anticipates that such space will become, Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) the location and rentable square footage of such Offer Space and (B) the date or estimated date that such Offer Space has or shall become Available (the “Anticipated Inclusion Date”); provided, however, that Landlord shall not deliver an Offer Notice to Tenant more than fifteen (15) months prior to the Anticipated Inclusion Date for such Offer Space.  Each Offer Notice shall also contain information as to the amount of condenser water to be made available for Tenant’s use in the applicable Offer Space, which Landlord confirms shall be not less than twenty (20) tons in the event that the Offer Space shall consist of the entire rentable area of the 34th floor of the Building.

(c)                                  Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (as hereinafter defined) (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default beyond any applicable notice and grace period provided under this Lease, (iii) at the time that Tenant exercises the Offer Space Option and on the Anticipated Inclusion Date, there shall be at least three (3) years remaining in the initial Term or the Renewal Term if Tenant shall have exercised its Renewal Option, and (iv) Tenant and its Affiliates shall physically occupy at least seventy-five percent (75%) of the rentable area of the Premises, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is twenty (20) days after the giving of the Offer Notice (time being of the essence) to include the Offer Space in the Premises.  Tenant shall not have the option to include in the Premises less than the entire Offer Space described in the Offer Notice.  The Fixed Rent with respect to such Offer Space shall be the Fair Offer Rental (as hereinafter defined) for such Offer Space, which Fixed Rent shall be determined as of the Anticipated Inclusion Date and shall be set forth in a written notice (the “Offer Rent Notice”) given to Tenant on the later to occur of (x) the date which is no later than ninety (90) days prior to the Anticipated Inclusion Date for such Offer Space, or (y) the date Landlord sends the Offer Notice to Tenant for such Offer Space.  Landlord’s determination of the Fair Offer Rental as set forth in the Offer Rent Notice is hereinafter referred to as “Landlord’s Offer Determination”.  “Fair Offer Rental” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the applicable Offer Space, taking into account all relevant factors.  Tenant shall deliver written notice to Landlord (“Tenant’s Rent Notice”) within thirty (30) days after Landlord’s delivery of the Offer Rent Notice whether Tenant accepts or disputes Landlord’s Offer Determination, and if Tenant disputes Landlord’s Offer Determination, the Tenant’s Rent Notice shall set forth Tenant’s good faith determination of the Fair Offer Rental for such Offer Space, which shall constitute the minimum that Tenant can claim as the Fair Offer Rental for such space in any arbitration thereof (“Tenant’s Minimum Offer Determination”).  If Tenant fails to send Tenant’s Rent Notice with the thirty (30) day period, or fails to object to Landlord’s Offer Determination in Tenant’s Rent Notice and to set forth therein Tenant’s Minimum Offer Determination, then Tenant shall be deemed to have accepted Landlord’s Offer Determination as the Fair Offer Rental for such Offer Space.

(d)                                 If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), the Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except (i) Fixed Rent shall be equal to the Fair Offer Rental, (ii) Tenant’s Tax Share with respect to such Offer Space shall be a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet in the Offer Space and the denominator of which is the number of rentable square feet in the Building (excluding storage space (if any)), measured according to the same methodology Landlord used to measure the size of the Offer Space, (iii) Tenant’s Operating Share with respect to such Offer Space shall be a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet in the Offer Space and the denominator of which is the number of rentable square feet of office space in the Building (excluding the retail space on the ground floor), measured according to the same methodology Landlord used to measure the size of the Offer Space, (iv) the Base Tax Amount with respect to such Offer Space shall be the Taxes for the Tax Year during which the Anticipated Inclusion Date occurs, (v) the Base Operating Year with respect to such Offer Space shall be the Operating Year during which the Anticipated Inclusion Date occurs, (vi) Landlord shall not be required to perform any Landlord’s Work or any other work, pay a Landlord’s contribution or a Work Allowance or any other amount, or render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept the Offer Space in its “as is” condition on the Offer Space Inclusion Date (except that Landlord shall deliver the same in compliance with Legal Requirements and free of asbestos and asbestos containing materials), and (vii) the term of the lease of the Offer Space shall be coterminous with the Term of this Lease.

(e)                                  If in Tenant’s Rent Notice, Tenant disputes Landlord’s determination of Fair Offer Rental, and Landlord and Tenant fail to agree as to the amount thereof within twenty (20) Business Days after the giving of Tenant’s Rent Notice, then the dispute shall be resolved by arbitration in the same manner as a dispute involving Fair Market Rent pursuant to Section 36.01 herein; provided, that such arbitration proceeding shall not commence prior to the date that is three (3) months before the Anticipated Inclusion Date.  If the dispute shall not have been resolved on or before the Offer Space Inclusion Date, then pending such resolution, Tenant shall pay, as Fixed Rent for the applicable Offer Space, an amount equal to Landlord’s Offer Determination.  If such resolution shall be in favor of Tenant, then within twenty (20) days after the final determination of Fair Offer Rental, Landlord shall refund to Tenant any overpayment or credit Tenant against Rent next coming due, at Landlord’s option.

(f)                                    If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the date on which Landlord anticipates that the Offer Space shall be Available as set forth in the Offer Notice, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired.  This Section 37.01(f) constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.  Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to deliver the Offer Space to Tenant as soon as possible following the projected Offer Space Inclusion Date, and if for any reason such Offer Space is not delivered to Tenant within one hundred eighty (180) days from the projected Offer Space Inclusion Date for such Offer Space (the “Offer Space

Outside Date”), then Tenant shall have the right to rescind its exercise of the Offer Space Option with respect to such Offer Space upon thirty (30) days written notice to Landlord given, if at all, within fifteen (15) days after the Offer Space Outside Date (with time being of the essence with respect to the giving of such rescission notice), provided that delivery of such Offer Space shall not occur within such thirty (30) day period, in which case such rescission notice shall be null and void and of no force or effect.  The parties hereto acknowledge and agree that such rescission right shall be Tenant’s sole and exclusive remedy if Landlord shall be unable to deliver possession of the Offer Space to Tenant for any reason on or before the Offer Space Outside Date, and that Landlord shall have no other liability for failure to give Tenant possession of the Offer Space.

(g)                                 If Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of the particular Offer Space with respect to which Tenant did not give an Acceptance Notice with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option with respect only to the particular space that was the subject of the Offer Notice shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer such portion of the Offer Space to Tenant.

(h)                                 Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Section 37.01.

ARTICLE 38

Landlord’s Work Allowance

38.01                    (a)                                 Subject to the terms and conditions hereinafter set forth, Landlord shall provide a construction allowance (“Landlord’s Contribution”) to reimburse Tenant for Tenant’s cost of preparing the Premises for Tenant’s occupancy thereof during the Term (“Tenant’s Work”), in an aggregate amount not to exceed Two Million One Hundred Ninety Thousand Twenty  ($2,190,020) Dollars.  Landlord shall fund the portion of Landlord’s Contribution from time to time being requisitioned by Tenant in the manner set forth in Section 38.01(b) below, but only if all of the following conditions shall have been satisfied:

(i)                                     Tenant shall not be in default of any of the terms, covenants or conditions to be performed or observed by Tenant under this Lease (provided that if Tenant shall cure such default, Tenant shall again be eligible to receive Landlord’s Contribution);

(ii)                                  Tenant shall have obtained, and at all times during the construction period shall maintain, all necessary and appropriate permits, licenses, authorizations and approvals as may then be required by any governmental authorities having or asserting jurisdiction in connection with such construction, and shall have delivered true copies thereof to Landlord; and

(iii)                               Tenant shall have delivered to Landlord, for approval by Landlord: (x) a completed requisition for payment (in form issued by the American Institute of

Architects), certified and sworn to by an officer of Tenant and Tenant’s architect stating or accompanied by:  (1) the amount being requested, (2) paid invoices for all labor and materials performed as part of Tenant’s Work covered by all requisitions made prior to such requisition, (3) the amount of Landlord’s Contribution previously paid to Tenant, (4) the value of labor and materials performed and incorporated in the Premises through the last day of the month immediately prior to such requisition and the aggregate value of the entire Tenant’s Work to be performed, and (5) that all work then completed has been performed in good and workmanlike manner in accordance with Tenant’s Plans, as approved by Landlord, and in compliance with all Laws; and (y) waivers of lien from all contractors, subcontractors and materialmen who shall have furnished materials or supplies or performed work or services in connection with Tenant’s Work covered by all requisitions made prior to such requisition.

(b)                                 The Landlord’s Contribution shall be paid by Landlord to Tenant in progress payments as follows:  Within thirty (30) days after Tenant shall have complied with all of the conditions set forth in the foregoing Section 38.01(a), Landlord shall pay to Tenant an amount equal to that portion of Landlord’s Contribution which shall equal, on a percentage basis, that portion of Tenant’s Work then completed in accordance with the provisions hereof, as certified by Tenant’s architect and an officer of Tenant, less all amounts of Landlord’s Contribution previously disbursed, provided, however, that Landlord shall not be required to make more than one (1) payment per any thirty (30) day period.  Landlord shall have the right to retain ten (10%) percent of every requisition of Landlord’s Contribution until: (i) all of Tenant’s Work shall have been finally completed, (ii) waivers of lien from all contractors, subcontractors and materialmen who shall have furnished materials or supplies or performed work or services in connection with Tenant’s Work shall have been delivered to Landlord, (iii) all governmental authorities having or asserting jurisdiction (including the New York City Department of Buildings) shall have issued final approvals of Tenant’s Work and true copies thereof shall have been delivered to Landlord, and (iv) Tenant shall have delivered to Landlord “as built” drawings with respect to Tenant’s Work that comply with the requirements of Section 11.08 above.

(c)                                  Landlord’s obligation to pay Landlord’s Contribution shall only apply to that part of Tenant’s Work consisting of the installation of walls, partitions, columns, fixtures, improvements and appurtenances permanently attached to or built into the Premises, including the following:  mechanical systems, flooring, wall coverings, ceilings, duct work, electrical wiring, plumbing, millwork and supplemental air conditioning systems (if any), affixed carpeting and other floor coverings, but shall not include business and trade fixtures, machinery, equipment or other articles of personal property, professional fees and/or so-called “soft costs”; provided, however, that Tenant may apply any unused portion of Landlord’s Contribution, up to a maximum of fifteen (15%) percent of Landlord’s Contribution, remaining after Tenant shall have satisfied all of the conditions set forth in clauses (i) through (iii) in Section 38.01(b) above against Tenant’s permit and filing fees and architect’s and engineer’s professional fees incurred in connection with the performance of Tenant’s Work.

(d)                                 Landlord shall have no obligation to pay all or any portion of Landlord’s Contribution to Tenant at any time after the third (3rd) anniversary of the Commencement Date, except any portion of Landlord’s Contribution that shall remain unpaid but that shall have become due and payable on or prior to the third (3rd) anniversary of the Commencement Date.  Tenant hereby waives any and all rights to claim or receive all or any portion of Landlord’s Contribution that shall not have become due and payable to Tenant on or before the third (3rd) anniversary of the Commencement Date.

(e)                                  If Landlord fails to approve a progress payment on a timely basis when required hereunder, Tenant shall provide written notice of such failure to Landlord.  Any dispute arising between Landlord and Tenant as to whether Landlord has failed properly to approve a required progress payment shall be subject to expedited arbitration pursuant to the terms of Section 35.07(b) hereof, and in the event that Tenant shall obtain a final and binding determination of such arbitrators, which decision has been reduced to judgment, to the effect that Landlord was required to approve progress payment, then if Landlord shall not within ten (10) days after such judgment has been obtained approve the same and pay such funds to Tenant, Tenant shall have the right to offset such amount, with interest accruing from the date that such progress payment should have been made against the next installment(s) of Fixed Rent becoming due hereunder until Tenant has been fully reimbursed therefor.  Such interest shall be calculated at the Base Rate for the period from the date when such progress payment should have been made until the date that is ten (10) days after such judgment has been obtained and at one and one-half (1 ½%) percent per month thereafter until such offset shall occur or payment shall be made.

(f)                                    If any Building violation (other than a violation which results from any act or omission of Tenant) shall prevent Tenant from obtaining any work or building permit requested in connection with Tenant Work’s or from thereafter performing Tenant’s Work or if remediation of Hazardous Materials are otherwise required to comply with Legal Requirements in order to enable Tenant to obtain or as a condition to a building permit required to perform Tenant’s Work, then Landlord shall cure and remove said violation and perform any such remediation within ten (10) days after the receipt of Tenant’s notice to Landlord thereof, or if the same is of such a nature that it cannot be removed and cured or remediated within ten (10) days, Landlord shall commence within such ten (10) day period, and thereafter diligently pursue, such cure, removal or remediation.

ARTICLE 39

Cancellation Option

39.01                    Notwithstanding any other provisions of this Lease to the contrary, Tenant shall have the one-time right to cancel and terminate this Lease with respect to the entire Premises only, effective as of the day (the “Cancellation Date”) preceding the tenth (10th) anniversary of the Rent Commencement Date, provided that each of the following conditions is satisfied:  (i) Tenant shall give Landlord not less than eighteen (18) months prior written notice of its election to cancel and terminate this Lease (“Tenant’s Notice of Cancellation”), (ii) there shall not be any default beyond any applicable notice and cure period under this Lease at the time Tenant’s Notice of Cancellation is given, and there shall not be any default beyond any applicable notice and cure period in the payment of any Rent or in Tenant’s obligation to remove any specialty alterations that Tenant is required to have removed on the Cancellation Date; (iii) Tenant shall have paid to Landlord at the time of the giving of Tenant’s Notice of Cancellation an amount equal to the straight-line unamortized portion of (a) the Landlord’s Contribution actually disbursed to Tenant; (b) the brokerage commissions and legal fees incurred by Landlord in connection with this Lease, and (c) $615,291.32 of the free Fixed Rent granted to Tenant; with the amortization of such costs to be calculated on the basis of an amortization period beginning on the Commencement Date and ending on the last day of the month in which occurs the day immediately preceding the 15th anniversary of the Rent Commencement Date and an interest rate of eight percent (8%) per annum; and (iv) Tenant additionally shall have paid Landlord at the time of the giving of Tenant’s Notice of Cancellation an amount equal to $350,000.00.  Time is of the essence with respect to the giving of Tenant’s Notice of Cancellation and the making of the payments required to be made by this Section 39.01.  Upon the timely giving of Tenant’s Notice of Cancellation and the timely payment of the sums required to be paid by this Section 39.01, the Term shall expire on the Cancellation Date as if such date were the Expiration Date and neither party shall have any further rights or obligations under this Lease except for such rights and obligations which expressly survive the Cancellation Date or the Expiration Date.  From and after the date Tenant has delivered Tenant’s Notice of Cancellation, Tenant’s rights under Articles 36 and 37 of this Lease shall terminate and be of no further force and effect.  Tenant may request that Landlord provide Tenant with the amounts of the items listed in clauses (iii)(a), (b) and (c) above at any time during the Term after the first sixty (60) days following the Rent Commencement Date.  The provisions of this Article 39 shall survive the Cancellation Date.

ARTICLE 40

Roof Installations

40.01                    (a)                                   Provided Tenant shall not be in default under this Lease beyond notice and the expiration of any applicable cure period, Tenant shall have the right to install, at Tenant’s sole cost and expense, surface mounted poles attached to the roof of the Building and/or a satellite dish or other communications device, in an area not to exceed four (4) square feet, and Tenant shall maintain and operate the same (hereinafter collectively referred to as the “Installations”) subject to all of the terms, covenants and conditions of this Lease (including, without limitation, Article 11); provided further that unless the Installations shall be installed within eighteen (18) months following the Rent Commencement Date, Tenant’s right to install the same shall be subject to the availability of sufficient space for such Installations at the time of Tenant’s request.  Before installing any of the Installations, Landlord’s approval as to size, weight, location and method of attachment must be obtained.  Landlord’s approval (which shall be given or withheld in accordance with the provisions of Article 11 hereof) shall also be required for modifications to, and the removal of, the Installations.

(b)                                 Landlord shall, in its sole discretion, designate the available space on the roof of the Building for the location of the Installations, and of all passageways required for access to such Installations by Tenant’s personnel.  If Tenant shall install any Installations as permitted in this Article 40, Landlord shall make available space in the Building shaftways for purposes of installing a conduit riser of commercially reasonable size for Tenant’s electric, power voice and data requirements from the Premises to the Installations, which riser shall be installed at Tenant’s sole cost.  In connection with Tenant’s installation, maintenance and operation of the Installations, Tenant shall comply with all Legal Requirements and shall procure, maintain and pay for all permits and licenses required therefor, including all renewals thereof.  The parties agree that Tenant’s use of the roof of the Building is a non-exclusive use and Landlord may permit the use of any other portion of the roof to any other person, firm or corporation for any use, including the installation of other antennas, generators and/or communications systems, provided the same do not materially interfere with the use and operation of the Installations.  Tenant shall ensure that its use of the roof does not unreasonably impair such other person’s, firm’s or corporation’s data transmission and reception via their respective antennas and support equipment, if any.  Tenant, at its sole cost and expense, shall install any screening device requested by Landlord at any time to ensure that the Installations cannot be viewed or seen by the general public and, if such screening device is installed, it shall be deemed to be an Installation under this clause.

40.02                     Intentionally omitted.

40.03                     In no event shall the maximum level of emissions from the Installations exceed a reasonable portion of the total emissions allowable for the Building under applicable Legal Requirements, taking into account the number of rooftop installations at the Building.

40.04                     Landlord shall not charge Tenant rent for the use of the roof space for the Installations, but Tenant shall pay for all electrical service required for Tenant’s use of the Installations in accordance with Article 14 of this Lease.

40.05                     Tenant, at Tenant’s sole cost and-expense, shall promptly repair any and all damage to the roof of the Building and to any other part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the Installations erected or installed by Tenant pursuant to the provisions of this Article 40.  Tenant further covenants and agrees that the Installations and any related equipment erected or installed by Tenant pursuant to the provisions of this Article 40 shall be erected, installed, repaired, maintained and operated by Tenant at the sole cost and expense of Tenant and without charge, cost or expense to Landlord.

40.06                     The Installations and related equipment installed by Tenant pursuant to the provisions of this Article 40 shall be Tenant’s Property, and, upon the expiration or earlier termination of the Term of this Lease shall be removed by Tenant, at Tenant’s sole cost and expense, and Tenant shall repair any damage to the roof of the Building, and any other portion or portions of the Building caused by or resulting from said removal and Tenant shall restore same to its condition existing immediately prior to Tenant’s installation of the Installations.

40.07                     At any time during the Term, Landlord may require Tenant to relocate the Installations and related equipment to another portion of the roof upon sixty (60) days notice to Tenant (at Landlord’s expense) or to remove the Installations (at Tenant’s expense) if their existence would constitute a violation of any Legal Requirements.

40.08                     Nothing contained in this Article 40 shall be deemed to require Landlord to keep or maintain any area on the roof of the Building available for Tenant’s Installations, except that Landlord shall maintain an area of four (4) square feet for such purpose for a period of eighteen (18) months following the Rent Commencement Date, as set forth in Section 40.01(a).

*                                         *                                         *

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the dates indicated below to be effective as of the day and year first above written.

1114 6TH AVENUE CO. LLC, Landlord

By: 1114 6th Avenue Holdings LLC, its managing member

By:	/s/ Jeremiah B. Larkin
Name: Jeremiah B. Larkin
Title: Senior Vice President
Date: Director of Leasing

ADVENT SOFTWARE, INC., Tenant

By:	/s/ Stephanie G. DiMarco
Name: Stephanie G. DiMarco
Title: CEO
Date: September 30, 2009

Tenant’s Federal Identification Number: 94-2901952

EXHIBIT A

Description of Land

All that certain lot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of West 42nd Street, distant 208 feet easterly from the northeasterly corner of 42nd Street and Avenue of the Americas (formerly 6th Avenue);

RUNNING THENCE easterly along the northerly side of 42nd Street, 234 feet;

THENCE northerly parallel with Avenue of the Americas, 200 feet 10 inches to the southerly side of 43rd Street;

THENCE westerly along the southerly side of 43rd Street, 442 feet to the easterly side of Avenue of the Americas;

THENCE southerly along the easterly side of Avenue of the Americas, 100 feet 5 inches to the center line of the block;

THENCE easterly parallel with 42nd Street, 208 feet;

THENCE southerly parallel with Avenue of the Americas, 100 feet 5 inches to the northerly side of 42nd Street, at the point or place of BEGINNING.

EXHIBIT B

Floor Plan of Premises

(See attached.)

EXHIBIT C

Landlord’s Work

Landlord will deliver the Premises in fully demolished core and shell condition and with work substantially completed as described below:

•                  The Premises will be fully demolished and delivered in broom clean condition;

•                  Landlord shall install a temporary construction sprinkler loop in the Premises, in compliance with code for a construction floor;

•                  Landlord shall furnish ¾” cold water supply for Tenant tie-in;

•                  Landlord shall furnish a fire alarm system with adequate connectivity (provided that Tenant shall be responsible for all costs associated with tie-in and reprogramming of such system);

•                  Landlord shall furnish main HVAC supply and return duct connections for the Premises through the core wall inclusive of fire/smoke dampers per code;

•                  Landlord shall scrape and patch floor and any penetrations as necessary to accept a standard office installation;

•                  Landlord shall fireproof all existing steel as per code for demolished space and shall firestop all penetrations in fire rated construction as per code for demolished space;

•                  Landlord shall abate any hazardous materials and shall deliver an ACP-5 to Tenant;

•                  Landlord shall tape and sand all core walls and exterior Building walls and shall insulate all exterior Building walls in the Premises; and

•                  Landlord shall repair or replace all damaged convector covers and ensure that all perimeter convectors and fan units therein are in good working order.

EXHIBIT D

Form of Letter or Credit

[ISSUING BANK]

[Date]

BENEFICIARY:

1114 6TH AVENUE CO. LLC
c/o Brookfield Properties Management LLC
Three World Financial Center
200 Vesey Street
New York, New York 10281-1021
Attention:  General Counsel

Ref:  Irrevocable Letter of Credit No.

Ladies and Gentlemen:

By order of our client, [Insert Name of Tenant], a [                    ] [                    ] (“Tenant”), having an address at [                                                                      ], we hereby open in your favor our clean irrevocable Letter of Credit No.                       for the aggregate sum of [                    ] United States Dollars, (U.S. $                            ), effective immediately and expiring at our                                 , New York, New York office on [Insert Expiration Date] or any automatically extended date.

Funds under this Letter of Credit are available to you against presentation of the original of this Letter of Credit and your sight draft(s) drawn on us marked “drawn under Irrevocable Letter of Credit No.                       dated [Insert date of this Letter of Credit]”, which may be presented in person at our office listed above [or by facsimile transmitted to                                         ], accompanied by Beneficiary’s signed statement that under the terms and conditions of that certain Lease dated                          , 2009 between Beneficiary and Tenant, Beneficiary is entitled to draw upon the Letter of Credit.

Partial draws under this Letter of Credit are permitted.

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for one year from the present or any future expiration date hereof, unless not less than sixty (60) days prior to any such date we shall notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.  Upon receipt by you of such notice, you may draw hereunder by means of your draft on us at sight, accompanied by the original Letter of Credit.

D-1

This Letter of Credit sets forth the full terms of our understanding and shall not in any way be modified, amended, or amplified by reference to any other document, instrument, or agreement which is not signed by our duly authorized officer.

The request for payment under this Letter of Credit shall be final and conclusive for all purposes without verification by us and shall not be subject to refutation, denial or contest.

This Letter of Credit is transferable in whole but not in part by the beneficiary upon notice to the undersigned, without charge.  Requests for transfer will be [in the form of Annex A attached hereto,] duly completed by an officer of your company and accompanied by the original of this Letter of Credit.

If we receive the original of this Letter of Credit, your sight draft and Beneficiary’s signed statement, as mentioned above, in accordance with the terms and conditions of this Letter of Credit, we will promptly honor the same.

This Letter of Credit is subject to the International Standby Practices (ISP98), International Chamber of Commerce, Publication No. 590, shall be deemed to be a contract made under, and as to matters not governed by the UCP, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

[Name of Bank]

By:
Authorized Signature
Title:

[ANNEX A TO BE ADDED BY ISSUING BANK, IF REQUIRED]

D-2

EXHIBIT E

Rules and Regulations

1.             The rights of each tenant in the entrances, corridors, elevators and escalators servicing the Building are limited to ingress to and egress from such tenant’s premises for the tenant and its employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, escalators or elevators for any other purpose.  No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators and other facilities of the Building by any other tenants.  Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees.  No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, plazas, entrances, corridors, escalators, elevators, fire exits or stairways of the Building.  Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it in its reasonable judgment deems best for the benefit of the tenants generally.

2.             Landlord may refuse admission to the Building outside of Business Hours on Business Days (as such terms are defined in the Lease to which this Exhibit is attached) to any person not known to the watchman in charge or not having a pass issued by Landlord or the tenant whose premises are to be entered or not otherwise properly identified, and Landlord may require all persons admitted to or leaving the Building outside of Business Hours on Business Days to provide appropriate identification.  Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons.  Any person whose presence in the Building at any time shall, in the reasonable judgment of Landlord, be prejudicial to the safety, character or reputation of the Building or of its tenants may be denied access to the Building or may be ejected therefrom.  During any invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building by closing the doors or otherwise for the safety of the tenants and protection of property in the Building.

3.             No tenant shall obtain or accept for use in its premises ice, drinking water, food, beverage, towel, barbering, bootblacking, floor polishing, cleaning or other similar services from any persons reasonably prohibited by Landlord in writing from furnishing such services.  Such services shall be furnished only at such hours, and under such reasonable regulations, as may be fixed by Landlord from time to time.

4.             The cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or its employees, agents, contractors, licensees or invitees, shall be paid by such tenant.

5.             No awnings or other projections shall be attached to the outside walls of the Building.  No curtains, blinds, shades or screens which are different from the standards adopted by Landlord for the Building shall be attached to or hung in, or used in connection with, any exterior window or, if visible from outside of the Premises, any exterior door of the premises of any tenant, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.  Such curtains, blinds, shades or screens must be of a quality, type, design and color, and attached in the manner approved by Landlord.

6.             No lettering, sign, advertisement, notice or object shall be displayed in or on the exterior windows or doors, or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same shall be visible outside of the Building from the street level, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.  In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant violating this rule.  Interior signs, elevator cab designations and lettering on doors and the Building directory shall, if and when approved by Landlord, be inscribed, painted or affixed for each tenant by Landlord at the expense of such tenant, and shall be of a size, color and style acceptable to Landlord.

7.             The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed on the window sills or on the peripheral air conditioning enclosures, if any.

8.             No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.

9.             No bicycles, vehicles, animals, fish or birds of any kind shall be brought into or kept in or about the premises of any tenant or the Building.

10.           No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio or television, which, in the reasonable judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant.  Nothing shall be done or permitted in the premises of any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

11.           No tenant, nor any tenant’s contractors, employees, agents, visitors or licensees, shall at any time bring into or keep upon the premises or the Building any inflammable, combustible, explosive or otherwise dangerous fluid, chemical or substance other than the minimal amount required in the normal operation and maintenance of Tenant’s business office equipment and machines provided same are maintained in accordance with all applicable legal and insurance requirements.

12.           Additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key.  Additional keys for a tenant’s premises and toilet rooms shall be procured only from Landlord who may make a reasonable charge therefor.  Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord at Landlord’s cost, such tenant shall pay to Landlord the cost thereof.

13.           All removals, or the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description must take place during such hours and in such elevators, and in such manner as Landlord or its agent may reasonably determine from time to time.  The persons employed to move safes and other heavy objects shall be reasonably acceptable to Landlord and, if so required by law, shall hold a Master Rigger’s license.  Arrangements will be made by Landlord with any tenant for moving large quantities of furniture and equipment into or out of the Building.  All reasonable labor and engineering costs incurred by Landlord in connection with any moving specified in this rule, including a reasonable charge for overhead and profit, shall be paid by tenant to Landlord, on demand.

14.           Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the Lease of which this Exhibit is a part.  Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter, from the tenant from whose premises the package or object or matter is being removed, but the establishment and enlargement of such requirement shall not impose any responsibility on Landlord for the protection of any tenant against the removal of property from the premises of such tenant.  Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the premises or the Building under the provisions of this Rule or of Rule 2 hereof unless caused by or resulting from the negligence or willful act of Landlord, its agents, servants, contractors, or employees.

15.           No tenant shall occupy or permit any portion of its premises to be occupied as an office for a public stenographer or public typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop, or as a school.  No tenant shall use or permit its premises or any part thereof to be used, for manufacturing, or the sale at retail or auction of merchandise, goods, or as a school.  No tenant shall use or permit its premises or any part thereof to be used, for manufacturing, or the sale at retail or auction of merchandise, goods or property of any kind.

16.           Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord’s reasonable judgment, tends to impair the reputation of the Building or its desirability as a building for others, and upon written notice from Landlord, such tenant shall refrain from and discontinue such advertising or identifying sign.

17.           Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon any tenant’s premises.  If, in the reasonable judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of the tenant and in such manner as Landlord shall reasonably determine.

18.           No machinery or mechanical equipment other than ordinary portable business machines may be installed or operated in any tenant’s premises without Landlord’s prior written consent which consent shall not be unreasonably withheld or delayed, and in no case (even where the same are of a type so excepted or as so consented to by Landlord) shall any machines or mechanical equipment be so placed or operated as to disturb other tenants; but machines and mechanical equipment which may be permitted to be installed and used in a tenant’s premises shall be equipped, installed and maintained by such tenant as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.

19.           Landlord, its contractors, and their respective employees, shall have the right to use, without charge therefor, all light, power and water in the premises of any tenant while cleaning or making repairs or alterations in the premises of such tenant.

20.           No premises of any tenant shall be used for lodging or sleeping or for any immoral or illegal purpose.

21.           The requirements of tenants will be attended to only upon application at the office of the Building.  Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

22.           Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

23.           No tenant shall cause or permit any unusual or objectionable odors to emanate from its premises which would annoy other tenants or create a public or private nuisance.  No cooking shall be done in the premises of any tenant except as is expressly permitted in such tenant’s lease, provided that nothing contained herein shall prohibit tenants from warming food in microwaves in pantries within their premises.

24.           Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building’s services or the proper and economic heating, ventilating, air conditioning, cleaning or other servicing of the Building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which, in the reasonable judgment of Landlord, might cause any such impairment or interference.  For purposes hereof, the term “EMI” shall mean electromagnetic interference, and the term “Excessive EMI” shall mean EMI at a level exceeding thirty (30) milligaus.  Tenant, at Tenant’s sole cost and expense, promptly following its receipt of notice from Landlord to the effect that the installation or manner of operation of any equipment by Tenant is causing Excessive EMI in any portion of the Building other than the Premises, shall take steps to bring such Excessive EMI below thirty (30) milligaus in a manner that is appropriate, as reasonably determined by Landlord.  Tenant shall not install any equipment or operate any equipment in a manner which would result in the electrical voltage and current distortion at the service switchboards of any floor of the Building failing to be within the limits stated in IEEE 519.

25.                                 No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the Building which may damage them.  The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein.  All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.  Any cuspidors or containers or receptacles used as such in the premises of any tenant or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense of such tenant.

26.                                 All entrance doors in each tenant’s premises shall be left locked and all windows shall be left closed by the tenant when the tenant’s premises are not in use.  Entrance doors shall not be left open at any time.  Each tenant, before closing and leaving its premises at any time, shall turn out all lights.

27.                                 Hand trucks not equipped with rubber tires and side guards shall not be used within the Building.

28.                                 All windows in each tenant’s premises shall be kept closed, and all blinds therein above the ground floor shall be lowered as reasonably required because of the position of the sun, during the operation of the Building air-conditioning system to cool or ventilate the tenant’s premises.  If Landlord shall elect to install any energy saving film on the windows of the Premises or to install energy saving windows in place of the present windows tenant shall cooperate with the reasonable requirements of Landlord in connection with such installation and thereafter the maintenance and replacement of the film and/or windows and permit Landlord to have access to the tenant’s premises at reasonable times during Business Hours to perform such work.

29.                                 Intentionally Omitted.

30.                                 Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its reasonable judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the tenants generally, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant.  Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building.

31.                                 Except as otherwise agreed to in writing by Landlord, Tenant shall not use or permit the use of the Premises for the sale, lease, license or other delivery of electronic commerce services to any tenants or occupants of the Building, including but not limited to, hardware and software services that allow users to conduct business-to-business or business-to-consumer services over networks utilizing, by way of example, e-mail, electronic data interchange, data archiving, e-forms, electronic file transfer, facsimile transfer or similar services or any other services not expressly permitted under this Lease.

32.                                 Landlord may elect, in its sole discretion from time to time, to provide one or more bicycle racks in or about the Building as an amenity for the occupants of the Building.  The use of such bicycle racks by any occupants of the Building shall be at their sole risk and Landlord shall be under no obligation to take any steps to prevent or minimize the risk of damage, theft or personal injury in connection with such use of the bicycle racks.  The provisions of Section 18.01 of the Lease providing for the non-liability of Landlord and other specified parties shall apply in all respects to any loss, injury or damage to Tenant or to any other person, or to its or their property relating to or in connection with the bicycle racks, provided that in no event shall Landlord or such other specified parties be deemed to be negligent by virtue of the existence or placement of such bicycle racks or Landlord’s failure to take any steps to prevent or minimize the risk of damage, theft or personal injury in connection with the use thereof.  The indemnification provisions of clause (b) of Section 18.02 of the Lease shall apply with respect to the use of the bicycle racks by Tenant or any of its subtenants or licensees or its or their partners, directors, principals, shareholders, officers, agents, employees or contractors.  Nothing contained herein shall be construed to permit any tenant or occupant of the Building or its or their licensees or invitees to bring any bicycle into the Building.

EXHIBIT F

Alterations Rules and Regulations

A.                                   General

1)                                      Tenant will make no alterations, decorations, installations, repairs, additions, improvements or replacements (which are hereinafter called “ Alterations” and which are the Alterations referred to in the Lease) in, to or about the Premises except in compliance with Article 11 of the Lease.

2)                                      Prior to the commencement of any Alterations, Tenant is responsible for obtaining, from the Building Manager, a base Building pre-demolition/pre-construction status report noting condition of Premises.

3)                                      Prior to the commencement of any Alterations, Tenant shall submit for Landlord’s written approval all required items described in Paragraphs 1, 2 and 3 of Section B hereof.

4)                                      Tenant shall insure that the proposed Alterations comply with The Administrative Code of The City of New York and all other laws, ordinances, rules and regulations promulgated by all governmental agencies and bodies having jurisdiction over such Alterations, including, without limitation, the Americans With Disabilities Act.

5)                                      Tenant shall ensure that all proposed Alterations comply with Building standards listed in Section C hereof, and are adequately designed to serve Tenant’s needs while remaining in full conformity with, and not adversely affecting, any Building systems.

6)                                      All (i) demolition or removal of construction materials, or (ii) moving of construction materials to or from the Building, or (iii)  other categories of work which may disturb or interfere with other Tenants of the Building or disturb or interfere with Building operations, must be scheduled and performed before or after Business Hours.  Tenant shall provide the Building Manager with written notice at least twenty-four (24) hours prior to scheduling any Alteration, and shall pay Landlord’s standard charges for overtime porters, security, engineers and other costs incurred by Landlord in connection with such after hours scheduling.

7)                                      Intentionally omitted.

8)                                      All inquiries, Tenant plans, requests for approvals, and all other matters shall be processed through the Building Manager.

B.                                     Tenant Submittals

1)                                      Tenant to submit to Landlord the following information for Landlord’s review and approval prior to commencement of any Alterations.  Landlord’s review and approval period will not commence until the Building Manager is in receipt of the following items, as one complete package:

a)                                      Letter of Intent to perform construction.  Letter to include a brief description of the proposed Alterations, Tenant contact, complete list of proposed contractors and work schedule.

b)                                     Two (2) sets of design drawings and specifications noting full scope of work involved in performing such Alterations.  All drawings must be signed and sealed by Tenant’s Registered Architect or Professional Engineer licensed to conduct business in the State of New York.  Part plan drawings will not be acceptable.

(i)                                     If full height partition walls are being installed in an area that is sprinklered, the existing sprinkler head locations must be included to show that new partitions are not in conflict with sprinkler coverage.

(ii)                                  If the area being altered includes existing compartmentation walls, those compartmentation walls must be indicated on Tenant’s layout.

c)                                      A letter from Tenant’s Registered Architect or Professional Engineer stating that their design and scope of work complies with all applicable codes, and local laws, especially noting Local Laws 16/84, 58/87, and 5/73.  This letter must be signed and include their professional seal.

d)                                     Proper New York City Building Department filing applications, as required, for all Alterations indicated on drawings.

e)                                      Valid Certificates of Insurance and a Contractors Agreement signed by Tenant’s general contractor (see Insurance Requirements in Section D hereof).

2)                                      Upon completion of Landlord’s review, the following will be returned to Tenant:

a)                                      A letter (i) granting approval to file drawings; or (ii) granting conditional approval, subject to Tenant incorporating Landlord’s comments and suggested revisions into a revised set of design drawings (no Alterations will commence or applications be filed until Landlord is in receipt of such revised set of drawings); or (iii) disapproving such Alterations; and

b)                                     If approved, or conditionally approved, Building Department applications signed by Landlord.

Landlord’s review is for conformance with Building standards only and is not a review for compliance with law or a review of the adequacy of Tenant’s design.  No such approval, or comments shall constitute a waiver of the obligation that Tenant’s Alterations comply with all laws and receive Buildings Department or other governmental approvals.

3)                                      Prior to commencement of Alterations:

Tenant to submit to Landlord the following:

a)                                      A letter or revised drawings addressing Landlord’s comments, if any.

b)                                     Approved New York City Building Department filing applications, drawings, and all work permits.

c)                                      A final list of all contractors and subcontractors who will perform the Alterations.

d)                                     A work schedule noting duration of work.

4)                                      Upon completion of Alterations:

Tenant to submit to Landlord, in a timely manner, the following:

a)                                      All sign-off documents which pertain to work filed from all agencies having jurisdiction.

b)                                     As-built drawings.

c)                                      A properly executed Air Balancing Report, signed by a Professional Engineer.

C.                                     Building Standard Requirements

1)                                      All structural or floor loading requirements, mechanical (HVAC), plumbing, sprinkler, electrical, fire alarm, elevator, of any proposed Tenant installation shall be subject to the prior approval of Landlord’s consultants.  All expenses incurred by Landlord’s consultant regarding review and approval of Tenant’s design shall be at Tenant’s expense.

2)                                      All demolition by Tenant (if any) shall be supervised by Landlord’s representative at Tenant’s expense.

3)                                      Elevator service for construction work shall be charged to Tenant at standard Building rates.  Prior arrangements for elevator use shall be made with Building Manager by Tenant.  No material or equipment shall be carried under or on top of elevators.  If workmen (including, without limitation, Operating Engineers and

Personnel Carriers), are required by any union regulations for material or personnel hoisting, such workmen shall be paid for by Tenant.

4)                                      If shutdown of any mechanical or electrical risers are required, such shutdown shall be performed by Landlord’s contractors at Tenant’s expense or, at Landlord’s option, supervised by Landlord’s representative at Tenant’s expense.

5)                                      Tenant’s contractor shall:

a)                                      have a Superintendent or Foreman on the Premises at all times;

b)                                     police the job at all times, continually keeping the Premises orderly; protection and maintenance will be Tenant’s responsibility;

c)                                      maintain cleanliness and protection of all areas, including elevators and lobbies;

d)                                     protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

e)                                      block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system;

f)                                        protect all Class “E” fire alarm devices and wiring; and

g)                                     avoid the disturbance of other Tenants.

6)                                      If any part of Tenant’s Alteration is improperly performed, Tenant shall be charged for corrective work done by Landlord’s personnel or contractors engaged for such purpose by Landlord.

7)                                      All equipment and installations must be equal to the standards of the Building.  Any deviation from Building standards will be permitted only if approved by Landlord in writing.

8)                                      Tenant shall pay Landlord for any amounts billed in connection with any Alteration within thirty (30) days after billing therefor.

9)                                      Landlord’s contract fire alarm service personnel shall be the only personnel permitted to adjust, test, alter, relocate, add to, or remove equipment connected to the Class “E” System.

10)                                During such times that Tenant’s alterations or demolition of the Premises require that fire protection afforded by the Class “E” System or sprinkler system be disabled, Tenant, at Tenant’s expense, shall maintain fire watch service deemed reasonably suitable to Landlord, and any agency having jurisdiction.

11)                                Landlord, at Tenant’s expense, shall repair or cause to have repaired, any and all defects, deficiencies or malfunctions of the Class “E” System caused by Tenant’s Alterations or related demolition.  Such expense may include expenses of engineering, supervision and standby fire watch personnel that Landlord deems necessary to protect the Building during the time such defects, deficiencies and malfunctions are being corrected.

12)                                Should Tenant desire to install its own internal fire alarm system, Tenant shall request Landlord to connect such system to the Class “E” System at Tenant’s expense in such reasonable manner as prescribed by Landlord.  Tenant shall, at Tenant’s expense, have such internal fire alarm system approved by governing agencies having jurisdiction, and shall submit to Landlord an approved copy of plans of such system before initiating any installation of such system.  Tenant must demonstrate that system is in working order prior to requesting tie-in.

13)                                Landlord, at Tenant’s expense, will be responsible for the maintenance and proper operation of any Tenant Class “E” Fire Alarm sub-system.

14)                                When Tenant’s use of any space requires a change in the Certificate of Occupancy, whether a building has a Final Certificate of Occupancy or Temporary Certificate of Occupancy, or (as in the case of a new Building with a Temporary Certificate of Occupancy) involves the initial inclusion of the Premises on the Certificate of Occupancy, the Tenant must utilize the services of Landlord’s consultant.  The Tenant shall be responsible for coordination with the consultant, and for all costs in connection with such consultant’s services.

15)                                The Tenant will be responsible for keeping, on Premises, a copy of all required Building Department approved applications, drawings, permits, and sign-offs during and after completion of construction and shall deliver same to Landlord at the expiration of the Lease.

16)                                The following penalties will be assessed to all tenants that do not comply with submission of Building Department documents and sign-off procedures as outlined in Section B hereof:

a)                                      Future Building Department documents that require Landlord’s signature will not be signed nor will work be allowed to commence until complete submission of all required past Building Department documents have been received.

b)                                     The final payment of any leasehold improvement allowance will not be released to Tenant until all Building Department documents and sign-offs have been received.

17)                                The attachment of any work to Building window mullions, HVAC enclosures, window soffets, will not be permitted.

18)                                Drywall partitions or installations abutting window mullions must allow for the operation of pivoting windows where applicable.

19)                                Electrical wire mold will not be permitted without written approval from Landlord.

20)                                Chasing of structural slab or Building masonry walls will not be permitted unless special consent is given by Landlord.

21)                                The attachment of drywall metal studs or track to mechanical, electrical, plumbing, sprinkler, or any Building systems will not be permitted.

22)                                All valves or equipment controlling Building systems or Tenant systems must be tagged and identified.

23)                                Access doors must be provided to all Building equipment and Tenant equipment.

24)                                Tenant’s design consultant is responsible to ensure that base Building systems are adequately sized to meet Tenant’s requirements.  Tenant shall be responsible for alterations to any existing HVAC ductwork or system and shall ensure that such work is integrated so as not to adversely affect the Building system.

25)                                All locking devices must be keyed and mastered to Building keying system.  Two (2) individual keys must be supplied to the Building Manager.

26)                                All hardware is to match Building standards.

27)                                Tenant shall not install any outside louvers without Landlord’s prior written approval.  Detailed sketches of all proposed louvers shall be submitted for Landlord’s approval which approval may be granted or withheld in Landlord’s sole discretion.

28)                                All unused wiring, conduit, equipment, materials, or previously installed work, no longer needed, must be removed.

29)                                Any connections to Building systems must be of the same materials as existing Building standards.

30)                                No exposed piping of any kind will be permitted.

31)                                Any signage, window dressing, or Tenant decor visible from outside the Tenant’s Premises must receive written approval from Landlord prior to installation.

32)                                The modification of any elevator equipment must receive prior written approval from Landlord.  All elevator devices must remain accessible for maintenance and must conform to Building standards.

33)                                Tenant is not to mount any equipment in Building Electrical Closets, Telephone Closets, or Mechanical Equipment Rooms without prior written approval from Landlord.

34)                                Tenant is responsible to ensure that all work is performed in a normal, acceptable, and safe manner.

D.                                    Contractors Agreement; Insurance Requirements

[To be retyped on Letterhead of Tenant’s General Contractor, addressed to Landlord]

Tenant:

Premises:

The undersigned contractor or subcontractor (hereinafter called “Contractor”) has been hired by the Tenant or occupant (hereinafter called “Tenant”) of the Building named above or by Tenant’s contractor to perform certain work (hereinafter called “ Work”) for Tenant in the Tenant’s Premises in the Building.  Contractor and Tenant have requested the undersigned Landlord (hereinafter called “Landlord”) to grant Contractor access to the Building and its facilities in connection with the performance of the Work and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1)                                      Contractor agrees to indemnify and save harmless the Landlord, and its respective officers, employees and agents and their affiliates, subsidiaries, and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, including death at any time resulting therefrom, and loss of or damage to property, including consequential damages, whether such injuries to persons or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2)                                      Contractor shall provide and maintain at its own expense, until completion of Work, the following insurance:

a)                                      Workers’ Compensation and Employers’ Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workers’ Compensation and Employers’ Liability Insurance.

b)                                     Comprehensive General Liability Insurance Including Coverage for Completed Operations, Broad Form Property Damage “XCU” exclusion if any deleted, and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Combined Single Limit Bodily Injury and Property Damage Liability:	$5,000,000
(written on a per occurrence basis)

c)                                      Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$5,000,000 per person $5,000,000 per occurrence

Property Damage:	$5,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days prior written notice of the cancellation of any of the foregoing policies.

3)                                      Contractor shall require all of its major subcontractors engaged in the Work whose engagement shall (x) include any work on any of the Building systems or (y) cost an aggregate amount (including labor and materials) of $100,000 or more to provide the following insurance:

a)                                      Comprehensive General Liability Insurance Including Protective and Contractual Liability Coverages with limits of liability at least equal to the above stated limits.

b)                                     Comprehensive Automobile Liability Insurance (covering all owner, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$5,000,000 per person $5,000,000 per occurrence

Property Damage:	$5,000,000 per occurrence

4)                                      Contractor shall require all of its minor subcontractors engaged in the Work whose engagement shall (x) not include any work on any of the Building systems and (y) cost less than an aggregate amount (including labor and materials) of $100,000 to provide the following insurance:

a)                                      Comprehensive General Liability Insurance Including Coverage for Completed Operations, Broad Form Property Damage “XCU” exclusion if any deleted, and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Combined Single Limit Bodily Injury and Property Damage Liability:	$2,000,000
(written on a per occurrence basis)

b)                                     Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:	$2,000,000 per person $2,000,000 per occurrence

Property Damage:	$2,000,000 per occurrence

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this              day of          , 20      .

Landlord:	Contractor:

EXHIBIT G

Cleaning Specifications

General (Tenant Areas - performed at night)
Monday - Friday (Excluding Holidays)

1.             Non-Carpeted Floors
Sweep, once per night using a chemically treated cloth.

2.             Carpeted Floors
Remove litter, four nights per week and vacuum, once per week.

3.             Waste Baskets
•              Tenant is responsible to separate recyclable waste.
•              Empty once per night.
•              Change plastic liner once per week at night (landlord to furnish liners).

4.             Telephones
Damp wipe, once per night.

5.             Ash Trays and Cigarette Urns
Empty and damp wipe, once per night.

6.             Water Fountains
Wash and polish, once per night.

7.             Base Building Service Closets
Wash, once per night and keep free of debris at all times.

8.             Furniture and Fixtures
Dust non-fabric surfaces, once per night.  Papers on desk shall not be disturbed.

9.             Window Sills
Dust, one per week.

10.           Chair Rails
Dust, once per week.

11.           Baseboards
Dust, once per week.

12.           Tiled Areas Facing Elevators/Public Corridors
Damp mop, once per week.

13.           Tiled Reception Areas
Damp mop, once per week.

14.           Pictures, Picture Frames
Dust, once per month.

15.           Venetian Blinds
Dust, once every three (3) months.

16.           Ventilation Louvers
Dust exterior only, twice per annum/six-month intervals.

17.           Lighting Fixtures
Dust exterior only, twice per annum/six-month intervals.

18.           High Dusting
Perform, twice per annum/six-month intervals.

19.           Window Cleaning
•              Inside surface of exterior windows to be cleaned quarterly.
•              Exterior surface of exterior windows to be cleaned quarterly (weather permitting).

Lavatories (Base Building - performed at night)
Monday-Friday (Excluding Holidays)

20.           Floors
•              Sweep, once per night.
•              Remove all foreign material (i.e. gum, tar, etc.), once per night.
•              Wet mop with disinfectant, once per night.
•              Machine scrub floors, once per month.

21.           Mirrors, Counter Tops, Bright Work
Clean and polish, once per night.

22.           Faucets, Flushometers, Plumbing
Clean and polish, once per night.

23.           Basins, Bowls, Urinals
Wash and scour, once per night using a non-caustic, strong disinfectant.

24.           Toilet Seats
Wash and scour (both sides), once per night using a non-caustic, strong disinfectant.

25.           Partitions
Disinfect and damp wipe, once per night.
Wash and scour, once per week using a non-caustic, strong disinfectant.

26.           Tile Walls (without urinals)
Wash and scour, once per month using a non-caustic, strong disinfectant.

27.           Tile Walls (with urinals)
Disinfect and damp wipe, once per night.
Wash and scour, once per week using a non-caustic, strong disinfectant.

28.           Soap and Towel Dispensers
Clean and polish, once per night.

29.           Waste Receptacles
Empty, once per night.
Replace liners, once per week (Landlord to furnish liners).

30.           Supplies
Replenish all lavatory supplies, once per night (Landlord to furnish supplies).

EXHIBIT H

HVAC Specifications

The base Building HVAC system is designed to perform in accordance with the following specifications:

	Outdoor	Indoor

Winter	5ºF	70ºF+/-2ºF

Summer	90ºF dry bulb/74ºwet bulb	75ºdry bulb+/-2ºF

The foregoing cooling capacities are based on:

Population:	Not more than 1 person per 100 usable square feet

Lighting and Utility Power:	Actual load of not more than 5 watts per usable square foot (exclusive of Building systems and HVAC)

H-1

EXHIBIT I

Floor Plans of Offer Space

(See attached.)

I-1

I-2

EXHIBIT J

Form of Non-Disturbance Agreement

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made as of the        day of                      2009, by and among BANK OF AMERICA, NATIONAL ASSOCIATION, as successor by merger to LaSalle Bank National Association, as Trustee in trust for J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Trough Certificates, Series 2004-CIBC9 (“Lender”) and ADVENT SOFTWARE, INC., a Delaware corporation, having an office at 600 Townsend Street, San Francisco, California 94103  (“Tenant”).

WITNESSETH:

WHEREAS, Lender is the mortgagee or beneficiary under a mortgage or deed of trust (the “Mortgage”) of even date herewith made by 1114 TrizecHahn-Swig, L.L.C. (now known as 1114 6th Avenue Co. LLC (“Landlord”)) to Lender covering the land (the “Land”) described on Exhibit “A” attached hereto and all improvements (the “Improvements”) now or hereafter located on the land (the Land and the Improvements hereinafter collectively referred to as the “Property”), which Mortgage secures all amounts payable by Landlord to Lender under that certain Loan Agreement of even date herewith between Lender and Landlord (the “Loan Agreement”); and

WHEREAS, by a lease dated as of September         , 2009 (which lease, as the same may have been amended and supplemented, is hereinafter called the “Lease”), Landlord leased to Tenant certain space located in the Improvements (the “Premises”); and

WHEREAS, the parties hereto desire to make the Lease subject and subordinate to the Mortgage and the Loan Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.             The Lease, as the same may hereafter be modified, amended, extended, renewed, increased, spread, consolidated or replaced, and all of Tenant’s right, title and interest in and to the Premises and all rights, remedies and options of Tenant under the Lease, are and shall be unconditionally subject and subordinate to the Mortgage and the lien thereof, to all the terms, conditions and provisions of the Mortgage and the Loan Agreement, to each and every advance made or hereafter made under the Loan Agreement, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the Mortgage and/or the Loan Agreement, so that at all times the Mortgage shall be and remain a lien on the Property prior and superior to the Lease for all purposes; provided, however, and Lender agrees, that so long as (A) no event has occurred and no condition exists, which would entitle Landlord to terminate the Lease or would cause, without further action of Landlord, the termination of the Lease or would entitle Landlord to dispossess Tenant from the Premises, and (B) the Lease shall be in full force and effect, then Tenant’s leasehold estate under the Lease shall not be terminated, Tenant’s possession of the Premises shall not be disturbed by Lender and Lender will accept the attornment of Tenant.

2.             Notwithstanding anything to the contrary contained in the Lease, Tenant hereby agrees that in the event of any act, omission or default by Landlord or Landlord’s agents, employees, contractors, licensees or invitees which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, or to reduce the rent payable thereunder or credit or offset any amounts against future rents payable thereunder, Tenant will not exercise any such right (i) until it has given written notice of such act, omission or default to Lender by delivering notice of such act, omission or default, in accordance with Paragraph 8 hereof, and (ii) until a period of sixty (60) days for remedying such act, omission or default shall have elapsed following the giving of such notice.  Notwithstanding the foregoing, in the case of any default of Landlord which cannot be cured within such sixty (60) day period, if Lender shall within such period proceed promptly to cure the same (including such time as may be necessary to acquire possession of the Premises if possession is necessary to effect such cure) and thereafter shall prosecute the curing of such default with diligence, then the time within which such default may be cured by Lender shall be extended for such period as may be necessary to complete the curing of the same with diligence but not to exceed 120 days following such  notice.  Lender’s cure of Landlord’s default shall not be considered an assumption by Lender of Landlord’s other obligations under the Lease.  Unless Lender otherwise agrees in writing, Landlord shall remain solely liable to perform Landlord’s obligations under the Lease (but only to the extent required by and subject to the limitation included with the Lease), both before and after Lender’s exercise of any right or remedy under this Agreement.  If Lender or any successor or assign becomes obligated to perform as Landlord under the Lease, such person or entity will be released from those obligations when such person or entity assigns, sells or otherwise transfers its interest in the Premises or the Property.

3.             Without limitation of any of the provisions of the Lease, in the event that Lender succeeds to the interest of Landlord or any successor to Landlord, then subject to the provisions of this Agreement including, without limitation, Paragraph 1 above, the Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to and accept Lender  and to recognize Lender as its Landlord under the Lease for the then remaining balance of the term thereof, and upon request of Lender, Tenant shall execute and deliver to Lender an agreement of attornment reasonably satisfactory to Lender.

4.             If Lender or any other subsequent purchaser of the Property succeeds to the interest of Landlord or any successor to Landlord (Lender or such other purchaser being hereinafter referred to as “Purchaser”), in no event shall Purchaser have any liability for any act or omission of any prior landlord under the Lease which occurs prior to the date Purchaser succeeds to the rights of Landlord under the Lease unless such act or omission continues from and after the date Purchaser so succeeds to the interest of the Landlord under the lease, nor any liability for claims, offsets (except as specifically permitted under the Lease) or defenses which Tenant might have had against Landlord unless the act or omission giving rise to such claim, offset or defense continues from and after the date Purchaser so succeeds to the interest of the Landlord under the lease.  In no event shall Purchaser have any personal liability as successor to Landlord and Tenant shall look only to the estate and property of Purchaser in the Land and the Improvements for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Purchaser as Landlord under the Lease, and no other property or assets of Purchaser shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease.

5.             Lender and Tenant agree that upon the conveyance of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, Lender, as holder of the Mortgage, and Purchaser as Landlord under the Lease (the “Transferee”) shall not be (a) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by the Transferee, (b) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee, (c) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Transferee succeeded to Landlord’s interest, (d) bound by any agreement amending, modifying or terminating the Lease made without the Lender’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (d) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease.  Notwithstanding anything to the contrary set forth in this Agreement, Tenant agrees that Lender, as holder of the Mortgage, and Purchaser as Landlord under the Lease if it succeeds to that position, shall in no event have any liability for the performance or completion of any initial work or installations or for any loan or contribution or rent concession towards initial work, which are required to be made by Landlord (A) under the Lease or under any related Lease documents or (B) for any space which may hereafter become part of said Premises, and any such requirement shall be inoperative in the event Purchaser succeeds to the position of Landlord prior to the completion or performance thereof; provided, however, if, after succeeding to Landlord’s interest under the Lease, any Purchaser or successor owner fails or refuses to perform or complete any such initial work or installations which Landlord would have been obligated to perform and complete or fails or refuses to make any loan or contribution towards initial work which are required to be made by Landlord, Tenant shall be entitled to exercise any and all remedies provided to Tenant by the Lease for a failure by Landlord to perform or complete any such initial work or installations or to make such loan or contribution, other than direct recourse against Lender or such Purchaser.  Tenant further agrees with Lender that Tenant will not voluntarily subordinate the Lease to any lien or encumbrance without Lender’s prior written consent.

6.             This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute and be construed as one and the same instrument.

7.             All remedies which Lender may have against Landlord provided herein, if any, are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Lender and Landlord or others.  If any party consists of multiple individuals or entities, each of same shall be jointly and severally liable for the obligations of such party hereunder.

8.             All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Landlord, Tenant or Lender appearing below, or, if sent by telegram, when delivered by or refused upon attempted delivery by the telegraph office.

If to Lender:	Wells Fargo Bank, NA, as Master Servicer
1320 Willow Pass Road, Suite 205
Concord, CA 94517
Facsimile No.: 925-685-1259

with a copy to:	Cadwalader, Wickersham & Taft LLP
100 Maiden Lane
New York, New York 10038
Attention: Fredric L. Altschuler, Esq.
Facsimile No. (212) 504-6666

If to Tenant:	Advent Software, Inc.
600 Townsend Street
San Francisco, California 94103
Attention: Assistant Controller
Facsimile No.:

with a copy to:	Advent Software, Inc.
600 Townsend Street
San Francisco, California 94103
Attention: Facilities Department
Facsimile No.:

Such addresses may be changed by notice given in the same manner.  If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

10.           This Agreement shall be interpreted and construed in accordance with and governed by the laws of the state in which the Property is located.  If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

11.           This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and assigns.  As used herein “Lender” shall include any subsequent holder of the Mortgage.

12.           Tenant acknowledges that Landlord has assigned to Lender its right, title and interest in the Lease and to the rents, issues and profits of the Property and the Property pursuant to the Mortgage, and that Landlord has been granted the license to collect such rents provided no Event of Default has occurred under, and as defined in, the Mortgage.  Tenant agrees to pay all rents and other amounts due under the Lease directly to Lender upon receipt of written demand by Lender, and Landlord hereby consents thereto.  The assignment of the Lease to Lender, or the collection of rents by Lender pursuant to such assignment, shall not obligate Lender to perform Landlord’s obligations under the Lease.

13.           Lender may sell, transfer and deliver the promissory note secured by the Mortgage (“Note”) and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market (“Investors”).  In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Note, the Mortgage, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors.  All references to Lender herein shall refer to and include any such servicer to the extent applicable.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

LENDER:

BANK OF AMERICA, NATIONAL ASSOICIATION, as successor by merger to LaSalle Bank National Association, as Trustee in trust for J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Trough Certificates, Series 2004-CIBC9

By:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Sub-Servicer under the Sub-Servicing Agreement, dated as of June 30, 2004, by and between GMAC Commercial Mortgage Corporation, Master Servicer and Wells Fargo Bank, National Association, Sub-Servicer

By:
Name:
Title:

TENANT:

ADVENT SOFTWARE, INC.

By:
Name:
Title:

ACKNOWLEDGMENTS

STATE OF	)
)
COUNTY OF	)

On                              , 2009, before me,                                                       , personally appeared                                                                   , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Signature

My commission expires:

STATE OF	)
)
COUNTY OF	)

On                              , 2009, before me,                                                           , personally appeared                                                       , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Signature

My commission expires:

EXHIBIT “A” — PROPERTY DESCRIPTION

All that certain lot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of West 42nd Street, distant 208 feet easterly from the northeasterly corner of 42nd Street and Avenue of the Americas (formerly 6th Avenue);

RUNNING THENCE easterly along the northerly side of 42nd Street, 234 feet;

THENCE northerly parallel with Avenue of the Americas, 200 feet 10 inches to the southerly side of 43rd Street;

THENCE westerly along the southerly side of 43rd Street, 442 feet to the easterly side of Avenue of the Americas;

THENCE southerly along the easterly side of Avenue of the Americas, 100 feet 5 inches to the center line of the block;

THENCE easterly parallel with 42nd Street, 208 feet;

THENCE southerly parallel with Avenue of the Americas, 100 feet 5 inches to the northerly side of 42nd Street, at the point or place of BEGINNING.